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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS OF SOUTHEAST TEXAS BANCSHARES, INC.

As filed with the Securities and Exchange Commission on February 10, 2004.

Registration No. 333-112366

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEXAS REGIONAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	74-2294235 (I.R.S. Employer Identification Number)
3900 North 10th Street, 11th Floor McAllen, Texas 78501 (956) 631-5400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Glen E. Roney
Chairman of the Board and Chief Executive Officer
Texas Regional Bancshares, Inc.
3900 North 10th Street, 11th Floor
McAllen, Texas 78501
(956) 631-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William A. Rogers, Jr., Esq. Rogers & Whitley, L.L.P. 2210 San Gabriel Austin, Texas 78705 (512) 334-4601	Donald E. Wood Locke Liddell & Sapp LLP 600 Travis, Suite 3400 Houston, Texas 77002 (713) 226-1459

        Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Reorganization attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2004

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SOUTHEAST TEXAS BANCSHARES, INC. PROXY STATEMENT	TEXAS REGIONAL BANCSHARES, INC. PROSPECTUS

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To all Southeast Texas Bancshares, Inc. shareholders:

        On November 19, 2003, the board of directors of Southeast Texas Bancshares, Inc. (Southeast Texas) unanimously approved the merger of Southeast Texas into Texas Regional Delaware, Inc., a subsidiary of Texas Regional Bancshares, Inc. (Texas Regional). In the merger, Southeast Texas shareholders will receive shares of Texas Regional common stock and cash in exchange for their shares of Southeast Texas common stock, based partly upon elections to be made by the shareholders.

        At the effective time of the merger, each share of Southeast Texas will be converted into the right to receive either:

  •
  shares of Texas Regional Class A voting common stock equal to $100.00 divided by the Texas Regional common stock value, or

  •
  $100.00 in cash.

A shareholder may also elect to receive a combination of cash and Texas Regional common stock. The Texas Regional common stock value used in the calculation will be equal to the lesser of $36.86 or the average of the closing sale prices for a share of Texas Regional Common Stock as reported on The Nasdaq Stock Market's National Market System during the ten consecutive business days beginning eleven business days before the date of receipt of Federal Reserve Board approval of the transaction.

        Accompanying this proxy statement/prospectus is an election and transmittal form by which each Southeast Texas shareholder may elect to receive either cash, shares of Texas Regional stock or a combination of cash and Texas Regional stock in exchange for their Southeast Texas shares. Both the enclosed proxy card and election and transmittal form should be returned to Southeast Texas in the envelope provided. The form of merger consideration actually received by a Southeast Texas shareholder may differ from the form of consideration that the shareholder elects to receive. If holders of less than 40% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 40%, then (if necessary) shareholder elections by shareholders who have elected to receive part or all cash will be prorated and the cash amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible, but not be less than 40% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger. If holders of more than 50% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall be considered to have elected to receive cash, then (if necessary) shareholder elections by shareholders who have elected to receive part or all stock will be prorated and the stock amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible 50% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger. The agreement also provides that if shareholders elect to take cash as consideration for more than 60% of the Southeast Texas shares, Texas Regional may (but shall not be required to) elect to reduce the stock consideration to zero and thereby elect to pay all cash, provided that it provides notice and an announcement to that effect at least ten trading days before the Southeast Texas shareholder meeting.

        To be effective, a shareholder's election and transmittal form (where the Southeast Texas shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Southeast Texas on behalf of Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date. This is the election deadline. You may return the election and transmittal form any time before the election deadline, although we urge you to return your election and transmittal form promptly. To be effective, the election and transmittal form must be accompanied by the certificates representing all Southeast Texas Common Shares as to which such election and transmittal form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Southeast Texas shares for which no effective election and transmittal form is received by the election deadline will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Southeast Texas shareholders.

        If you are a holder of Southeast Texas preferred stock, you are entitled to one vote for every five shares of preferred stock held. It is a requirement of the merger agreement that all preferred shares be converted to common shares of Southeast Texas prior to the merger, so that the only share outstanding at the time of closing are shares of common stock. Your election form includes a notice of conversion effective as of immediately prior to the time of consummation of the merger. If the merger is not consummated, the notice to convert will not be effective and your preferred shares will remain outstanding.

        Texas Regional may proportionately decrease the total consideration if the net worth of Southeast Texas, after adjustments specified in the merger agreement, is less than $107,000,000 at the time of the merger.

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the trading symbol "TRBS." On                             , 2004, Texas Regional common stock closed at $                        per share.

        The board of directors of Southeast Texas recommends that you vote "FOR" the approval of the merger agreement. The merger requires approval by the holders of at least two-thirds of the outstanding shares of Southeast Texas common stock entitled to vote at the special meeting. In connection with the merger agreement, Southeast Texas shareholders owning approximately 48% of outstanding Southeast Texas common stock entered into agreements and irrevocable proxies under which they granted an irrevocable proxy to Walter Umphrey and William G. McNinch to vote all of their shares of Southeast Texas common stock in favor of the merger agreement and the merger.

        Please carefully review all of the accompanying materials, including particularly the risks outlined under "Risk Factors" beginning on page 24 and the section entitled "The Merger—Interests of Southeast Texas Directors and Officers in the Merger" beginning on page 41, which describes interests of some directors and executive officers of Southeast Texas that are in addition to or differ from those of shareholders of Southeast Texas generally.

        Your vote is important regardless of the number of shares you own or whether or not you plan to attend the special meeting. If you hold shares that are not bound by an agreement and irrevocable proxy, please complete, sign, date and return the accompanying proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

/s/ Walter Umphrey Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense. The securities that Texas Regional is offering through this proxy statement/prospectus are not deposits or other obligations of any bank subsidiary of Texas Regional and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This proxy statement/prospectus is dated                        , 2004, and was first mailed or otherwise delivered to Southeast Texas shareholders on or about                        , 2004.

SOUTHEAST TEXAS BANCSHARES, INC.
3535 CALDER
BEAUMONT, TEXAS 77706

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 11, 2004

To all shareholders of Southeast Texas Bancshares, Inc.:

        Notice is hereby given that a special meeting of shareholders of Southeast Texas Bancshares, Inc. will be held on March 11, 2004, at 10:00 a.m. Beaumont, Texas time, at the Jefferson Theatre, 345 Fannin Street, Beaumont, Texas, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 19, 2003, by and between Texas Regional Bancshares, Inc. and Southeast Texas Bancshares, Inc., which provides for the merger of Southeast Texas with and into Texas Regional Delaware, Inc., a subsidiary of Texas Regional, and the approval of the transactions therein described, and to transact such other business as may properly come before the special meeting or any adjournment of the meeting.

        These items of business are described in the accompanying proxy statement/prospectus. A copy of the Agreement and Plan of Reorganization, also referred to in the accompanying proxy statement/prospectus as the merger agreement, is included as Appendix A to the accompanying proxy statement/prospectus.

        The Southeast Texas board of directors has fixed the close of business on February 9, 2004, as the record date of the special meeting, and only Southeast Texas shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the Southeast Texas shares outstanding and entitled to vote thereon on the record date vote in favor of the merger agreement. As of the record date, shares of Southeast Texas common stock representing approximately 48% of Southeast Texas' shares entitled to vote on the merger were bound by irrevocable proxies in the form included as Appendix B. Under these proxies, each Southeast Texas shareholder who has executed this proxy has granted to Walter Umphrey and William G. McNinch an irrevocable proxy to vote all the shares subject to this proxy in favor of the merger agreement and the merger.

        All Southeast Texas shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please submit your proxy well in advance of the special meeting. You may submit your proxy by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum for the special meeting. Any proxy may be revoked in writing at any time before it is voted. A holder whose shares are subject to an agreement and irrevocable proxy may not revoke the proxy.

                      By Order of the Board of Directors
                      of Southeast Texas Bancshares, Inc.

                      /s/ Walter Umphrey, Chairman of the Board

Beaumont, Texas
February 11, 2004

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or voting instruction in the enclosed self-addressed stamped envelope.

ADDITIONAL INFORMATION

        Texas Regional has filed with the Securities and Exchange Commission, referred to as the SEC or as the Commission, a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the Texas Regional common stock proposed to be issued and exchanged in the merger described in this proxy statement/prospectus. This proxy statement/prospectus was filed as part of such registration statement.

        This proxy statement/prospectus does not contain all of the information set forth in the registration statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission's web site, www.sec.gov, or which may be inspected at the Public Reference Branch of the Commission referred to below.

        Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information which Texas Regional files with the Commission can be read and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Texas Regional and other issuers that file electronically with the Commission. The Commission's home page on the Internet is www.sec.gov. Texas Regional also provides information through its home page on the Internet at www.trbsinc.com.

        This proxy statement/prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request. Any request should be directed to Janie S. Moran, Controller, Texas Regional Bancshares, Inc., 3900 North 10th Street, 11th Floor, McAllen, Texas 78501 (Telephone: (956) 632-7735). To obtain timely delivery of requested information, Southeast Texas security holders must request this information no later than five business days before the date you must make your investment decision. Based on the date of the special meeting of shareholders, the date by which you must request this information is                         .

        All information contained herein concerning Texas Regional and its subsidiaries, including Texas Regional Delaware, Inc. and Texas State Bank, has been furnished by Texas Regional. All information contained herein concerning Southeast Texas and its subsidiaries, including Texas Community Bancshares of Delaware, Inc., referred to as Texas Community Delaware, and Community Bank & Trust has been furnished by Southeast Texas. See "Where You Can Find Additional Information" that begins on page 94 for further information.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Texas Regional
Southeast Texas
The Merger
Agreement and Irrevocable Proxy
Stock Appreciation Rights Payment and Release Agreement
Recent Developments
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
SELECTED FINANCIAL DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SOUTHEAST TEXAS SPECIAL MEETING
General
Date, Time, and Place of the Special Meeting
Purpose of the Special Meeting
Record Date; Shares Entitled to Vote; Quorum
Vote of Southeast Texas Shareholders Required for Adoption of the Merger Agreement
Voting Instructions; Proxies and Election and Transmittal Forms
Preferred Shareholders
Solicitation of Proxies; Expenses
THE MERGER
General
Background of the Merger
Southeast Texas' Reasons for the Merger
Recommendation of the Southeast Texas Board of Directors
Texas Regional's Reasons for the Merger
Opinion of Southeast Texas' Financial Advisor
Interests of Southeast Texas Directors and Officers in the Merger
Completion and Effectiveness of Merger
Structure of the Merger and Conversion of Southeast Texas Common Stock

i

Exchange of Southeast Texas Stock Certificates for Texas Regional Stock Certificates
Determination of Amount of Cash and Number of Shares
Material United States Federal Income Tax Consequences of the Merger
Accounting Treatment of the Merger
Regulatory Approvals
Restrictions on Resales of Texas Regional Common Stock
Listing of Texas Regional Common Stock to be Issued in the Merger
Dissenters' Rights of Appraisal
The Merger Agreement
Management After the Merger
INFORMATION ABOUT SOUTHEAST TEXAS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUTHEAST TEXAS
DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK
BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
Ownership of Southeast Texas Capital Stock
Ownership of Texas Regional Capital Stock
COMPARISON OF RIGHTS OF HOLDERS OF SOUTHEAST TEXAS COMMON STOCK AND TEXAS REGIONAL COMMON STOCK
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS REGIONAL COMMON STOCK AND SOUTHEAST TEXAS COMMON STOCK
EXPERTS
LEGAL MATTERS
INDEMNIFICATION
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS OF SOUTHEAST TEXAS BANCSHARES, INC.

Appendices

  Appendix A    Agreement and Plan of Reorganization
  Appendix B    Form of Agreement and Irrevocable Proxy
  Appendix C    Form of Stock Appreciation Rights Payment and Release Agreement
  Appendix D    Texas Business Corporation Act, Articles 5.11, 5.12 and 5.13
  Appendix E    Opinion of Alex Sheshunoff & Co. Investment Banking L.P.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What is the proposed transaction?

A:
Southeast Texas will merge into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. As a result, Southeast Texas will cease to exist and Southeast Texas' shareholders will exchange their Southeast Texas common stock for shares of Texas Regional common stock or cash or a combination of cash and shares of Texas Regional common stock.

Q:    What will Southeast Texas shareholders receive in the merger?

A:
At the effective time of the merger, each outstanding Southeast Texas common share will be converted into the right to receive, based in part on the election of the holder, either:

•
shares of Texas Regional Class A voting common stock equal to $100.00 divided by the Texas Regional common stock value, or

•
$100.00 in cash.

  The Texas Regional common stock value used in the calculation will be equal to the lesser of $36.86 or the average of the closing sale prices for a share of Texas Regional Common Stock as reported on The Nasdaq Stock Market's National Market System during the ten consecutive business days beginning eleven business days before the date of receipt of Federal Reserve Board approval of the transaction.

  Accompanying this proxy statement/prospectus is an election and transmittal form by which each Southeast Texas shareholder may elect to receive either cash, shares of Texas Regional stock or a combination of cash and Texas Regional stock in exchange for their Southeast Texas shares. The form of merger consideration actually received by a Southeast Texas shareholder may differ from the form of consideration that the shareholder elects to receive.

    If holders of less than 40% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 40%, then (if necessary) shareholder elections by shareholders who have elected to receive part or all cash will be prorated and the cash amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible, but not less than, 40% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger.

    If holders of more than 50% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall be considered to have elected to receive cash, then (if necessary) shareholder elections by shareholders who have elected to receive part or all stock will be prorated and the stock amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible 50% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger.

  The agreement also provides that if shareholders elect to take cash as consideration for more than 60% of the Southeast Texas shares, Texas Regional may (but shall not be required to) elect to reduce the stock consideration to zero and thereby elect to pay all cash, provided that it gives notice of the decision to do so and makes a public announcement to that effect at least ten trading days before the Southeast Texas shareholder meeting.

Q:
What happens if the elections fall outside the permitted range of 40% to 50% Texas Regional common stock?

A:
The following chart illustrates how the relative mix of cash and Texas Regional common stock consideration can vary if the elections by all shareholders falls outside of the permitted range of 40% to 50% Texas Regional common stock, based on a shareholder's elections as to his or her holdings of shares of Southeast Texas common stock:

Election Made By Individual Shareholder	Elections Made By All Shareholders	Change to Individual Shareholder Election	Adjusted Allocation to that Shareholder
50% cash and 50% stock	50% cash and 50% stock*	None	50% cash and 50% stock
50% cash and 50% stock	70% cash and 30% stock**	reduce cash increase stock	42.86% cash and 57.14% stock
50% cash and 50% stock	40% cash and 60% stock***	increase cash reduce stock	58.33% cash and 41.67% stock
100% cash	30% stock and 70% cash**	increase stock reduce cash	85.71% cash and 14.29% stock
100% stock	30% stock and 70% cash**	None	100% stock

  *
  Within agreed range for no adjustment.

  **
  Limitation impacted: minimum 40% stock.

  ***
  Limitation impacted: maximum 50% stock.

  The foregoing are intended to be illustrative examples only. The actual elections made by each individual shareholder and by all shareholders will determine the actual adjustments in the mix of consideration to be distributed, if any.

Q:
What happens if the Texas Regional common stock value during the determination period is more or less than $36.86 per share?

A:
The merger agreement provides that if the Texas Regional common stock value is less than $36.86 per share during the determination period, the exchange ratio and therefore the amount of Texas Regional common stock to be received as consideration may vary. If the Texas Regional common stock value during the determination period is equal to or more than $36.86 per share, the exchange ratio will be based on $36.86 per share.

  The following chart illustrates how the exchange ratio and consideration per share can vary based on different stock prices:

Texas Regional Average Price Per Share	Exchange Ratio	Stock Value	Cash Value
$33.00	3.030303	$100.00	$100.00
$35.00	2.857143	$100.00	$100.00
$36.86	2.712968	$100.00	$100.00
$40.00	2.712968	$108.52	$100.00

  Note that the stock value and the cash value remain the same provided that the average price during the determination period is equal to or less than $36.86. Under circumstances where the average price during the determination period is equal to or less than $36.86, the number of shares of Texas Regional common stock that would be issued for each share of Southeast Texas common stock increases as compared to the number of shares that would be issued if the average price was $36.86. The exchange ratio is not adjusted if the average price during the determination period is greater than $36.86, with the result that the value of stock received (based on value during the determination period) would be greater than $100.00 per share. Cash per share of Southeast Texas common stock remains the same at $100.00 per share without regard to the stock exchange ratio.

  If the price per share of Texas Regional common stock during the determination period or during the ten trading days prior to closing is less than $28.00 per share, either Texas Regional or Southeast Texas can elect to terminate the merger agreement without liability.

Q:    How many shares will Texas Regional issue and how much cash will be paid in the merger?

A:
The Texas Regional common stock value for purposes of computing the exchange ratio can be no less than $28.00 per share, since that is the minimum that the value could be without Southeast Texas or Texas Regional having an election to terminate the merger agreement, and can be no more than $36.86 per share. Based on Southeast Texas' 2,264,692 shares of common stock outstanding, which assumes conversion of all of the Southeast Texas preferred shares to common stock:

    at $36.86 per share or more the exchange ratio would be 2.712968 Texas Regional common shares for each Southeast Texas share. At that exchange ratio, a minimum of 2,457,614 Texas Regional common shares (assuming 40% elect to receive stock) and a maximum of 3,072,018 shares (assuming 50% elect to receive stock) would be issued to Southeast Texas shareholders; and

    at $28.00 per share the exchange ratio would be 3.571429 Texas Regional common shares for each Southeast Texas share. At that exchange ratio, a minimum of 3,235,274 Texas Regional common shares (assuming 40% elect to receive stock) and a maximum of 4,044,092 shares (assuming 50% elect to receive stock) would be issued to Southeast Texas shareholders.

  The minimum amount of cash that Texas Regional will pay to Southeast Texas shareholders in connection with the merger is approximately $113,230,000 plus cash paid for fractional shares and cash paid to shareholders electing dissenters' rights of appraisal. This assumes that 50% of the shares are exchanged for cash. Unless an all-cash election is made under circumstances described below, the maximum amount of cash that Texas Regional will pay to Southeast Texas shareholders in connection with the merger is approximately $135,880,000 (which assumes that 60% of the shares are exchanged for cash), plus cash paid for fractional shares and cash paid to shareholders electing dissenters' rights of appraisal. However, if shareholders elect to take cash as consideration for more than 60% of the Southeast Texas shares, Texas Regional may (but shall not be required to) elect to reduce the stock consideration to zero and elect to pay all cash upon giving of certain notices as described in the merger agreement.

Q:    What do I need to do now?

A:
After you have read and considered the information in this document, please indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. Also, please complete the election and transmittal form to indicate the type and mix of consideration you would prefer to receive. Please be aware that the actual mix of consideration may vary depending on elections made by the remainder of the Southeast Texas shareholders, as described above.

  If you hold shares of Southeast Texas common stock that are not bound by the Agreement and Irrevocable Proxy, you should complete, sign and return the enclosed proxy card and election and transmittal form in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

  If you hold shares of Southeast Texas common stock that are bound by the Agreement and Irrevocable Proxy, your vote shall be counted as a vote in favor of the merger agreement and the merger with no further action required on your part, but you should still return an election and transmittal form in the enclosed prepaid return envelope. You may not change your vote because the proxy you granted under the Agreement and Irrevocable Proxy is irrevocable.

Q:
Can I change my vote or voting instruction after I have mailed in my signed proxy card or voting instruction? Can I change my election of the form of consideration I would like to receive?

A:
If you have submitted a proxy and are not bound by the Agreement and Irrevocable Proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 32. If you have submitted a voting instruction, you can change your voting instruction at any time no later than 2:00 p.m., Beaumont, Texas time on the day before the special meeting by following the instructions beginning on page 32.

  To be effective, a shareholder's election and transmittal form (where the Southeast Texas shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Southeast Texas on behalf of Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date. This is the election deadline. You may return the election and transmittal form any time before the election deadline, although we urge you to return your election and transmittal form promptly. To be effective, the election and transmittal form must be accompanied by the certificates representing all Southeast Texas Common Shares as to which such election and transmittal form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Southeast Texas shares for which no effective election and transmittal form is received by the election deadline will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Southeast Texas shareholders in the discretion of Texas Regional.

  Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. In addition, all election and transmittal forms shall automatically be revoked if the merger is abandoned. Texas State Bank, acting as the Exchange Agent, may, with the mutual agreement of Texas Regional and Southeast Texas, make such rules as are consistent with this Agreement for the implementation of the elections.

Q:    Am I entitled to appraisal rights?

A:
Yes, unless you have executed an Agreement and Irrevocable Proxy. Under Texas law Southeast Texas shareholders are entitled to appraisal rights, but in order to exercise those rights they must carefully follow the procedure set forth in the law. To review your appraisal rights and the required procedures in greater detail, see "The Merger-Dissenters' Rights of Appraisal" beginning on page 48.

Q:    Should I send in my stock certificates now?

A:
Accompanying this proxy statement/prospectus is an election and transmittal form. Please forward the properly completed election and transmittal form and transmittal along with your stock certificates to the address indicated. If the merger is not completed for any reason, your Southeast Texas stock certificate will be returned to you.

  As soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to former Southeast Texas shareholders who have properly submitted transmittal materials and Southeast Texas share certificates either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

Q:    When do you expect the merger to be completed?

A:
We expect the merger to be completed during the first quarter of 2004. We are working to complete the merger as quickly as possible. To do so, the shareholders of Southeast Texas must approve the merger agreement and the merger, and the transactions must be approved by the applicable regulatory authorities and the prescribed waiting period must have expired.

Q:    Whom should I call if I have questions about the meeting or the merger?

A:
If you have any questions, you should contact William G. McNinch of Southeast Texas, telephone number (713) 835-1592.

Q:    Whom should I call if I have questions about Texas Regional?

A:
If you have any questions, you should contact Janie S. Moran, Controller of Texas Regional, telephone number (956) 632-7735.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. For a more detailed description of the legal terms of the merger, you should carefully read this entire document, including the Appendices to this document. In addition, we incorporate by reference important business and financial information into this proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find Additional Information." Where necessary, we have included page references to direct you to a more detailed description of the topics in this summary.

Texas Regional

        Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is also located at 3900 North 10th Street, McAllen, Texas 78501.

        Texas Regional presently has 50,000,000 shares of Class A voting common stock authorized, and a total of 29,635,659 shares are issued and outstanding. Texas Regional has no other shares of common stock authorized, issued or outstanding; therefore, the shares of Class A voting common stock shall be referred to herein as common stock. Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of Southeast Texas common stock as described in the Agreement are authorized but unissued shares of Texas Regional common stock.

        Texas Regional common stock is registered with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Texas Regional makes certain periodic reports to the Commission, as required by this act, and files financial and other information about Texas Regional with the Commission. Shares of Texas Regional common stock are traded on The Nasdaq Stock Market's National Market System under the symbol "TRBS."

        At September 30, 2003, Texas Regional and its subsidiaries had consolidated total assets of $4.2 billion, loans (net of allowance for loan losses) outstanding of $2.4 billion, total deposits of $3.4 billion and total shareholders' equity of $409.7 million. Texas Regional's primary activity is the commercial banking business of its wholly-owned subsidiary, Texas State Bank, in McAllen, Harlingen, Brownsville and other areas of the Rio Grande Valley, and in the greater Houston metropolitan area. At the present time, the only active non-banking subsidiaries of Texas Regional are (i) TSB Securities, Inc., a licensed securities broker-dealer, which provides securities transaction services, (ii) TSB Properties, Inc., which holds certain real properties and other, generally foreclosed, assets and (iii) Hydrox Holdings, Inc., an inactive subsidiary formed to own and operate certain real estate properties from an acquired institution. Texas Regional has elected to be a financial holding company under applicable Federal Reserve Board regulations. As a result, Texas Regional may in the future establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of financial holding companies which cannot be provided by banks. As a part of this transaction, Texas Regional will acquire subsidiaries that are presently a part of Southeast Texas which are engaged in the title insurance agency business and the general lines insurance agency business.

        If the merger is completed as planned, the former Community Bank & Trust locations will be Texas State Bank's first locations in the southeast Texas and east Texas market areas served by Community Bank & Trust.

Southeast Texas

        Southeast Texas is a bank holding company headquartered in Beaumont, Texas, formed in 1983. Southeast Texas was originally created to be the holding company for Kirbyville State Bank of Kirbyville, Texas, a Texas state bank chartered in 1935 and regulated by the Texas Department of Banking. Following a merger and a name change, Kirbyville State Bank became Community Bank of Texas. In 1998, Community Bank of Texas converted to a state savings bank under the Texas Savings Bank Act under the name Community Bank & Trust, SSB. Community Bank & Trust is regulated by the Texas Savings and Loan Department and its principal federal regulator is the Federal Deposit Insurance Corporation (FDIC).

        Southeast Texas derives substantially all of its income from the operation of its wholly-owned bank subsidiary, Community Bank & Trust, and its title insurance and general lines insurance agency subsidiaries. As of September 30, 2003, Southeast Texas had consolidated total assets of $1.1 billion, loans (net of allowance for loan losses) of $685.5 million, total deposits of $976.9 million and total stockholders' equity of $108.6 million.

        Community Bank & Trust operates through 28 branch facilities located in the Beaumont, Texas metropolitan area and in various communities located throughout southeast Texas. During 2003, Community Bank & Trust acquired Secured Trust Bank of Tyler, as a result of which the bank has entered the Tyler, Texas banking market. The Bank offers both wholesale and retail banking services. The majority of Community Bank & Trust's activity is derived from providing retail and commercial banking products and personal trust services to individuals and businesses located in proximity to branch locations.

The Merger

        The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

  Reasons for the Merger (see page 37)

        Texas Regional.    The acquisition of Southeast Texas will give Texas Regional a presence in the Beaumont metropolitan area and in East Texas. Texas Regional's board of directors considered various factors, including the following factors, in helping to make its determination to vote in favor of the merger agreement and the merger:

  •
  Strategic expansion opportunity which adds new markets to Texas Regional's dominant market position in the Rio Grande Valley. Represents a natural progression from the Houston market area which has been the source of strong growth for Texas Regional since the acquisition of Riverway Bank in Houston in 2002. Provides a strong base for future growth opportunities in Beaumont, which has convenient access to Houston.

  •
  Positions Texas State Bank to compete as a Texas based bank responsive to the growing middle market commercial companies in the greater Beaumont economy.

  •
  Attractive core deposit franchise.

  •
  Financially attractive and accretive to earnings during initial year.

        Southeast Texas.    The Southeast Texas board of directors has concluded that Southeast Texas' competitive position and value of its stock is best enhanced through the merger with Texas Regional. Southeast Texas' board believes that Southeast Texas shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

  Recommendation of the Southeast Texas Board of Directors (see page 37)

        The Southeast Texas board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related agreement and plan of reorganization.

  Opinion of Financial Advisor (see page 38)

        In deciding to approve the merger, the Southeast Texas board considered an opinion from its financial advisor as to the fairness to you of the consideration to be received in the merger. Alex Sheshunoff & Co. Investment Banking L.P., Southeast Texas' financial advisor, delivered its opinion dated November 14, 2003 to Southeast Texas' board of directors that as of that date, in its opinion the merger consideration to be received by the Southeast Texas shareholders pursuant to the merger is fair, from a financial point of view. The full text of this opinion is attached as Appendix E to this proxy statement/prospectus. Southeast Texas urges you to read the opinion of Alex Sheshunoff & Co. Investment Banking L.P. in its entirety.

  Structure of the Merger (see page 42)

        Southeast Texas will be merged with and into Texas Regional Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Texas Regional, with Texas Regional Delaware as the surviving corporation. The directors and officers of Texas Regional Delaware before the merger will continue to serve as the directors and officers of Texas Regional Delaware after the merger. After the merger is completed, Texas Regional intends to merge Texas Community Delaware with and into Texas Regional Delaware and Community Bank & Trust with and into Texas State Bank. As a result, the banking offices of Community Bank & Trust will become branch banking offices of Texas State Bank. Texas Regional expects that most of the personnel of Southeast Texas will become employees of Texas State Bank following the closing of the merger.

        Upon consummation of the mergers, the existing title insurance agency and general lines insurance agency subsidiaries of Southeast Texas will be retained and will become subsidiaries of Texas Regional Delaware.

  Interests of Officers and Directors in the Merger (see page 41)

        The directors and executive officers of Southeast Texas have interests in the merger that may be different from your interests, which includes their right to receive cash payments as a result of the redemption of their stock appreciation rights in connection with the merger and employment agreements proposed to be either renewed or entered into with Texas Regional.

  Material U.S. Federal Income Tax Consequences of the Merger (see page 45)

        The merger has been structured to qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Southeast Texas common stock for Texas Regional common stock in the merger, except in connection with any cash that you may receive in lieu of a fractional share of Texas Regional common stock or cash received in connection with your exercise of dissenters' appraisal rights. You will be required to recognize for Federal and state income tax purposes income or short- or long-term gain or loss with respect to Southeast Texas shares exchanged for cash.

        Texas Regional has obtained an opinion from KPMG LLP, its tax advisor, that the merger will qualify as a reorganization for federal income tax purposes.

        The federal income tax consequences described above may not apply to all holders of Southeast Texas common stock. Your tax consequences will depend upon your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

  Restrictions on Your Ability to Sell Texas Regional Common Stock (see page 47)

        All the shares of Texas Regional common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of Southeast Texas under the Securities Act of 1933. After completion of the merger, shares of Texas Regional common stock held by former Southeast Texas affiliates may only be sold pursuant to a registration statement or exemption from applicable registration requirements.

  Conversion of Preferred Shares (see page 34)

        If you are a holder of Southeast Texas preferred stock, you are entitled to one vote for every five shares of preferred stock held. It is a requirement of the merger agreement that all preferred shares be converted to common shares of Southeast Texas prior to the merger, so that the only share outstanding at the time of closing are shares of common stock. Your election form includes a notice of conversion effective as of immediately prior to the time of consummation of the merger. If the merger is not consummated, the notice to convert will not be effective and your preferred shares will remain outstanding.

  You have Dissenters' Appraisal Rights (see page 48)

        As a shareholder of Southeast Texas, unless you have executed an Agreement and Irrevocable Proxy, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of Southeast Texas common stock when the merger is completed. However, you will only receive this cash payment if you dissent from the merger by exactly following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger—Dissenters' Rights of Appraisal" beginning on page 48. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement/prospectus as Appendix D. Texas Regional and Southeast Texas urge you to read Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act in their entirety. If you hold shares that are bound by an Agreement and Irrevocable Proxy, you will not have dissenters' appraisal rights.

        It is a condition to Texas Regional's obligations to complete the merger that holders of not more than five percent of the issued and outstanding shares of Southeast Texas common stock have exercised dissenters' rights.

  Conditions to Completion of the Merger (see page 54)

        The merger will only be completed if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

  •
  the merger agreement and the related transactions are approved by the Southeast Texas shareholders; and

  •
  no litigation, injunction or order preventing the completion of the merger is pending or in effect.

        Texas Regional will consummate the merger only if the following additional conditions are satisfied or waived:

  •
  Southeast Texas' representations and warranties in the merger agreement are true and correct;

  •
  Southeast Texas' data processing arrangements and automated teller machine service contracts are terminated or scheduled for termination as required by the merger agreement;

  •
  all of Southeast Texas' stock appreciation rights agreements are terminated at or before the time of consummation of the merger;

  •
  no material adverse change in the financial condition, results of operations, business or properties of Southeast Texas has occurred since the date of the merger agreement;

  •
  the net worth of Southeast Texas as of the time of closing is not less than $107,000,000, after accounting for specified adjustments as described in the merger agreement;

  •
  Southeast Texas' counsel has delivered an opinion as required by the merger agreement;

  •
  the fairness opinion delivered by First Southwest Company, Texas Regional's financial advisor, prior to the date of the merger agreement as to the fairness of the merger to Texas Regional and its shareholders has not been withdrawn or materially modified; and

  •
  holders of not more than five percent of the issued and outstanding shares of Southeast Texas common stock have exercised dissenters' rights.

        Southeast Texas will consummate the merger only if the following additional conditions are satisfied or waived:

  •
  Texas Regional's representations and warranties in the merger agreement are true and correct;

  •
  Texas Regional's counsel has delivered an opinion as required by the merger agreement; and

  •
  Alex Sheshunoff & Co. Investment Banking L.P., Southeast Texas' financial advisor, has not withdrawn its opinion as to the fairness of the merger to the shareholders of Southeast Texas from a financial point of view.

  Regulatory Approvals Texas Regional Must Obtain for the Merger (see page 47)

        The completion of the merger requires the approval of all applicable regulatory authorities. On December 23, 2003, Texas Regional filed its application for approval of the holding company merger with the Federal Reserve Board and filed its application for approval of the bank merger with the Texas Department of Banking.

        By letter dated January 15, 2004, the Texas Department of Banking approved the application of Texas State Bank to merge Community Bank & Trust into Texas State Bank. By letters dated January 28, 2004, the Federal Reserve Board (acting through the Federal Reserve Bank of Dallas, under delegated authority) approved the application of Texas Regional and Texas Regional Delaware to acquire through merger Southeast Texas Bancshares, Inc. and its subsidiaries, and to merge Community Bank & Trust into Texas State Bank. The Federal Reserve Bank of Dallas has also confirmed for Texas Regional that the trust preferred securities transaction, proceeds of which will be used to fund a portion of the cash consideration for the merger, would qualify as Tier 1 capital for purposes of the Federal Reserve Board capital guidelines, subject to the defined 25% limitation.

  Termination of the Merger Agreement (see page 56)

        The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Southeast Texas shareholders:

  •
  by mutual consent of the boards of directors of Southeast Texas and Texas Regional;

  •
  by either the board of directors of Southeast Texas or the board of directors of Texas Regional, upon occurrence of any of the following:

  •
  the merger is not completed by April 30, 2004, unless the reason that it has not been completed is the failure to receive regulatory approval and either party elects to extend such outside closing date to June 30, 2004;

  •
  the merger is not completed by June 30, 2004 if the outside closing date has been extended to that date; or

  •
  the merger agreement fails to receive the requisite vote for adoption by the shareholders of Southeast Texas at the Southeast Texas special meeting;

  •
  by the board of directors of Southeast Texas upon payment of a termination fee in the amount of $500,000, if the Southeast Texas Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction;

  •
  by the board of directors of Texas Regional, if the Texas Regional Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction;

  •
  by the board of directors of either party if the average closing sales price of the Texas Regional common stock as reported on The Nasdaq Stock Market's National Market System, during either the determination period or the ten consecutive trading days ending one business day prior to the closing, shall have been less than $28.00 per share;

  •
  by Texas Regional if, during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention which could or would have a material adverse effect on the condition of Southeast Texas or any of its subsidiaries; or

  •
  by Southeast Texas if, during the course of its continuing due diligence review prior to the closing date, Southeast Texas in good faith determines that additional facts, events or circumstances that come to its attention which could or would have a material adverse effect on the condition of Texas Regional. If Southeast Texas elects to terminate the Agreement for this reason, Southeast Texas would have to pay a $500,000 termination fee to Texas Regional.

Agreement and Irrevocable Proxy

        Southeast Texas shareholders owning approximately 48% of the total outstanding shares of Southeast Texas common stock executed irrevocable proxies in connection with the execution of the merger agreement. These shareholders, who are generally directors, executive officers, 5% or greater shareholders, or their respective affiliates, have agreed to vote their Southeast Texas shares in favor of the transaction at the special shareholder meeting. The form of irrevocable proxy is included in this proxy statement/prospectus as Appendix B.

Stock Appreciation Rights Payment and Release Agreement

        Each of the Southeast Texas and Community Bank & Trust officers and directors who was a participant in the Southeast Texas Bancshares, Inc. Stock Appreciation Rights Plan effective as of the date of the merger agreement entered into a stock appreciation rights payment and release agreement (see Appendix C) as of that date. These agreements provide, simultaneously with the consummation of the merger, for the termination of the stock appreciation rights plan and the payment by Southeast Texas for all outstanding stock appreciation rights at an aggregate cash redemption value of $8,546,000 for all outstanding Southeast Texas stock appreciation rights.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
TEXAS REGIONAL BANCSHARES, INC.

        The following unaudited pro forma combined financial information and explanatory notes are presented to show the impact on Texas Regional's historical financial position and results of operations pursuant to the proposed merger. The proposed merger is reflected in the pro forma financial information using the purchase method of accounting.

        The Unaudited Pro Forma Combined Balance Sheet reflects the historical financial position of Texas Regional and Southeast Texas at September 30, 2003 with pro forma adjustments based on the assumption that the merger was effective September 30, 2003. The Unaudited Pro Forma Combined Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that we believe are reasonable.

        The following unaudited pro forma combined financial statements were prepared assuming that the "Texas Regional Common Stock Value" as defined in the merger agreement is $36.86 per share and that 55% of the merger consideration consists of cash and 45% of the merger consideration consists of Texas Regional common stock. Based on the average closing sales price for a share of Texas Regional Common Stock for the ten consecutive business days prior to December 31, 2003, no additional shares of Texas Regional would be required to be issued in accordance with the merger agreement. Additional shares of Texas Regional Common Stock will be required to be issued at date of closing if the average closing sales price for a share of Texas Regional Common Stock during the ten consecutive business days before the date of Federal Reserve Board approval falls below $36.86.

        The unaudited pro forma combined financial statements do not reflect any adjustment in the consideration for failure of Southeast Texas to meet the net worth requirement of $107,000,000, after accounting for the costs and expenses of the transaction. Southeast Texas management believes that Southeast Texas' earnings through the date of closing will be adequate to meet the net worth requirement so that no adjustment for this contingency will be required.

        The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Texas Regional incorporated by reference into this document and the consolidated financial statements and accompanying notes of Southeast Texas included in this document. Interim results of Texas Regional and Southeast Texas as of and for the nine months ended September 30, 2003 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated.

        The unaudited pro forma combined financial information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

        Texas Regional has entered into a letter of intent with a nationally known investment banking firm to purchase or arrange for the purchase of up to $50,000,000 in trust preferred securities issued by a subsidiary Connecticut business trust to be formed by Texas Regional. The preferred securities would be backed by a debenture issued by Texas Regional. The funding of the sale of the trust preferred securities is expected to occur prior to the end of February 2004. The pro forma combined financial information included herein is also based on the assumption that Texas Regional will issue a $50,000,000 subordinated debenture to a trust which will in turn issue common stock to Texas Regional and trust preferred securities to third party purchasers. Texas Regional will fund the remaining portion of the cash required through short-term borrowings and cash available to the company.

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 2003

	Texas Regional	Southeast Texas	Pro Forma Adjustments		Pro Forma Balance
	(Dollars in Thousands)
Assets
Cash and Due From Banks	$131,102	$114,058	$124,558	(D)	$223,432
			(124,558	)(F)
			(13,182	)(K)
			(8,546	)(J)
Interest-bearing Deposits in Financial Institutions	55,531	99	—		55,630
Federal Funds Sold	79,000	69,790	—		148,790

Total Cash and Cash Equivalents	265,633	183,947	(21,728)		427,852
Time Deposits	200	—	—		200
Securities Available for Sale	1,288,743	113,040	50,029	(A)	1,451,812
Securities Held to Maturity	414	47,711	(47,711	)(A)	414
Loans Held for Sale	25,326	—	—		25,326
Loans Held for Investment, Net of Unearned Discount	2,417,245	696,112	—		3,113,357
Less: Allowance for Loan Losses	(29,924)	(10,634)	—		(40,558)

Net Loans Held for Investment	2,387,321	685,478	—		3,072,799
Premises and Equipment	106,639	16,501	—		123,140
Accrued Interest Receivable	26,723	3,728	—		30,451
Other Real Estate	8,763	4,587	—		13,350
Goodwill	29,856	28,680	139,498	(F)	169,165

			(28,869	)(I)
Core Deposit Intangible	14,939	635	16,523	(C)	31,462
			(635	)(C)
Trust Intangible	—	855	—		855
Customer Expiration Intangible	—	259	—		259
Noncompete Agreement	490	246	—		736
DP Contract Intangible	666	—	—		666
Other Assets	29,912	23,435	(4,053	)(G)	49,294

Total Assets	$4,185,625	$1,109,102	$103,054		$5,397,781

Liabilities
Deposits
Noninterest-bearing	$534,887	$258,566	$—		$793,453
Interest-bearing	2,863,603	718,353	—		3,581,956

Total Deposits	3,398,490	976,919	—		4,375,409
Other Borrowed Money	353,650	14,437	124,558	(D)	479,520
			(13,125)	(K)
Accounts Payable and Accrued Liabilities	23,744	9,099	(4,053)	(G)	31,200
			(57)	(K)
			5,783	(C)
			(2,379)	(J)
			(1,748)	(J)
			811	(B)

Total Liabilities	$3,775,884	$1,000,455	$109,790		$4,886,129

Shareholders' Equity
Preferred Stock	$—	$6,249	$(6,249	)(E)	$—
Common Stock	29,449	21,402	2,765	(F)	32,214
			6,249	(E)
			(27,651	)(F)
Paid-in Capital	277,549	30,463	99,146	(F)	376,695
			(30,463	)(F)
Treasury Stock	—	(27)	27	(F)	—
Retained Earnings	91,386	49,459	(49,459	)(F)	91,386
Accumulated Other Comprehensive Income	11,357	1,101	(1,101	)(H)	11,357

Total Shareholders' Equity	409,741	108,647	(6,736)		511,652

Total Liabilities and Shareholders' Equity	$4,185,625	$1,109,102	$103,054		$5,397,781

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
COMBINED BALANCE SHEET

        The accompanying unaudited pro forma combined balance sheet was derived from the historical financial records of Texas Regional and Southeast Texas and should be read in conjunction with their historical financial statements.

        The following is a summary of the pro forma adjustments:

  (A)
  Reclassify Southeast Texas' held to maturity securities to available for sale at fair value.

  (B)
  Record estimated deferred federal income tax liability using a 35% tax rate for the $2,318,000 net fair value increase in securities.

  (C)
  Write-off existing core deposit intangible on Southeast Texas' books and record estimated core deposit intangible and related deferred federal income tax liability at 35%.

  (D)
  Record $124,558,000 increase in other borrowed money for payment to Southeast Texas shareholders for 55% of their outstanding stock. Assumes $74,558,000 will be funded by short-term Federal Home Loan Bank advances, and that these advances will be repaid shortly after closing. Also assumes that the remaining $50,000,000 will be funded by the issuance of a subordinated debenture to a trust which will in turn issue common stock to Texas Regional and trust preferred securities to third party purchasers.

  (E)
  Record conversion of preferred stock to common stock on Southeast Texas' books prior to closing.

  (F)
  Record the $124,558,000 cash payment to Southeast Texas shareholders for 55% of their outstanding stock, the issuance of 2,764,816 shares of TRB stock valued at $101,911,000 to Southeast Texas shareholders for the remaining 45% of their outstanding stock (based on $36.86 per share), elimination of all Southeast Texas equity accounts and the recording of goodwill.

  (G)
  Offset Southeast Texas' deferred tax asset against Texas Regional's deferred tax liability.

  (H)
  Eliminate the accumulated other comprehensive income on securities available for sale on Southeast Texas' books.

  (I)
  Write-off goodwill on Southeast Texas' books.

  (J)
  Record payment and cancellation of stock appreciation rights (SARs) in accordance with merger agreement. The payment to cancel the SARs is estimated at $8,546,000. As of September 30, 2003, $1,748,000 had been accrued. Includes additional tax benefit of $2,379,000 to record the related tax benefit.

  (K)
  Record payment of other borrowed money and related accrued interest payable by Southeast Texas prior to closing.

        The above unaudited pro forma combined balance sheet assumes the merger consideration will consist of 55% cash and 45% Texas Regional stock. The actual allocation of the consideration between cash and stock is subject to election by the Southeast Texas shareholders with a minimum of 40% and a maximum of 50% Texas Regional stock. The effect on the above pro forma combined balance sheet based on the minimum and maximum stock consideration is a decrease or increase to equity by $11,323,000 and a corresponding change to other borrowed money.

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

	Texas Regional	Southeast Texas	Pro Forma Adjustments		Pro Forma Balance
	(Amounts in Thousands, Except Per Share Data)
Interest Income
Loans, Including Fees	$122,498	$31,530	$—		$154,028
Investment Securities	32,437	4,897	(753	)(A)	36,581
Interest-Bearing and Due from Time	156	279	—		435
Federal Funds Sold	149	428	—		577

Total Interest Income	155,240	37,134	(753)		191,621

Interest Expense
Deposits	41,408	7,434	—		48,842
Other Borrowed Money	5,388	348	2,760	(B)	8,233
			(263	)(C)

Total Interest Expense	46,796	7,782	2,497		57,075

Net Interest Income Before Provision for Loan Losses	108,444	29,352	(3,250)		134,546
Provision for Loan Losses	9,971	3,700	—		13,671

Net Interest Income After Provision for Loan Losses	98,473	25,652	(3,250)		120,875

Noninterest Income
Service Charges on Deposit Accounts	17,985	10,974	—		28,959
Other Service Fees	4,817	1,617	—		6,434
Trust Service Fees	2,129	883	—		3,012
Net Realized Gains on Sale of Securities Available for Sale	9,653	155	—		9,808
Data Processing Service Fees	5,412	—	—		5,412
Title Insurance Agency Fees	—	2,425	—		2,425
Loan Servicing Loss, Net	(3,202)	—	—		(3,202)
Other Noninterest Income	2,498	1,375	—		3,873

Total Noninterest Income	39,292	17,429	—		56,721

Noninterest Expense
Salaries and Employee Benefits	35,174	16,077	(450	)(D)	50,801
Net Occupancy and Equipment Expense	13,063	5,194	—		18,257
Other Real Estate Expense, Net	435	612	—		1,047
Amortization of Goodwill	—	410	(410	)(E)	—
Amortization of Core Deposit Premium	2,353	20	1,735	(F)	4,088
			(20	)(E)
Amortization of Trust Intangible	—	17	—		17
Amortization of Noncompete Agreement	82	4	—		86
Amortization of Data Processing Contract Intangible	97	—	—		97
Other Noninterest Expense	16,899	7,577	(1,350	)(G)	23,126

Total Noninterest Expense	68,103	29,911	(495)		97,519

Income Before Income Tax Expense	69,662	13,170	(2,755)		80,077
Income Tax Expense	23,297	3,993	(357	)(H)	26,933

Net Income	$46,365	$9,177	$(2,398)		$53,144

Basic earnings per share:
Net income per share	$1.58	—			$1.66
Average shares outstanding (in thousands)	29,342	—	2,765		32,107
Diluted earnings per share:
Net income per share	$1.56	—			$1.64
Average shares outstanding (in thousands)	29,670	—	2,765		32,435

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

        The accompanying unaudited pro forma combined statement of income was derived from the historical financial records of Texas Regional and Southeast Texas and should be read in conjunction with their historical financial statements.

        The following is a summary of the pro forma adjustments:

  (A)
  Assumed proceeds from sale of securities are used to fund the payment of the stock appreciation rights and the notes payable to an unaffiliated bank reflected on Southeast Texas' books. Decreased interest income based on Southeast Texas' average yield on securities for the nine months ended September 30, 2003.

  (B)
  Record interest expense for nine months ended September 30, 2003 estimated to be 7.36% on $50,000,000 increase in subordinated debentures to fund payment to Southeast Texas shareholders for 55% of their outstanding stock.

  (C)
  Reverse interest expense on the note payable to an unaffiliated bank reflected on Southeast Texas' books for the nine months ended September 30, 2003.

  (D)
  Reverse compensation expense related to the stock appreciation rights reflected on Southeast Texas' books for the nine months ended September 30, 2003.

  (E)
  Reverse amortization of existing intangibles on Southeast Texas' books which will be written off at date of acquisition.

  (F)
  Record nine months of amortization on the estimated $16,523,000 core deposit premium to be added at date of acquisition. Amortization is based on an estimated deposit runoff of 14% during the second year. Amortization for the first five years is estimated as follows: 15% first year, 14% second year, 11% third year, 9% fourth year and 8% fifth year.

  (G)
  Reverse the anticipated operational cost savings of the combined company over the nine-month period based on the elimination of Southeast Texas' data processing expense.

  (H)
  Record the income tax benefit on the proforma adjustments using Texas Regional's federal income tax rate. Note that the amortization on the core deposit premium is not deductible for federal income tax purposes.

        The above unaudited pro forma combined statement of income assumes the merger consideration will consist of 55% cash and 45% Texas Regional stock. The merger agreement provides that the actual allocation of the consideration between cash and stock will be based on elections made by the Southeast Texas shareholders, with a minimum of 40% and a maximum of 50% Texas Regional stock. The effect on the above pro forma combined statement of income based on the minimum and maximum stock consideration is a decrease or increase to pro forma net income of $406,000. If the allocation is different than presented here, there would be no significant effect on basic or diluted earnings per share.

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002

	Texas Regional	Southeast Texas	Pro Forma Adjustments		Pro Forma Balance
	(Amounts in Thousands, Except Per Share Data)
Interest Income
Loans, Including Fees	$156,573	$42,750	$—		$199,323
Investment Securities	44,909	7,817	(1,278	)(A)	51,448
Interest-Bearing and Due from Time	49	314	—		363
Federal Funds Sold	174	267	—		441

Total Interest Income	201,705	51,148	(1,278)		251,575

Interest Expense
Deposits	64,673	11,478	—		76,151
Other Borrowed Money	7,313	633	3,680	(B)	11,134
			(492	)(C)

Total Interest Expense	71,986	12,111	3,188		87,285

Net Interest Income Before Provision for Loan Losses	129,719	39,037	(4,466)		164,290
Provision for Loan Losses	12,331	5,360	—		17,691

Net Interest Income After Provision for Loan Losses	117,388	33,677	(4,466)		146,599

Noninterest Income
Service Charges on Deposit Accounts	20,430	13,810	—		34,240
Other Service Fees	5,210	1,822	—		7,032
Trust Service Fees	2,730	881	—		3,611
Net Realized Gains on Sale of Securities Available for Sale	4,785	352	—		5,137
Data Processing Service Fees	6,404	—	—		6,404
Title Insurance Agency Fees	—	2,406	—		2,406
Loan Servicing Loss, Net	(1,673)	—	—		(1,673)
Other Noninterest Income	2,117	1,494	—		3,611

Total Noninterest Income	40,003	20,765	—		60,768

Noninterest Expense
Salaries and Employee Benefits	37,993	19,611	(587	)(D)	57,017
Net Occupancy and Equipment Expense	14,087	7,187	—		21,274
Other Real Estate Expense, Net	491	92	—		583
Amortization of Goodwill	—	521	(521	)(E)	—
Amortization of Core Deposit Premium	3,218	—	2,478	(F)	5,696
Amortization of Noncompete Agreement	128	—	—		128
Amortization of Data Processing Contract Intangible	86	—	—		86
Other Noninterest Expense	20,156	10,245	(1,800	)(G)	28,601

Total Noninterest Expense	76,159	37,656	(430)		113,385

Income Before Income Tax Expense	81,232	16,786	(4,036)		93,982
Income Tax Expense	27,385	5,099	(545	)(H)	31,939

Net Income	$53,847	$11,687	$(3,491)		$62,043

Basic earnings per share:
Net income per share	$1.88	—	—		$1.98
Average shares outstanding (in thousands)	28,613	—	2,765		31,378
Diluted earnings per share:
Net income per share	$1.86	—	—		$1.96
Average shares outstanding (in thousands)	28,882	—	2,765		31,647

TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002

        The accompanying unaudited pro forma combined statement of income was derived from the historical financial records of Texas Regional and Southeast Texas and should be read in conjunction with their historical financial statements.

        The following is a summary of the pro forma adjustments:

  (A)
  Assumed proceeds from sale of securities are used to fund the payment of the stock appreciation rights and the notes payable to an unaffiliated bank reflected on Southeast Texas' books. Decreased interest income based on Southeast Texas' average yield on securities for the year ended December 31, 2002.

  (B)
  Record interest expense for twelve months estimated to be 7.36% on $50,000,000 increase in subordinated debentures to fund payment to Southeast Texas shareholders for 55% of their outstanding stock.

  (C)
  Reverse interest expense on the note payable to an unaffiliated bank reflected on Southeast Texas' books for the year ended December 31, 2002.

  (D)
  Reverse compensation expense related to the stock appreciation rights reflected on Southeast Texas' books for the year ended December 31, 2002.

  (E)
  Reverse amortization of existing intangibles on Southeast Texas' books which will be written off at acquisition.

  (F)
  Record a full year's amortization of the $16,523,000 core deposit premium. Amortization is based on an estimated deposit runoff of 15% during the first year. Amortization for the first five years is estimated as follows: 15% first year, 14% second year, 11% third year, 9% fourth year and 8% fifth year.

  (G)
  Reverse the anticipated operational cost savings of the combined company over the twelve-month period based on the elimination of Southeast Texas' data processing expense.

  (H)
  Record the income tax benefit on the proforma adjustments using Texas Regional's federal income tax rate. Note that the amortization on the core deposit premium is not deductible for federal income tax purposes.

        The above unaudited pro forma combined statement of income assumes the merger consideration will consist of 55% cash and 45% Texas Regional stock. The merger agreement provides that the actual allocation of the consideration between cash and stock will be based on elections made by the Southeast Texas shareholders, with a minimum of 40% and a maximum of 50% Texas Regional stock. The effect on the above pro forma combined statement of income based on the minimum and maximum stock consideration is a decrease or increase to net income of $542,000. If the allocation is different than presented here, there would be no significant effect on basic or diluted earnings per share.

SELECTED FINANCIAL DATA

        The following table, except for the lines designated as pro forma, summarizes certain consolidated historical financial data of Texas Regional, and certain consolidated historical financial data of Southeast Texas. The table also summarizes, where indicated, certain unaudited pro forma financial data for Texas Regional, giving effect to the acquisition of Southeast Texas assuming that the merger had been effective at the dates indicated, in the case of balance sheet data, and on January 1 of the earliest period for which pro forma income statement information is presented, in the case of income statement information and that 55% of the merger consideration consists of cash and 45% of the merger consideration consists of Texas Regional common stock.

        The selected historical consolidated financial data of Southeast Texas as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is derived from the audited consolidated financial statement of Southeast Texas included in this proxy statement/prospectus. The selected historical consolidated financial data of Southeast Texas as of December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 is derived from Southeast Texas' audited consolidated financial statements and related notes not included in this proxy statement/prospectus. The selected consolidated financial data of Southeast Texas as of and for the nine months ended September 30, 2003 and 2002, is derived from the unaudited consolidated financial statements of Southeast Texas included in this proxy statement/prospectus.

        The selected historical consolidated financial data of Texas Regional as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 (i) is derived from the audited consolidated financial statement of Texas Regional, and (ii) has been adjusted to reflect stock splits and stock dividends effected during the periods. The consolidated financial statements of Texas Regional as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, are incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Texas Regional as of and for the nine months ended September 30, 2003 and 2002, which has been adjusted to reflect stock splits and stock dividends affected during the periods, is derived from the unaudited consolidated financial statements of Texas Regional incorporated by reference in this proxy statement/prospectus.

        The unaudited pro forma combined income statement information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of the time periods presented, nor is it necessarily indicative of the results of future operations.

        This information should be read in conjunction with the historical consolidated financial statements, the pro forma combined financial statements and the related notes included elsewhere in, or incorporated by reference in, this proxy statement/prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Amounts in Thousands, Except Per Share Data)
TOTAL ASSETS
Texas Regional	$4,185,625	$3,603,850	$3,835,187	$2,590,812	$2,426,097	$2,120,690	$1,762,332
Southeast Texas	1,109,102	943,520	945,133	914,450	845,783	736,693	716,230
TOTAL DEPOSITS
Texas Regional	3,398,490	2,980,776	3,132,191	2,235,877	2,109,748	1,885,346	1,562,942
Southeast Texas	976,919	821,697	824,061	805,257	745,156	621,941	637,945
LONG-TERM DEBT
Texas Regional	40,000	55,000	40,000	—	—	—	—
Southeast Texas	11,375	13,125	12,688	14,438	13,250	8,300	7,919
TOTAL SHAREHOLDERS' EQUITY
Texas Regional	409,741	360,118	377,455	265,259	227,704	188,188	177,274
Southeast Texas	108,647	93,350	94,693	83,204	76,025	65,030	63,278
NET INTEREST INCOME
Texas Regional	108,444	95,369	129,719	99,526	95,024	81,620	67,265
Southeast Texas	29,352	29,810	39,037	38,635	36,781	31,842	29,313
NET INCOME
Texas Regional	46,365	39,929	53,847	39,422	35,302	30,850	22,474
Southeast Texas	9,177	9,556	11,687	9,038	8,312	6,480	4,986
ADJUSTED NET INCOME(1)
Texas Regional	46,365	39,929	53,847	41,621	37,501	32,414	23,803
Southeast Texas	9,470	9,968	12,026	11,227	10,776	8,357	6,905
NET INCOME PER COMMON SHARE(2)
Texas Regional
Historical(3)	1.56	1.39	1.86	1.47	1.33	1.16	0.85
Pro Forma	1.64		1.96
Southeast Texas
Historical	4.26	4.53	5.74	4.45	4.17	3.34	2.66
Equivalent Pro Forma(4)	4.45		5.32
ADJUSTED NET INCOME PER COMMON SHARE(1)(2)
Texas Regional
Historical(3)	1.56	1.39	1.86	1.55	1.41	1.22	0.90
Pro Forma	1.64		1.96
Southeast Texas
Historical	4.40	4.72	5.91	5.53	5.41	4.31	3.69
Equivalent Pro Forma(4)	4.45		5.32
CASH DIVIDENDS PER COMMON SHARE
Texas Regional
Historical(3)	0.360	0.297	0.406	0.364	0.323	0.284	0.259
Pro Forma	0.329		0.371
Southeast Texas
Historical	0.750	0.750	1.000	1.000	1.000	1.000	—
Equivalent Pro Forma(4)	0.893		1.007

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Amounts in Thousands, Except Per Share Data)
SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE
Texas Regional
Historical(3)	13.91	12.44	12.95	9.90	8.58	7.14	6.78
Pro Forma	15.88		15.03
Southeast Texas
Historical	47.85	45.45	45.91	40.12	36.36	32.01	31.05
Equivalent Pro Forma(4)	43.08		40.78
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING(5)
Texas Regional
Historical(3)	29,670	28,796	28,882	26,818	26,641	26,541	26,550
Pro Forma	32,435		31,647
Southeast Texas
Historical	2,154	2,110	2,036	2,031	1,993	1,939	1,872
NUMBER OF COMMON SHARES OUTSTANDING AT END OF PERIOD
Texas Regional
Historical(3)	29,449	28,958	29,135	26,788	26,547	26,360	26,143
Pro Forma	32,214		31,900
Southeast Texas
Historical	2,140	1,909	1,986	1,909	1,909	1,825	1,825

(1)
Represents previously reported net income and net income per common share, adjusted for the exclusion of goodwill amortization, net of tax. Beginning in 2002, new accounting standards eliminated the amortization of goodwill.

(2)
Net income per common share represents diluted earnings per share. The computation for diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding, assuming the issuance of all dilutive potential common stock equivalents outstanding during the reporting period.

(3)
Amounts are adjusted to reflect stock dividends and stock splits on Texas Regional common stock declared and distributed during the periods presented.

(4)
Southeast Texas' Equivalent Pro Forma per share amounts are computed by multiplying Texas Regional's Pro Forma amounts by the assumed exchange ratio of 2.712968. Any adjustment to the exchange ratio would result in a change in the Southeast Texas Equivalent Pro Forma per share amounts.

(5)
Represents weighted average shares outstanding used to calculate diluted earnings per share.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Texas Regional common stock is quoted on The Nasdaq Stock Market's National Market System under the symbol "TRBS." Southeast Texas common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which Southeast Texas' management has little information regarding price. The last sale of Southeast Texas' common stock of which Southeast Texas' management is aware occurred September 5, 2003, when 90 shares were sold for $55.57 per share.

        The following table sets forth the historical price of Texas Regional common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement/prospectus.

	Texas Regional Common Stock Closing Price on Nasdaq National Market System
September 12, 2003		$32.84
, 2004	$

RISK FACTORS

        Each Southeast Texas shareholder voting in favor of the merger is likely choosing to invest in Texas Regional common stock, since it is probable that part of the consideration received by the shareholder in the merger will consist of Texas Regional common stock. An investment in Texas Regional common stock involves a number of risks. In addition to other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote on the merger proposal.

Risk Factors Relating to the Merger

If Southeast Texas fails to meet the minimum net worth set forth in the merger agreement, Texas Regional may terminate the merger agreement or reduce the consideration paid to Southeast Texas' shareholders.

        The merger agreement provides that at the time of the merger the net worth of Southeast Texas may not be less than $107,000,000, after accounting for the costs and expenses incurred by Southeast Texas and its subsidiaries contemplated by the Merger Agreement or incurred in anticipation of the consummation of the transactions. If Southeast Texas fails to meet this minimum net worth requirement, Texas Regional, in its sole discretion, may terminate the merger agreement or may reduce the cash consideration and the stock consideration on a pro rata basis. Upon failure of this condition, if the merger agreement is not terminated, the consideration will be reduced based on the same multiple that the purchase price bears to the required net worth. In addition, the reduction will be divided between the cash and stock in the same proportion that each bears to the entire purchase price. As of September 30, 2003, Southeast Texas' net worth was $105,600,000, after accounting for the estimated costs and expenses of the merger transaction, but prior to accounting for earnings between September 30, 2003 and the date of closing.

The combination of Texas Regional common stock and cash you request in your election and transmittal form may not be the same as the proportion of each type of consideration that you actually receive.

        Southeast Texas shareholders are being sent an election and transmittal form with this proxy statement/prospectus on which they can request a certain percentage of cash and a certain percentage of Texas Regional common stock in exchange for their Southeast Texas shares. If Southeast Texas shareholders elect to receive Texas Regional common stock in the aggregate amount of between 40% and 50% of the total consideration, then the shareholders electing to receive cash shall receive cash, those requesting stock will receive shares of Texas Regional common stock and those requesting a combination of cash and stock will receive the combination requested. Shareholders who fail to submit an election and transmittal form will be allocated cash or stock as necessary to cause the consideration to fall within the permitted parameter of 40% to 50% Texas Regional common stock. Those who validly exercise dissenters' rights will be treated as having elected to receive cash.

        If Southeast Texas shareholders elect to receive less than 40% Texas Regional common stock, shareholders electing to receive Texas Regional common stock will receive stock, and a number of shares held by shareholders who failed to make a timely election shall receive stock so that the aggregate amount of stock will equal, as nearly as possible, but not be less than, 40% of the total consideration. If the aggregate is still less than 40% stock, shareholder elections by shareholders who have elected to receive part or all cash will be prorated and the cash amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible but not be less than 40% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger. If holders of more than 50% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall be considered to have elected to receive cash, then (if necessary)

shareholder elections by shareholders who have elected to receive part or all stock will be prorated and the stock amount reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible 50% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger.

        The agreement also provides that if shareholders elect to take cash as consideration for more than 60% of the Southeast Texas shares, Texas Regional may (but shall not be required to) elect to reduce the stock consideration to zero and thereby elect to pay all cash, provided that it provides notice and an announcement to that effect at least ten trading days before the Southeast Texas shareholder meeting.

You will not know the precise value of the Texas Regional common stock you will receive in the merger when you vote on the merger.

        The merger agreement provides that the common stock value for purposes of determining the number of Texas Regional shares to be exchanged for Southeast Texas shares will be the lesser of $36.86 per share or the average closing price during the ten business days beginning eleven business days prior to receipt of Federal Reserve Board approval of the transaction. Pro forma information included in this proxy statement/prospectus has been prepared based on the assumption that the common stock value will be $36.86 per share. The value of the consideration to be received by Southeast Texas shareholders at the time of the merger will depend upon the market price of Texas Regional common stock at that time. Because the market price of Texas Regional common stock varies, the consideration received may be lower on the date of closing than the market price of Texas Regional common stock on the day the merger was announced or during the determination period. If the average price of Texas Regional common stock during the determination period or during the ten consecutive trading days ending one business day prior to closing is less than $28.00 per share, either Texas Regional or Southeast Texas may terminate the merger agreement without penalty.

        The determination period for purposes of determining the number of shares of Texas Regional common stock into which each share of Southeast Texas common stock will be converted will end prior to the closing date of the transaction. The price per share of Texas Regional common stock could fluctuate between the end of the determination period and the closing date so that the value of the Texas Regional shares received at closing for each Southeast Texas common share may be more or less than $100.00 per Southeast Texas share.

        On September 12, 2003, the last trading day before the announcement of the merger, the closing price of Texas Regional common stock was $32.84. On                        , 2004, the last trading day prior to the mailing of this proxy statement/prospectus, the closing price of Texas Regional common stock was $                        .

The Federal Reserve Board may alter the ability of bank holding companies to include trust preferred securities in Tier 1 capital.

        Texas Regional intends to finance a substantial portion of the cash component of the merger consideration by the issuance of a $50,000,000 debenture to a Connecticut business trust to be formed by Texas Regional. This trust will issue a like amount of trust preferred securities to third party purchasers. Currently the Federal Reserve Board allows bank holding companies to include trust preferred securities in Tier 1 capital up to a maximum of 25% of Tier 1 capital. All of the $50,000,000 in proceeds from Texas Regional's anticipated issuance of trust preferred securities are expected to qualify as Tier 1 capital for Texas Regional.

        Federal Reserve Board regulations, including the regulation permitting trust preferred securities to be included in Tier 1 capital, are subject to change, and the Federal Reserve Board could reduce or eliminate a bank holding company's ability to include trust preferred securities in the Tier 1 capital calculation. If trust preferred securities are excluded from the Tier 1 capital calculation, either altogether or to a greater extent than they are currently, and if that exclusion is retroactive or otherwise applies to Texas Regional's issuance of trust preferred securities, then it would have the effect of reducing Texas Regional's Tier 1 capital ratio, perhaps below the 10% threshold required for Texas Regional to be considered well capitalized. If Texas Regional is no longer considered well capitalized under the Federal Reserve Board's standards, or if Texas Regional's capital is materially reduced to a level near the threshold for being considered well capitalized, Texas Regional may be limited in its ability to grow and to take actions that would further reduce its capital, such as share redemptions or dividend increases. If the law or applicable regulations are hereafter changed or if the trust preferred securities are otherwise excluded from Tier 1 capital, the terms of the trust preferred issue and related debenture will permit Texas Regional to redeem the securities at par.

Approval of the transaction is likely because of the Agreement and Irrevocable Proxy.

        Shareholders of Southeast Texas owning an aggregate of 1,088,250 shares, or 48% of the outstanding Southeast Texas common stock, have granted Walter Umphrey and William G. McNinch an irrevocable proxy to vote their shares in favor of the merger agreement. As a result, the vote of additional shareholders holding only approximately 19% of the outstanding common shares (or common shares and preferred shares, with the preferred shares being entitled to one vote for every five preferred shares held) is necessary for approval of the merger.

Resales of Texas Regional common stock following the merger may cause the market price to fall.

        As of September 30, 2003, Texas Regional had 29,614,088 shares of common stock outstanding and 632,805 shares were issuable upon exercise of employee stock options. Up to 4,044,092 shares of Texas Regional common stock may be issued in the merger with Southeast Texas at the high end of the exchange ratio assuming the highest percentage of stock to cash consideration and a $28.00 per share Texas Regional common stock value, and 2,457,614 shares at the low end of the ratio using the lowest percentage of stock to cash consideration and a $36.86 per share Texas Regional common stock value. The issuance of these new shares of Texas Regional common stock, and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of stock options, will increase the total number of shares of Texas Regional common stock outstanding after the merger. This increase will be substantial relative to the average trading volume of Texas Regional shares on The Nasdaq Stock Market's National Market System. Sales of a significant number of Texas Regional shares following the merger could depress the market price of Texas Regional common stock.

You will have less influence as a shareholder of Texas Regional than as a shareholder of Southeast Texas.

        The shareholders of Southeast Texas currently have the right to control Southeast Texas through their ability to elect the board of directors of Southeast Texas and vote on other matters affecting Southeast Texas. The merger will transfer control of Southeast Texas to Texas Regional. After completion of the merger, Southeast Texas shareholders will likely own less than 10% of Texas Regional's outstanding common stock. Consequently, the Southeast Texas shareholders will exercise much less influence over the management and policies of Texas Regional than they currently exercise over the management and policies of Southeast Texas.

Texas Regional may have difficulty adapting its business model to the market areas served by Southeast Texas and may have difficulty combining the operations of Southeast Texas with its own operations.

        As a result of the acquisition of Southeast Texas, Texas Regional will begin to operate in the southeast Texas and east Texas market areas, which are outside of its traditional market in the Rio

Grande Valley and which are different market areas than the Houston metropolitan area in which Texas Regional has operated since its acquisition of Riverway Bank in 2002. There can be no certainty that Texas Regional's business model can be successfully adapted and applied in the markets served by Southeast Texas.

        Also, Texas Regional may not be able to integrate successfully Southeast Texas' operations and to realize the strategic objectives and operating efficiencies it anticipates in connection with its acquisition of Southeast Texas. In addition, as a result of the proposed acquisition, Texas Regional may lose key Southeast Texas personnel.

Community Bank & Trust's policies will no longer govern its operations and will be replaced by Texas State Bank's policies.

        In general, the policies and procedures for all banking locations, including the banking locations formerly operated as Community Bank & Trust, will be Texas State Bank's policies and procedures. Specifically, following consummation of the merger,

  •
  all lending at Community Bank & Trust branches will be conducted pursuant to Texas State Bank's policies and procedures, including lending limits and senior officer and loan committee approval requirements;

  •
  investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies;

  •
  trust operations and procedures will be managed pursuant to the policies of Texas State Bank; and

  •
  following conversion, data processing will be performed by Texas State Bank's data processing center.

Risk Factors Relating to Texas Regional

Texas Regional's profitability is directly linked to its banking activities.

        Because Texas Regional's non-banking activities represent a very small portion of its business, its profitability will be directly attributable to the success of its subsidiary, Texas State Bank. Texas Regional's banking activities compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

        Texas Regional relies on the profitability of Texas State Bank and dividends received from Texas State Bank for payment of its operating expenses and satisfaction of its obligations. As is the case with other similarly situated financial institutions, the profitability of Texas State Bank, and therefore of Texas Regional, will be subject to the fluctuating cost and availability of money, changes in the prime lending rate, changes in economic conditions in general and, because of the location of most of its branch facilities, changes in economic conditions in the Rio Grande Valley in particular. In addition, Texas State Bank is subject to capital adequacy guidelines promulgated from time to time by applicable regulatory authorities.

The success of Texas Regional relies heavily on specific geographic areas.

        Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates principally in the Rio Grande Valley and Houston metropolitan areas. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations and other adverse changes in the economic climate in Mexico, may have a significant adverse impact on operations of Texas Regional. The impact of Rio Grande Valley-specific changes has been reduced following Texas Regional's acquisition of Riverway Bank in Houston in 2002 and its opening of additional branches in the Houston metropolitan area. Texas Regional's acquisition of Southeast Texas represents a further diversification of the business of Texas State Bank into Beaumont and other east Texas market areas. Texas Regional believes this acquisition, if completed, will act to moderate the influence of any adverse changes in its principal market of the Rio Grande Valley although Texas Regional cannot assure that entering Beaumont and other east Texas markets will have a favorable impact on its operations.

Competition with other financial institutions could adversely affect Texas Regional's profitability.

        The banking industry in Texas is highly competitive. Texas State Bank and Community Bank & Trust compete as financial intermediaries with other commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, consumer and commercial finance companies, insurance companies and money market mutual funds operating in Texas and elsewhere. Many of these competitors have substantially greater resources and lending limits than Texas State Bank has or will have following the merger, and in some cases these competitors offer services that Texas State Bank does not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to Texas State Bank.

Texas Regional operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

        Texas Regional and Texas State Bank are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, including rules and regulations promulgated by the Federal Reserve Board and the Texas Department of Banking. These laws and regulations are designed primarily to protect the Bank Insurance Fund of the Federal Deposit Insurance Corporation (commonly known as the FDIC), depositors and borrowers, and to further certain social policies and, consequently, may impose limitations on Texas Regional that may not be in the best interests of Texas Regional and its shareholders.

        Texas State Bank is subject to the supervision of the Texas Department of Banking. Since Texas State Bank is a Federal Reserve member bank, the bank is also subject to the supervision of its "primary federal regulator," the Federal Reserve Board. As a state savings bank, Community Bank & Trust has been subject to the supervision of the Texas Savings and Loan Department, and its primary federal regulator is the FDIC. If the transaction is consummated, the effect will be that Community Bank & Trust's business as merged into Texas State Bank will be subject to the supervision of the Texas Department of Banking instead of the Texas Savings and Loan Department, and the Federal Reserve Board instead of the FDIC.

        As a unitary savings and loan holding company, Southeast Texas is not subject to significant limitations on its activities, unlike Texas Regional whose activities in general are limited to those which are financial in nature.

Texas Regional relies heavily on its chief executive officer.

        Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of Texas Regional in 1985. Although Mr. Roney is a substantial shareholder of Texas Regional and is the beneficiary of a deferred compensation arrangement with Texas Regional, Texas Regional does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

If Texas Regional's allowance for loan losses is not sufficient to cover actual loan losses, its earnings could decrease.

        If Texas Regional's loan customers fail to repay their loans according to the terms of their loans or the collateral securing the payment of customers' loans is insufficient to assure repayment, Texas Regional may experience significant credit losses which could have a material adverse effect on its operating results. Texas Regional makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans.

        In determining the size of its allowance for loan losses, Texas Regional relies on its experience and its evaluation of economic conditions. If Texas Regional's assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. In addition, federal and state regulators periodically review Texas Regional's allowance for loan losses and may require Texas Regional to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different from those of Texas Regional's management. Material loan losses, or material additions to Texas Regional's allowance, could materially decrease its net income.

Fluctuations in interest rates could reduce Texas Regional's profitability.

        Texas Regional realizes income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Texas Regional expects that it will periodically experience "gaps" in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Texas Regional's position, this "gap" will work against Texas Regional, and its earnings may be negatively affected.

        Texas Regional may be unable to predict fluctuations of market interest rates, which are affected by the following factors:

  •
  inflation;

  •
  deflation;

  •
  recession;

  •
  increased unemployment;

  •
  tightening money supply; and

  •
  international disorder and instability in domestic and foreign financial markets.

        Texas Regional's asset-liability management strategy, which is designed to control its risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on its results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause the results of Texas Regional and Southeast Texas, and their respective consolidated subsidiaries, to differ materially from those expressed or implied by such forward-looking statements.

        All statements other than statements of historical fact are forward-looking statements, including: statements of benefits expected to be derived from the merger; statements of the impacts of the merger on earnings and other financial results; any statements of the plans, business strategies and objectives of management for future operations; proposed synergies or savings to be derived from the merger; any statements concerning proposed new products, services or developments; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to numerous assumptions and uncertainties, many of which are outside of Texas Regional's and Southeast Texas' control and involve risks and uncertainties that could cause actual results to differ materially from the results contained in the forward-looking statements.

        The risks, uncertainties and assumptions referred to above include those risks described in the section "Risk Factors" beginning on page 24, and other risks, assumptions and uncertainties that are described from time to time in Texas Regional's filings with the Commission, including but not limited to, Texas Regional's annual report on Form 10-K for the fiscal year ended December 31, 2002 and other subsequently filed reports.

        Moreover, the potential acquisition by Texas Regional of Southeast Texas presents additional risks, uncertainties and assumptions, including the possibility that the merger may not be consummated; the challenge of integrating Southeast Texas and its business; the possibility that the combined businesses may fail to achieve desired synergies and that, after the acquisition, Texas Regional as a whole may fail to achieve revenue and profit expectations. Neither Texas Regional nor Southeast Texas intends to update these forward-looking statements.

        Texas Regional and Southeast Texas operate in an unpredictable and competitive environment. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, you should not place undue reliance on the forward-looking statements as a prediction of future results.

SOUTHEAST TEXAS SPECIAL MEETING

General

        Southeast Texas is sending you this proxy statement/prospectus to provide you with information concerning the Agreement and Plan of Reorganization, dated as of November 19, 2003 by and among Texas Regional and Southeast Texas. This Agreement and Plan of Reorganization, or merger agreement, provides for the merger of Southeast Texas with and into Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional. Southeast Texas' board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

Date, Time, and Place of the Special Meeting

        The special meeting of shareholders of Southeast Texas is scheduled to be held as follows:

March 11, 2004
10:00 a.m., Beaumont, Texas time
At the Jefferson Theatre
345 Fannin Street, Beaumont, Texas

Purpose of the Special Meeting

        At the special meeting, the shareholders of Southeast Texas entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment.

        The Southeast Texas board of directors has unanimously approved the merger and the merger agreement and recommends that holders of Southeast Texas common stock vote for the merger agreement and the merger.

Record Date; Shares Entitled to Vote; Quorum

        Southeast Texas has fixed the close of business on February 9, 2004, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 2,139,707 shares of Southeast Texas common stock issued and outstanding, each of which entitles its holder to one vote for each common share held. As of the date hereof, the Southeast Texas common shares were held of record by 323 holders.

        In addition, as of the record date, Southeast Texas has 124,985 shares of Southeast Texas Series D 6% preferred stock outstanding which is expected to be converted into the same number of shares of Southeast Texas common stock immediately prior to closing of the merger. The holders of Southeast Texas preferred shares are also receiving this proxy statement/prospectus and notice of the special meeting and will be entitled to vote on the merger at the meeting in the same manner as the common shareholders of Southeast Texas on the basis of one vote for every five preferred shares held as set forth in the statement of determinations for the preferred shares. The preferred shares will not be entitled to vote as a class on the merger transaction but their votes will be counted with the votes of the common shareholders. As of the date hereof, Southeast Texas preferred shares were held of record by 28 holders.

        Each common share entitles the holder to one vote on the merger and one vote as to any other proposal to be voted on at the special meeting of Southeast Texas shareholders. Preferred shareholders are entitled to one vote for every five preferred shares on the merger and on any other proposal to be voted on at the special meeting of Southeast Texas shareholders. If you hold shares that are bound by an irrevocable proxy, those shares will be voted by the voting representative in favor of the merger agreement and the merger. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Southeast Texas stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote of Southeast Texas Shareholders Required for Adoption of the Merger Agreement

        The affirmative vote of the holders of two-thirds of the outstanding shares of Southeast Texas stock entitled to vote on the merger is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement was approved.

        As of the record date, 1,088,250 shares of Southeast Texas common stock, representing approximately 48% of Southeast Texas' outstanding common stock entitled to vote on the merger, were bound by irrevocable proxies in favor of the merger agreement and merger.

Voting Instructions; Proxies and Election and Transmittal Forms

Please read this section and the following voting procedures carefully.

        Unless you have executed an irrevocable proxy, you have received a proxy card and return envelope. You may directly vote your shares of Southeast Texas common stock at the special meeting either in person or by proxy.

        All shares of Southeast Texas common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference to us, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

        If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the Southeast Texas common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

        Both an abstention and the failure to submit a proxy or to otherwise vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

        Southeast Texas does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

        If you wish to vote by proxy, you should complete, sign and date the enclosed proxy card and return the proxy card in the return envelope to the corporate secretary of Southeast Texas at the address indicated below so that he receives it before the special meeting:

Secretary
Southeast Texas Bancshares, Inc.
700 Calder
Beaumont, Texas 77701

        Unless you have executed an irrevocable proxy, you may revoke your proxy at any time before it is voted by:

  •
  notifying in writing the Secretary of Southeast Texas at the address set forth above;

  •
  executing a subsequent proxy and submitting the new proxy to the Secretary of Southeast Texas at the address set forth above; or

  •
  appearing in person at the special meeting and revoking your proxy by notifying Southeast Texas' inspector of elections and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. However, such shareholders should still mark the election and transmittal form and return it to Southeast Texas in the envelope provided.

        Any shareholder who holds shares of Southeast Texas common stock bound by an irrevocable proxy need take no further action with respect to the voting of those shares bound by such proxy. The holder of the proxy will vote all of the shares bound by such agreement in favor of the merger agreement and the merger.

        Also accompanying this proxy statement/prospectus is an election and transmittal form. The election and transmittal form is the means by which you can elect to receive cash, shares of Texas Regional stock or a combination of cash and shares of Texas Regional stock in exchange for your Southeast Texas shares. The election and transmittal form is to be used by each shareholder of Southeast Texas in forwarding your certificates for Southeast Texas shares to Texas Regional. You may return the election and transmittal form and your share certificates to Southeast Texas or Texas Regional. The election and transmittal form should be returned to either of the following addresses:

Secretary	or	Ms. Janie Moran, Controller
Southeast Texas Bancshares, Inc.		Texas State Bank
700 Calder		3900 North 10th Street, 11th Floor
Beaumont, Texas		77701 McAllen, Texas 78501

Any election and transmittal forms received by Southeast Texas will be forwarded to Texas State Bank by Southeast Texas.

        You may return the election and transmittal form any time before the election deadline, although we urge you to return your election and transmittal form promptly.    To be effective, a shareholder's election and transmittal form (where the Southeast Texas shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Southeast Texas on behalf of Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date. This is the election deadline. To be effective, the election and transmittal form must be accompanied by the certificates representing all Southeast Texas Common Shares as to which such election and transmittal form is being submitted, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Southeast Texas shares for which no effective election and transmittal form is received will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Southeast Texas shareholders in the discretion of Texas Regional.

        Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. In addition, all election and transmittal forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Southeast Texas that the merger has been abandoned. Texas State Bank may, with the mutual agreement of Texas Regional and Southeast Texas, make such rules as are consistent with this Agreement for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        For each share surrendered, as soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to the former Southeast Texas shareholder either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

Preferred Shareholders

        If you are a holder of Southeast Texas preferred stock, you are entitled to one vote for every five shares of preferred stock held. It is a requirement of the merger agreement that all preferred shares be converted to common shares of Southeast Texas prior to the merger, so that the only share outstanding at the time of closing are shares of common stock. Your election form includes a notice of conversion effective as of immediately prior to the time of consummation of the merger. If the merger is not consummated, the notice to convert will not be effective and your preferred shares will remain outstanding.

Solicitation of Proxies; Expenses

        Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Southeast Texas, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Southeast Texas common stock held of record by such persons, and Southeast Texas may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the merger agreement incurring the expense.

        The matters to be considered at the special meeting are of great importance to the shareholders of Southeast Texas. Accordingly, holders of Southeast Texas common stock are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope.

        The election and transmittal form and instructions for the surrender of stock certificates are also enclosed. You may return the election and transmittal form any time before the election deadline indicated above, although we urge you to return your election and transmittal form promptly.

THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, and the other documents referred to in this proxy statement/prospectus, for more detailed information regarding the merger. In addition, Texas Regional incorporates by reference into this proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section entitled "Where You Can Find Additional Information" that begins on page 94.

General

        The merger agreement provides for the merger of Southeast Texas with and into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional. Texas Regional Delaware will be the surviving entity in the merger and the separate existence of Southeast Texas will cease. After the effective time of the merger, the officers and directors of Texas Regional Delaware will continue as the officers and directors of the surviving entity.

        The merger agreement provides that each share of Southeast Texas common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive either cash, without interest, or shares of Texas Regional common stock, upon surrender of the certificate representing the Southeast Texas common stock.

        As consideration for the merger, Texas Regional will issue to the holders of the shares of Southeast Texas common stock either cash, or shares of the common stock of Texas Regional, or a combination of cash and Texas Regional shares, calculated and adjusted as described below.

        On the record date, 2,139,707 shares of Southeast Texas common stock were issued and outstanding. An additional 124,985 common shares are expected to be issued with the conversion of the outstanding Series D preferred stock into common stock, with the result that, at the time of closing, an aggregate of 2,264,692 shares of Southeast Texas common stock are expected to be issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Southeast Texas (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) either $100.00 in cash or a number of shares of Texas Regional common stock equal to $100.00 divided by the Texas Regional common stock value (as determined pursuant to the merger agreement), for each share of Southeast Texas common stock they own.

        The cash and shares to be distributed to Southeast Texas shareholders will be decreased if the net worth of Southeast Texas, after adjustments specified in the merger agreement, is less than $107,000,000 at the time of the merger. The reduction will be made pro rata based on the same multiple that the purchase price bears to the required net worth, with the reduction being made in both the cash and shares of Texas Regional stock based on the proportion that each bears to the total consideration. In lieu of adjusting the merger consideration, Texas Regional may instead elect to terminate the merger agreement and thereby elect not to consummate the merger if the net worth requirement is not satisfied.

        Texas Regional will not issue fractional shares of Texas Regional common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share in an amount equal to the product of the Texas Regional common stock value used for purposes of determining the exchange ratio, multiplied by such fraction of a share.

        The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, all holders of Southeast Texas common stock will cease to be shareholders of Southeast Texas. Upon consummation of the merger, most if not all former shareholders of Southeast Texas will become owners of Texas Regional common stock. After the effective time of the merger, all certificates for Southeast Texas common stock (other than those held by shareholders who perfect their dissenters' rights) will represent the right to receive cash or shares of Texas Regional common stock pursuant to the merger agreement, but otherwise will be null and void after such date. After the effective time of the merger, all certificates for Southeast Texas common stock held by shareholders who perfect their dissenters' rights will represent the right to receive cash pursuant to the exercise of their dissenters' rights, but otherwise will also be null and void after such date.

Background of the Merger

        In late August 2003, First Southwest Company, an investment banking firm acting on behalf of Texas Regional, approached Walter Umphrey, Chairman of the Board of Southeast Texas, concerning the possible acquisition of Southeast Texas by Texas Regional. Mr. Umphrey and Glen Roney, Chairman and Chief Executive Officer of Texas Regional, met shortly thereafter to discuss the possible transaction. At the meeting, a preliminary outline of terms of a possible acquisition were discussed.

        Mr. Umphrey met with the executive management team of Southeast Texas on September 3, 2003 to discuss the preliminary outline of terms. On September 4, 2003, the Southeast Texas executive management team traveled to McAllen to meet with representatives of Texas Regional to discuss the preliminary outline in more detail, and a follow-up meeting was held on September 8th in Beaumont with senior executives of both Southeast Texas and Texas Regional. Following the meeting in Beaumont, Mr. Umphrey authorized William G. McNinch, President of Southeast Texas, to enter into direct negotiations with Mr. Roney for the purpose of developing a letter of intent for presentation to the Southeast Texas board of directors.

        Between September 8 and September 15, 2003, a number of negotiations and discussions took place leading to the preparation of a letter of intent for presentation to the Southeast Texas board of directors. On September 15, 2003, the letter of intent was presented to the Board of Directors of both Community Bank & Trust and Southeast Texas. The Community Bank & Trust Board acted first, recommending acceptance of the proposed letter of intent by Southeast Texas. The Southeast Texas Board then unanimously approved the proposal, concluding that the transaction as outlined in the letter of intent was in the best interests of the shareholders of Southeast Texas. The Board also authorized Walter Umphrey to execute the letter of intent on behalf of Southeast Texas. The letter of intent was signed effective September 15, 2003.

        Both before and after execution of the letter of intent, Texas Regional and Southeast Texas conducted due diligence activities. Southeast Texas obtained and reviewed financial and management information concerning Texas Regional, and Texas Regional obtained and reviewed financial information, asset information, management and other personnel information and other data concerning Southeast Texas. Each received all information concerning the other that it deemed relevant to its consideration of the proposed transaction.

        Between September 15, 2003 and November 19, 2003, a number of meetings were held between representatives of Southeast Texas and Texas Regional to prepare an acceptable definitive agreement. The original time for execution of the definitive agreement as stated in the letter of intent was extended by mutual agreement to November 19, 2003. On November 10, 2003, the Texas Regional board of directors approved the transactions, the execution of the Agreement and Plan of

Reorganization, the preparation and filing of applications for approval of the transaction from regulatory authorities, and the preparation and filing of a registration statement for the shares to be issued in the transaction. On November 19, 2003, the board of directors of Southeast Texas executed a unanimous consent in lieu of meeting approving the execution of the Agreement and Plan of Reorganization in the form attached to this proxy statement/prospectus as Appendix A. The agreement was signed by both Southeast Texas and Texas Regional as of November 19, 2003.

Southeast Texas' Reasons for the Merger

        The Southeast Texas board of directors has concluded that Southeast Texas' competitive position and value of its stock is best enhanced through the merger with Texas Regional. Southeast Texas' board believes that providing the Southeast Texas shareholders with an opportunity to receive cash, or a marketable equity security in a larger financial institution with attractive growth opportunities, or a combination of cash and stock, represents an attractive alternative to ownership of Southeast Texas shares, for which there has historically been a limited market.

Recommendation of the Southeast Texas Board of Directors

        After careful consideration, Southeast Texas' board of directors unanimously determined the merger to be fair to you and in your best interests. Accordingly, Southeast Texas' board of directors unanimously approved the merger agreement and unanimously recommends that the Southeast Texas shareholders vote "FOR" adoption of the merger agreement.

        In considering the recommendation of the Southeast Texas board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Southeast Texas have interests in the merger that are different from, or in addition to the interest of Southeast Texas shareholders generally. Please see the section entitled "Interests of Southeast Texas Directors and Officers in the Merger" on page 41 of this proxy statement/prospectus.

Texas Regional's Reasons for the Merger

        Texas Regional's board of directors considered the following factors in helping to make its determination to vote in favor of the merger agreement and the merger:

  •
  The acquisition of Southeast Texas gives Texas Regional a presence in the Beaumont metropolitan area, which adds a new market to Texas Regional's dominant market position in the Rio Grande Valley of south Texas. The combination also provides a strong base for future growth opportunities in Beaumont, which has convenient access to Houston.

  •
  The acquisition positions Texas State Bank to compete as a Texas based bank responsive to the growing middle market commercial companies in the increasingly diversified greater Beaumont economy.

  •
  Southeast Texas represents an attractive core deposit franchise and the markets served, or which could be served, by Southeast Texas represent attractive potential loan demand due to existing Southeast Texas relationships.

  •
  Management believes that the transaction will be accretive to Texas Regional earnings during the initial year.

        The aggregate amount to be paid to holders of Southeast Texas shares resulted from negotiations which considered the historical earnings and dividends of Texas Regional and Southeast Texas, the earnings potential and deposit base of Southeast Texas, potential growth in the Beaumont market, Southeast Texas' asset quality and the effect of the merger on the shareholders, customers and employees of Texas Regional and Southeast Texas.

Opinion of Southeast Texas' Financial Advisor

        Southeast Texas has engaged the firm of Alex Sheshunoff & Co. Investment Banking L.P., an investment banking firm which specializes in financial institutions, to review and report on the fairness of the transaction, from a financial point of view, to the Southeast Texas shareholders. A copy of Sheshunoff's opinion dated November 14, 2003 is attached as Appendix E and is incorporated herein by this reference for all relevant purposes. This summary of Sheshunoff's opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix E.

        Sheshunoff has substantial experience in the evaluation of financial institutions and review and recommendation of transactions such as the merger. The company regularly engages in the valuation of bank securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Sheshunoff did not otherwise advise Southeast Texas in connection with the merger; its role was limited to the evaluation of the transaction and issuance of its fairness opinion.

        In connection with the opinion, Sheshunoff, among other things,

  •
  reviewed the merger agreement;

  •
  evaluated Southeast Texas' consolidated results based upon a review of its annual financial statements for the two-year period ending December 31, 2002 and of the year-to-date ended September 30, 2003;

  •
  reviewed call report information for the four-year period ending December 31, 2002;

  •
  conducted conversations with executive management regarding recent and projected financial performance of Southeast Texas;

  •
  compared Southeast Texas' recent operating results with those of certain other banks in the United States, including particularly Texas and selected surrounding states, that have recently been acquired;

  •
  compared the pricing multiples for Southeast Texas in the merger to those of certain other banks in the United States, including particularly Texas and selected surrounding states, that have recently been acquired;

  •
  analyzed the present value of the after-tax cash flows Southeast Texas could produce through the year 2008, based on assumptions provided by management of Southeast Texas;

  •
  performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the merger; and

  •
  reviewed the historical stock price data and trading volume of the Texas Regional common stock and considered the lack of any active market for the common stock of Southeast Texas.

        Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided by Southeast Texas, and publicly available information. Likewise, Sheshunoff did not make an independent evaluation of the assets or liabilities of Southeast Texas or Texas Regional, and assumed that allowances for loan losses for each of the companies are, in the aggregate, adequate to cover such losses.

        Sheshunoff also assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the merger or Texas Regional's operations following the merger.

        In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is, to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

        In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Texas Regional or Southeast Texas. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinion of the Board of Directors or the management of Texas Regional with respect to the value of Texas Regional or Southeast Texas or to the fairness of the merger consideration.

        Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently completed acquisitions of banking organizations with comparable characteristics to the merger. Two sets of comparable transactions were selected to ensure a thorough analysis.

        The first set of comparable transactions consisted of a group of transactions for banks in Texas and the contiguous states for which pricing data were available. These comparable transactions consisted of twelve mergers and acquisitions of banks with assets between $200 million and $2 billion that were announced between January 1, 2002 and November 10, 2003. The analysis yielded multiples of the purchase prices in these transactions relative to:

  1.
  Tangible book value ranging from 0.97 times to 4.7 times with an average of 2.2 times and a median of 1.9 times compared with the multiples implied in the merger of 2.7 times September 30, 2003 tangible book value for Southeast Texas;

  2.
  Last twelve months earnings ranging from 9.9 times to 57.6 times with an average of 23.0 times and a median of 19.1 times compared with the multiples implied in the merger of 20.1 times last twelve months earnings as of September 30, 2003 for Southeast Texas;

  3.
  Total assets ranging between 3.8% and 26.0% with an average of 16.1% and a median of 16.1% compared with the multiples implied in the merger of 20.6% of September 30, 2003 total assets for Southeast Texas; and

  4.
  Total deposits ranging from 4.2% to 29.3% with an average of 19.3% and a median of 18.3% compared with the multiples implied in the merger of 23.3% of deposits as of September 30, 2003 for Southeast Texas.

        The second set of comparable transactions consisted of banks in the United States with asset size and characteristics similar to Southeast Texas for which pricing data were available. These comparable transactions consisted of nine mergers and acquisitions of banks in the United States with total assets between $800 million and $1.5 billion that were announced between January 1, 2003 and November 10, 2003. The analysis yielded multiples of the purchase prices in these transactions relative to:

  1.
  Tangible book value ranging from 1.3 times to 5.1 times with an average of 2.9 times and a median of 2.7 times compared with the multiples implied in the merger of 2.7 times September 30, 2003 tangible book value for Southeast Texas;

  2.
  Last twelve months earnings ranging from 16.6 times to 23.1 times with an average of 19.4 times and a median of 18.2 times compared with the multiples implied in the merger of 20.1 times last twelve months earnings as of September 30, 2003 for Southeast Texas;

  3.
  Total assets ranging between 15.5% and 32.9% with an average of 21.7% and a median of 22.4% compared with the multiples implied in the merger of 20.6% of September 30, 2003 total assets for Southeast Texas; and

  4.
  Total deposits ranging from 18.9% to 38.7% with an average of 28.2% and a median of 31.4% compared with the multiples implied in the merger of 23.3% of deposits as of September 30, 2003 for Southeast Texas.

        Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Southeast Texas could produce through the year 2008, under various circumstances, assuming that it performed in accordance with the earnings/return projections provided by management.

        Sheshunoff estimated the terminal value for Southeast Texas at the end of 2008 by capitalizing the final period projected earnings by the quotient of (i) the assumed annual growth rate of the earnings of Southeast Texas plus one and (ii) the difference between a range of required rates of return and the assumed annual growth rate of earnings in (i) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7%) and the terminal values using discount rates ranging from 12% to 14%. The range of discount rates was chosen to reflect different assumptions regarding the required rates of return of Southeast Texas and the inherent risk surrounding the underlying cash flow projections. This discounted cash flow analysis indicated a range of values per diluted share of $76.26 to $97.33, compared to the value per diluted share of the merger consideration to Southeast Texas shareholders of $100.00.

        Comparable Company Analysis. Sheshunoff compared selected stock market results of Texas Regional to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s (i) index of all publicly traded banks, (ii) the SNL index of banks with assets between $1 billion and $5 billion, and (iii) the S&P 500. Texas Regional's common stock price has performed in line with the selected indices for the period from November 1, 2002 through October 31, 2003.

        No company or transaction used in the comparable company and comparable transaction analyses is identical to Southeast Texas, Texas Regional, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Southeast Texas and Texas Regional and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data

        In rendering its opinion, Sheshunoff noted that the opinion did not constitute a recommendation to any stockholder as to approval of the merger or the merger agreement.

        Based on the foregoing and such other matters as Sheshunoff deemed relevant, Sheshunoff concluded that, in Sheshunoff's opinion, as of the date of the opinion, the merger consideration to be received by the Southeast Texas stockholders pursuant to the merger is fair, from a financial point of view.

        Pursuant to an engagement letter dated September 22, 2003 between Southeast Texas and Sheshunoff, Southeast Texas agreed to pay Sheshunoff a professional fee of $75,000. Southeast Texas also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

Interests of Southeast Texas Directors and Officers in the Merger

        Some of the directors and executive officers of Southeast Texas have interests in the merger that may be different from your interests, which includes their right to receive cash payments as a result of payments to be received under their stock appreciation rights under the stock appreciation rights payment and release agreement. Under these agreements, the stock appreciation rights plan will terminate upon consummation of the merger and payment for all outstanding stock appreciation rights will be made in cash for an aggregate of approximately $8,546,000 for all outstanding Southeast Texas stock appreciation rights. The consummation of the merger has an effect on both the timing and amount of payments due under the stock appreciation rights agreements. The payments will be made immediately prior to the merger, and the value of the stock appreciation rights upon which the payment amount is based will be based on the $100.00 per share value of Southeast Texas stock in the merger transaction.

        In addition, a number of the officers and employees of Southeast Texas presently have employment agreements with Southeast Texas or Community Bank & Trust. These agreements provide for salary, incentive compensation, deferred compensation, severance compensation, change in control payments and other benefits for the Southeast Texas executives and other employees covered by the employment agreements.

        Pursuant to a confirmation letter provided at the time of execution of the merger agreement, Texas Regional has indicated an intention to either negotiate new employment agreements with sixteen executive officers and employees, or assume the obligations in the existing employment agreements. These persons include the principal executive officers of Southeast Texas, other key employees and persons who have in the past been principals of banks and other companies acquired by Southeast Texas.

        Texas Regional, through its principal operating subsidiary Texas State Bank, has had banking transactions with a number of directors of Southeast Texas and partnerships, corporations and other persons affiliated with them. Among the directors of Southeast Texas who have banking transactions with Texas State Bank are Walter Umphrey and Joe E. Penland, Sr. Thomas M. Flanagan, a director of Community Bank & Trust, also has a banking relationship with Texas State Bank. All such transactions have been in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing for comparable transactions with others, and have not included more than the normal risk of collectibility or other unfavorable features.

Completion and Effectiveness of Merger

        The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Southeast Texas and receipt of all required banking and other regulatory approvals. The merger will become effective upon the filing of a certificate of merger in the State of Delaware and the filing of articles of merger in the State of Texas.

        Southeast Texas and Texas Regional expect to complete the merger as quickly as possible after Southeast Texas' special meeting, during the first quarter of 2004.

Structure of the Merger and Conversion of Southeast Texas Common Stock

        Southeast Texas will be merged with and into Texas Regional Delaware, a Delaware corporation, and the separate corporate existence of Southeast Texas will cease. Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional, will survive the merger.

        Upon completion of the merger, and assuming no adjustment in the aggregate merger consideration, each outstanding share of Southeast Texas common stock will be automatically converted into the right to receive $100.00 in cash or a number of newly issued fully paid and nonassessable shares of Texas Regional common stock equal to $100.00 divided by the lesser of $36.86 or the average Texas Regional common stock value during the ten trading days beginning eleven trading days prior to the receipt of Federal Reserve Board approval of the transaction. The actual combination of cash and common stock received by any shareholder will be based in part on the election made by that shareholder and in part on elections made by all shareholders, as described above. If shareholders of Southeast Texas in the aggregate elect to receive more than 60% of the consideration in cash, Texas Regional has the option to change the consideration to be all cash by notification and a public announcement of this election at least ten trading days before the date of the Southeast Texas shareholder meeting.

        No certificate representing fractional shares of Texas Regional common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Texas Regional common stock in an amount equal to the product of the Texas Regional common stock value (generally, the lesser of $36.86 or the average closing price during the ten trading days beginning eleven trading days prior to Federal Reserve Board approval of the transaction) multiplied by the fraction of a share of Texas Regional common stock that would otherwise have been issued.

Exchange of Southeast Texas Stock Certificates for Texas Regional Stock Certificates

        Accompanying this proxy statement/prospectus is an election and transmittal form. This form is to be used by each shareholder of Southeast Texas in making his or her election of cash, shares of Texas Regional stock or a combination of cash and shares of Texas Regional stock and for forwarding his, her or its certificates for shares of common stock of Southeast Texas to Texas Regional. For each share surrendered, as soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to the former Southeast Texas shareholder either cash or shares of Texas Regional common stock representing the shares to be delivered at closing, adjusted and determined as provided in the merger agreement.

        To be effective, a shareholder's election and transmittal form (where the Southeast Texas shareholder elects to receive cash or shares of Texas Regional common stock) must be properly completed, signed and actually received by Texas State Bank as the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date. This is the election deadline. Any election and transmittal form that is sent to Southeast Texas will be immediately forwarded to Texas State Bank and will be considered timely received if received by Southeast Texas by the election deadline. To be effective, the election and transmittal form must be accompanied by the certificates representing all Southeast Texas Common Shares as to which such election and transmittal form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any Southeast Texas shares for which no effective election and transmittal form is received will be considered "no election" shares for purposes of the merger agreement and will receive cash or Texas Regional common stock based upon the aggregate elections made by all Southeast Texas shareholders.

        Any election and transmittal form may be revoked, by the holder who submitted such election and transmittal form, only by written notice received by Texas State Bank acting as the Exchange Agent, prior to the election deadline. Any election and transmittal form that is sent to Southeast Texas will be immediately forwarded to Texas State Bank and will be considered timely received if received by Southeast Texas before the election deadline.

        All election and transmittal forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Southeast Texas that the merger has been abandoned. Texas State Bank, acting as the Exchange Agent, may, with the mutual agreement of Texas Regional and Southeast Texas, make such rules as are consistent with this Agreement for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        No fractional shares will be issued in respect of a shareholder's shares, and any shareholder who would otherwise be entitled to a fractional share of Texas Regional common stock will receive cash in lieu of such fractional share, equal to the product of the Texas Regional common stock value (generally, the lesser of $36.86 or the average closing price during the ten trading days beginning eleven trading days prior to Federal Reserve Board approval of the transaction) multiplied by such fraction of a share.

        Until certificates representing common stock of Southeast Texas are surrendered, Texas Regional will set aside shares for making the deliveries of Texas Regional shares to Southeast Texas shareholders entitled to such shares, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the merger will not be payable until surrender of the shareholder's share certificate, nor will any amounts bear interest attributable to periods either before or after the effective time of the merger.

        After the effective date of the merger, the Southeast Texas share certificates that theretofore represented ownership of the common stock of Southeast Texas will be converted automatically into the right to receive cash or shares of Texas Regional common stock (except for those Southeast Texas shareholders who perfect their dissenters' rights, for whom the share certificate shall represent the right to receive the appraised value of their shares). No dividends on Southeast Texas common stock will accrue with respect to such shares as are held by any shareholder after the effective date of the merger.

Determination of Amount of Cash and Number of Shares

        At the effective time of the merger, each share of Southeast Texas will be converted into the right to receive either:

  (A)
  shares of Texas Regional Class A voting common stock equal to $100.00 divided by the Texas Regional common stock value, or

  (B)
  $100.00 in cash.

A shareholder also may elect to receive a combination of cash and Texas Regional common stock in exchange for his or her Southeast Texas shares. The Texas Regional common stock value used in the calculation will be equal to the lesser of $36.86 or the average of the closing sale prices for a share of Texas Regional Common Stock as reported on The Nasdaq Stock Market's National Market System during the ten consecutive business days beginning eleven business days before the date of receipt of Federal Reserve Board approval of the transaction.

        Each Southeast Texas shareholder shall be entitled to elect the form of consideration to be received for each share of stock, although the actual consideration received may not be the same as the form of consideration requested in the shareholder's election and transmittal form. A shareholder may elect to receive cash, or Texas Regional common stock, or a combination of cash and Texas Regional common stock for his or her Southeast Texas shares. The election and transmittal form must be accompanied by the share certificates representing the shares with respect to which such election is being made duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). Any election and transmittal form received by Texas State Bank as the transfer agent after five trading days prior to the closing date will be treated as if no election had been made with respect to the shares referenced in the election and transmittal form. Any election and transmittal form that is sent to Southeast Texas will be immediately forwarded to Texas State Bank and will be considered timely received if received by Southeast Texas before the election deadline.

        The form of merger consideration actually received by a Southeast Texas shareholder may differ from the form of consideration that the shareholder requests on his or her election and transmittal form.

  •
  If holders of less than 40% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall first be allocated stock to the extent needed to bring the stock consideration to not less than 40%, then shareholder elections (where the shareholder has elected to receive part or all cash) will be prorated and the amount of cash reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible, but not be less than, 40% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger.

  •
  If holders of more than 50% of the outstanding Southeast Texas common shares elect to receive Texas Regional common stock, shareholders who have failed to make an election shall be considered to have elected to receive cash, and shareholder elections (where the shareholder has elected to receive part or all stock) will be prorated and the number of shares reduced so that the number of Southeast Texas shares to be converted into Texas Regional common stock will equal as nearly as possible 50% of the Southeast Texas common shares outstanding immediately prior to the effective time of the merger.

  •
  The agreement also provides that if shareholders elect to take cash as consideration for more than 60% of the Southeast Texas shares, Texas Regional may (although is not required to) elect to reduce the stock consideration to zero and elect to pay all cash. Upon making this election, Texas Regional must provide notice and an announcement to that effect at least ten trading days before the Southeast Texas shareholder meeting.

        Texas Regional may decrease the total consideration if the net worth of Southeast Texas, after adjustments specified in the merger agreement, is less than $107,000,000 at the time of the merger. In the event that the net worth requirement is not met, Texas Regional at its sole election shall be entitled to reduce the per share stock consideration and the per share cash consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth. The reduction in the purchase price shall be divided between cash and stock based on the proportion that each bears to the total purchase price with the number of shares based on the same average price as used to determine the total shares to be issued in the merger transaction.

        The aggregate amount of cash to be distributed to the Southeast Texas shareholders as a part of the merger consideration (absent an election to pay all cash as described above) is expected to be not less than approximately $113,230,000 and not more than approximately $135,880,000, based on the elections by Southeast Texas shareholders whether to receive cash or Texas Regional stock for their Southeast Texas shares. Texas Regional will fund this cash commitment from (i) cash reserves available to Texas Regional at the holding company level or available to the holding company through dividends from its subsidiaries, particularly Texas State Bank, (ii) the sale of trust preferred securities, or (iii) by borrowing from banks with which Texas Regional has a correspondent relationship or other commercial banking organizations. Until receipt of election and transmittal forms, Texas Regional will not know how much, if any, borrowed funds will be required to complete the transaction.

        Texas Regional has entered into a letter of intent with a nationally known investment banking firm to purchase or arrange for the purchase of up to $50,000,000 in trust preferred securities issued by a subsidiary Connecticut business trust to be formed by Texas Regional. The trust preferred securities would be backed by a subordinated debenture issued by Texas Regional. The funding of the sale of the trust preferred securities is expected to occur prior to the end of February 2004.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to Southeast Texas shareholders. The discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement/prospectus and all of which are subject to change, including changes with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the merger.

        The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including individuals who purchased their shares of Southeast Texas common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens or residents of the United States, and persons who hold Southeast Texas common stock as part of a hedge, straddle or conversion transaction) may be subject to special tax rules not discussed below. The following discussion assumes that Southeast Texas common stock will be held as a capital asset at the effective time of the merger.

        Tax Opinion Regarding the Merger.    Neither Texas Regional nor Southeast Texas has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. The obligation of Texas Regional to consummate the merger is conditioned upon the receipt by Southeast Texas of an opinion of KPMG LLP, tax advisors to Texas Regional, that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Southeast Texas shareholders will not recognize gain or loss for U.S. federal income tax purposes to the extent they receive Texas Regional common stock solely in exchange for their Southeast Texas common stock.

        Southeast Texas shareholders should be aware that a tax opinion is not binding on the Internal Revenue Service or the courts. The tax opinion will be based upon specific facts, representations and assumptions included or referred to in the opinion and the continued accuracy and completeness of specific representations made by Texas Regional, Texas Regional Delaware and Southeast Texas, including representations in certificates to be delivered to counsel by the management of each of Texas Regional, Texas Regional Delaware and Southeast Texas which, if incorrect in material respects, would jeopardize the conclusions reached by counsel in its opinion.

        Treatment of Holders of Southeast Texas Common Stock.    Subject to the discussion below regarding receipt of cash for shares, including cash for fractional shares of Texas Regional common stock, each Southeast Texas shareholder who receives solely Texas Regional common stock in the merger will not recognize any gain or loss as a result of the receipt of Texas Regional common stock pursuant to the merger. Southeast Texas shareholders who exercise dissenters' rights and receive cash for their Southeast Texas common stock will be treated as having received a distribution in redemption of their shares which will result in these shareholders recognizing income for federal income tax purposes.

        The aggregate tax basis of Texas Regional common stock received in the merger will be equal to the aggregate tax basis of the Southeast Texas common stock surrendered in the exchange, decreased by any tax basis allocable to full or fractional shares exchanged for cash. The holding period of the Texas Regional common stock received will include the holding period of the Southeast Texas common stock surrendered in the exchange.

        Cash Paid for Shares.    While no gain or loss will be recognized by the shareholders of Southeast Texas who receive solely Texas Regional stock in exchange for their Southeast Texas stock, income or gain must be recognized by those Southeast Texas shareholders who receive cash and other property in addition to Texas Regional stock, but not in excess of the amount of cash and other property received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized that is not in excess of the shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. If the exchange is to be treated as a capital gain transaction, the shareholder will recognize short- or long-term capital gain based on the holding period applicable to the shares. No loss will be recognized on the exchange.

        A Southeast Texas shareholder who exchanges Southeast Texas shares for cash and Texas Regional stock in the merger generally will recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the excess (if any) of (a) the amount of cash and the fair market value of the Texas Regional common stock received in the exchange over (b) the shareholder's adjusted tax basis in the Southeast Texas shares; or

  •
  the amount of cash received in the exchange.

        Although this gain will typically be capital gain, it is possible, depending on the circumstances of a particular Southeast Texas shareholder, that some or all of the cash received could be subject to ordinary income tax treatment as a dividend. You should consult your own tax advisor regarding specific tax consequences to you of the merger in this regard.

        Except as otherwise noted, any gain recognized under the rules described above generally will be capital gain, and will be long term capital gain with respect to any Southeast Texas shares that have been held by the Southeast Texas shareholder for more than one year as of the time of the exchange. A Southeast Texas shareholder who exchanges Southeast Texas shares for cash and Texas Regional stock pursuant to the merger should be aware that he or she will not be permitted to recognize a loss in the exchange, except with respect to cash received in lieu of fractional shares, as discussed below.

        Cash in Lieu of Fractional Shares.    Southeast Texas shareholders who receive cash instead of a fractional share of Texas Regional common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Texas Regional. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be a capital gain or loss and a long-term capital gain or loss if the Southeast Texas stock exchanged has been held for more than one year.

        The preceding summary is not intended to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Southeast Texas shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

        Texas Regional anticipates accounting for the merger under the purchase method of accounting for financial reporting and for all other purposes. Under this accounting method, at the effective time of the merger, Southeast Texas' assets and liabilities will be adjusted to fair market value, and added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the merger will reflect the consolidated operations of Southeast Texas and Texas Regional from the date of the merger, but prior period financial statements will not be restated.

Regulatory Approvals

        Consummation of the merger is subject to approval by Southeast Texas' shareholders, the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the satisfaction or waiver of other conditions as described in the merger agreement. In addition, the merger of Community Bank & Trust with and into Texas State Bank is subject to the approval of the Texas Department of Banking.

        By letter dated January 15, 2004, the Texas Department of Banking approved the application of Texas State Bank to merge Community Bank & Trust into Texas State Bank. By letters dated January 28, 2004, the Federal Reserve Board (acting through the Federal Reserve Bank of Dallas, under delegated authority) approved the application of Texas Regional and Texas Regional Delaware to acquire through merger Southeast Texas Bancshares, Inc. and its subsidiaries, and to merge Community Bank & Trust into Texas State Bank. The Federal Reserve Bank of Dallas has also confirmed for Texas Regional that the trust preferred securities transaction, proceeds of which will be used to fund a portion of the cash consideration for the merger, would qualify as Tier 1 capital for purposes of the Federal Reserve Board capital guidelines, subject to the defined 25% limitation.

        The merger cannot be consummated until the expiration of 15 days following the date of Federal Reserve approval, during which time the United States Department of Justice, pursuant to the Bank Holding Company Act of 1956, may bring an action to oppose the merger.

Restrictions on Resales of Texas Regional Common Stock

        For Southeast Texas shareholders who are not "affiliates" of Southeast Texas, the Texas Regional common stock they receive in the merger may be freely traded following the merger.

        Although the shares of Texas Regional common stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or resale of such shares by any person who is an "affiliate" of Southeast Texas at the time such merger is submitted to a vote of the shareholders of Southeast Texas will require either:

  •
  the further registration under the Securities Act of the shares of Texas Regional common stock to be sold;

  •
  compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act (permitting sales under certain circumstances); or

  •
  the availability of an exemption from such registration.

        The foregoing restrictions will apply to all "affiliates" of Southeast Texas and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional common stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of Southeast Texas and may include certain related parties.

        Generally, Rules 144 and 145 will permit an "affiliate" of Southeast Texas to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional common stock or the average weekly trading volume of such stock reported through The Nasdaq Stock Market's National Market System during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional common stock is traded on The Nasdaq Stock Market's National Market System. If a present affiliate of Southeast Texas ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to the amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

Listing of Texas Regional Common Stock to be Issued in the Merger

        Texas Regional will use commercially reasonable efforts to have the shares of Texas Regional common stock issuable in the merger included for quotation on The Nasdaq Stock Market's National Market System, subject to official notice of issuance before the completion of the merger.

Dissenters' Rights of Appraisal

        By following the specific procedures set forth in the Texas Business Corporation Act, Southeast Texas shareholders have a statutory right to dissent from the merger. If the merger is approved and consummated, any Southeast Texas shareholder who properly perfects his, her or its dissenters' rights will be entitled, upon completion of the merger, to receive an amount of cash equal to the fair value of his, her or its shares of Southeast Texas common stock rather than receiving the consideration in the merger agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and this summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act, which are reproduced in full in Appendix D to this proxy statement/prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenters' rights of appraisal.

        Any shareholder who desires to dissent from the merger must file a written objection to the merger with Southeast Texas prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder's address to which notice of the completion of the merger shall be sent. A vote against the merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the merger is effected, each shareholder who sent notice to Southeast Texas as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his or her dissenters' rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

        Texas Regional Delaware, as the survivor in the merger, will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Texas Regional Delaware at 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of Southeast Texas common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will be bound by the merger and lose their rights to dissent.

        Within 20 days after receipt of a dissenting shareholder's demand letter as described above, Texas Regional Delaware shall deliver or mail to the dissenting shareholder written notice either:

  (1)
  stating that Texas Regional Delaware accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of Southeast Texas common stock duly endorsed by the dissenting shareholder, or

  (2)
  containing Texas Regional Delaware's written estimate of the fair value of the shares of Southeast Texas common stock together with an offer to pay such amount within 90 days after the effective time of the merger if Texas Regional Delaware receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of Southeast Texas common stock duly endorsed by the dissenting shareholder.

        In either case, the dissenting shareholder shall cease to have any ownership interest in Southeast Texas or Texas Regional following payment of the agreed value.

        If the dissenting shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or Texas Regional may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder's shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Texas Regional Delaware on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their Southeast Texas shares, and shall appoint one or more qualified appraisers to determine the value of the Southeast Texas shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Southeast Texas common stock, which judgment shall be binding on Texas Regional Delaware and on all dissenting shareholders receiving notice of the hearing. The court shall direct Texas Regional Delaware to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Texas Regional Delaware of certificates representing shares of Southeast Texas common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Southeast Texas, Texas Regional, Texas Regional Delaware or the Southeast Texas common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

        Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Southeast Texas common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

        Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Southeast Texas common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

        It is a condition to Texas Regional's obligations under the merger agreement that Southeast Texas shareholders owning not more than 5% of the outstanding shares of Southeast Texas common stock shall have demanded or be entitled to demand payment of the fair value of the shares as dissenting shareholders. Texas Regional may terminate the merger agreement if this condition is not met.

  Income tax consequences

        See "The Merger-Material United States Federal Income Tax Consequences of the Merger" on page 45 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

The Merger Agreement

        The following describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and incorporated by reference into this document. We urge you to read the full text of the merger agreement.

        Outline of the merger.    The transaction is structured as a merger of Southeast Texas with and into Texas Regional Delaware, a wholly-owned subsidiary of Texas Regional. Upon consummation of the merger of Southeast Texas with and into Texas Regional Delaware, Texas Regional Delaware as the surviving corporation will have all property of each, will possess all interests of each, and will be liable for all debts and obligations of each of the merging corporations. Following the effective time of the merger of Southeast Texas with and into Texas Regional Delaware, Texas Community Delaware will be merged with and into Texas Regional Delaware and Community Bank & Trust will be merged with and into Texas State Bank.

        Consideration to Southeast Texas shareholders.    The consideration to be distributed to Southeast Texas shareholders shall consist of cash, Texas Regional common stock or a combination of cash and Texas Regional common stock, based in part on the election made by the Southeast Texas shareholder and in part on elections made by all Southeast Texas shareholders. See "Determination of Amount of Cash and Number of Shares" above.

        Time for closing.    The closing of the transaction will take place on the latest of the following dates:

  •
  the month-end following expiration of any required waiting period following Federal Reserve Board approval;

  •
  the date prescribed by an applicable regulatory authority;

  •
  the month-end following receipt of Southeast Texas shareholder approval;

  •
  if the transaction is being contested in legal proceedings, the date such legal proceedings are brought to a conclusion favorable in the judgment of Texas Regional to the consummation of the transactions; or

  •
  such other date as Southeast Texas and Texas Regional may select by mutual agreement.

        If the closing shall not have been accomplished before April 30, 2004 either party may elect to terminate the agreement and the transaction, unless the failure to close is based on the failure to receive required regulatory approvals in which event either Texas Regional or Southeast Texas may elect to extend the outside closing date to June 30, 2004. The parties have agreed to use commercially reasonable efforts to close the transactions by February 27, 2004, but neither party shall have any liability to the other for the failure to close by that date.

        Representations and warranties.    Southeast Texas and Texas Regional each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

        The representations given by Southeast Texas cover the following topics, among others, as they relate to Southeast Texas and its subsidiaries:

  •
  corporate organization, qualification to do business and required licensing;

  •
  capitalization and ownership;

  •
  financial statements and regulatory reports;

  •
  absence of changes that would have a material adverse effect;

  •
  status of loans and the allowance for loan losses;

  •
  title to and status of properties and assets owned;

  •
  compliance with environmental matters and nonexistence of environmental hazards;

  •
  litigation and legal proceedings;

  •
  taxes;

  •
  contracts and agreements;

  •
  regulatory approvals;

  •
  authorization of the merger agreement by Southeast Texas, the required vote of its shareholders and other required consents;

  •
  insurance;

  •
  employee benefit plans;

  •
  labor and other matters related to employees;

  •
  absence of adverse agreements;

  •
  absence of certain changes;

  •
  transactions with officers, directors, and other persons affiliated with Southeast Texas;

  •
  stock of affiliated corporations;

  •
  regulatory matters and examination reports;

  •
  compliance with applicable laws;

  •
  absence of brokers or finders;

  •
  the absence of untrue statements in information delivered by Southeast Texas, including information supplied by Southeast Texas in connection with this proxy statement/prospectus and the registration statement of which it forms a part; and

  •
  the accuracy of representations and warranties and other information.

        The representations given by Texas Regional cover the following topics, among others, as they relate to Texas Regional and its subsidiaries:

  •
  corporate organization and qualification to do business;

  •
  approval of the transaction;

  •
  absence of conflicting laws, orders or decrees;

  •
  absence of brokers or finders;

  •
  Texas Regional's capitalization;

  •
  financial statements and financial information;

  •
  absence of certain changes;

  •
  legal proceedings;

  •
  taxes;

  •
  reports to the SEC and regulatory authorities;

  •
  compliance with applicable laws; and

  •
  correctness of information supplied to the SEC and regulatory authorities by Texas Regional.

Southeast Texas also represents that it has received the opinion of its financial advisor dated prior to the date of this proxy statement/prospectus to the effect that the transaction is fair to its shareholders from a financial point of view, and Texas Regional represents that it has received the opinion of its financial advisor dated prior to the date of this proxy statement/prospectus to the effect that the transaction is fair to it from a financial point of view.

        The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Texas Regional and Southeast Texas. A copy of the merger agreement is attached hereto as Appendix A.

        Southeast Texas' conduct of business before completion of the merger.    The merger agreement includes specific provisions related to the conduct of Southeast Texas' business pending the completion of the merger. Among other things, Southeast Texas agreed that until completion of the merger it will, and will cause each of its subsidiaries, to:

  •
  operate and conduct their business in accordance with prudent banking practices and in substantially the same manner as conducted during the 18 months prior to the date of the merger agreement;

  •
  keep its properties in good repair and condition, and not make capital expenditures outside of the ordinary course of business or in excess of an aggregate of $250,000;

  •
  maintain their present insurance coverage;

  •
  comply with all material contractual obligations, including leases;

  •
  maintain and preserve its business organization, retain its present officers and employees and maintain relationships with customers;

  •
  use its best efforts to comply with all applicable laws and regulations;

  •
  maintain their books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and prudent banking practices;

  •
  not issue or sell any additional shares of their stock or securities convertible into shares of their stock;

  •
  not pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement and not commit itself to any new pension, retirement or profit-sharing plan or arrangement or employment agreement;

  •
  not hire any new management personnel of the level of senior vice president of Community Bank & Trust, or above, or change the duties, job classifications or compensation of any such person, with certain defined exceptions;

  •
  not declare or pay any dividend or make any stock split or purchase any of their shares of stock, except for intercompany dividends to Texas Community Delaware and Southeast Texas, regular cash dividends on outstanding Southeast Texas preferred stock, and regular quarterly cash dividends of $0.25 per share on or about the quarterly dividend dates consistent with Southeast Texas' historic practice;

  •
  not issue commitments for the future funding of loans at a fixed rate other than the prevailing market at the date of funding;

  •
  fully perform liabilities, debts and obligations;

  •
  not incur any indebtedness (other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business) or expenses outside of the ordinary course of business;

  •
  not make or commit to make a fully collateralized loan to any one borrower or any group of related borrowers if as a result the total loans to that group would exceed $3,000,000, without the prior approval of Texas Regional;

  •
  not make or commit to make any other loan to any one borrower or any group of related borrowers if as a result the total loans to that group would exceed $1,000,000, without the prior approval of Texas Regional;

  •
  not sell or dispose of any of the real or personal property (other than "other real estate" owned sold in the ordinary course of business of Community Bank & Trust) without the prior consent of Texas Regional;

  •
  not incur expenses or enter into material contracts or incur other obligations outside of the ordinary course of business, except as expressly permitted; and

  •
  not acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities with weighted-average maturities of greater than five years, unless the investment has been approved by Texas Regional.

        Southeast Texas also agreed that until the completion of the merger, Southeast Texas will, unless it otherwise receives the written consent of Texas Regional, conduct its business in compliance with other specific restrictions, including those relating to the following:

  •
  not permit any change in its organizational documents;

  •
  terminate all existing data processing contracts (including item processing service contracts) and automated teller machine system contracts effective as of May 8, 2004 or such other date as is determined by Texas Regional in consultation with Southeast Texas; and

  •
  obtain extended reporting period coverage (sometimes called tail coverage) for the Southeast Texas directors' and officers' insurance policy for a period of two years following closing.

        The agreements related to the conduct of Southeast Texas' business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

        Additional covenants and agreements.    Each of Southeast Texas and Texas Regional has agreed to cooperate with each other and to use their best efforts to take all actions, fulfill all conditions and obligations and do all things necessary under the merger agreement to complete the merger. In addition to the representations, warranties and covenants referenced above, Southeast Texas and Texas Regional have, as applicable, agreed as follows:

  •
  Texas Regional will give credit for time of service with Community Bank & Trust for purposes of the employees participation in Texas Regional's employee stock ownership plan, although compensation will only be measured from the date of the merger for purposes of calculating contributions;

  •
  Texas Regional has agreed to file all regulatory applications required in order to consummate the merger and each party has agreed to cooperate with the other in connection with the preparation and filing of regulatory applications and the registration statement of which this proxy statement/prospectus is a part and Texas Regional will further use its best efforts to have the registration statement declared effective;

  •
  Southeast Texas has agreed to terminate any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements and other services contracts, and any vacation benefit or other employee benefit plan, except for a specific list approved for continuation in writing by Texas Regional;

  •
  Southeast Texas has agreed to terminate all of its stock appreciation rights obligations;

  •
  Southeast Texas has agreed to cause all outstanding preferred shares to be converted to Southeast Texas common shares at least 30 days in advance of closing;

  •
  each party has agreed to maintain the confidentiality of the other's nonpublic business information as described in the merger agreement;

  •
  Southeast Texas has agreed that any public announcement of the transaction shall be prepared and issued by Texas Regional; and

  •
  the parties have agreed that the representations and warranties and any covenants and agreements that do not expressly apply to time periods following the closing, shall not survive the closing and consummation of the transactions.

  •
  Texas Regional is entitled to review and monitor Southeast Texas and its assets, liabilities, business and prospects, and shall be entitled to terminate the transaction in its sole discretion at any time prior to closing if as a result of that review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have material adverse effect on the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries.

        Conditions to completion of the merger.    The obligations of Texas Regional and Southeast Texas to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

  •
  Southeast Texas' shareholders have approved and adopted the merger agreement and the merger;

  •
  the merger has been approved, as applicable, by the Federal Reserve Board, the Texas Department of Banking, or other regulatory authorities whose approval is required for the merger and such approvals may not be contested by any governmental authority or any other third party by formal proceeding;

  •
  the absence of any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency which might prohibit the consummation of the merger;

  •
  the registration statement to register the shares of Texas Regional common stock to be issued in the merger has been declared effective and no stop order suspending the effectiveness of the registration statement is in effect;

  •
  the shares of Texas Regional common stock to be issued pursuant to the merger to the shareholders of Southeast Texas have been approved for listing on The Nasdaq Stock Market's National Market System;

  •
  the closing price of Texas Regional stock on The Nasdaq Stock Market's National Market System during either the determination period or the ten consecutive trading days ending one business day prior to the closing shall not have been less than an average of $28.00 per share; and

  •
  each party has received a fairness opinion as to the fairness of the merger and such fairness opinion shall not have been withdrawn or materially modified.

        The merger has been approved by the Federal Reserve Board (acting through the Federal Reserve Bank of Dallas, under delegated authority), and the bank merger has been approved by the Texas Department of Banking. No indication of a contest of such approval has been received by either Texas Regional or Southeast Texas.

        Texas Regional's obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

  •
  Texas Regional is entitled to review and monitor Southeast Texas and its assets, liabilities, business and prospects, and shall be entitled to terminate the transaction in its sole discretion at any time prior to closing if as a result of that review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have material adverse effect on the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries;

  •
  Southeast Texas' representations and warranties are true and correct in all material respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

  •
  holders of not more than five percent of the issued and outstanding shares of Southeast Texas have exercised dissenters' rights with respect to the merger;

  •
  Texas Regional has received an opinion of Southeast Texas' counsel, with respect to certain matters as specified in the merger agreement.

  •
  Texas Regional has received all necessary consents, approvals and estoppel certificates and other assurances, from any party to an agreement with Southeast Texas or any of its subsidiaries, or by which Southeast Texas or any of its subsidiaries is bound as a result of any legal requirement;

  •
  the net worth of Southeast Texas is not less than $107,000,000, calculated as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by Southeast

    Texas and its subsidiaries contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

  •
  Texas Regional has received financial statements as of the month the merger is completed, of Southeast Texas and Community Bank & Trust prepared in accordance with the merger agreement, reflecting no changes in the condition of Southeast Texas and Community Bank & Trust that would constitute a material adverse effect on the condition of Southeast Texas and its subsidiaries, taken as a whole;

  •
  Southeast Texas has not paid any dividends or made any distributions in respect of its capital stock prior to the closing date, except as permitted by the merger agreement; and

  •
  Southeast Texas and its subsidiaries have terminated all data processing, automated teller machine system contracts, employment contracts, severance agreements or policies, incentive compensation agreements or other services contracts, except as approved for continuation in writing by Texas Regional or as permitted by the merger agreement, and any related costs of termination shall have been fully accrued prior to closing;

  •
  In addition, Texas Regional has a right to terminate if the Texas Regional Board of Directors determines that in the exercise of its fiduciary duties it is required not to continue and consummate the proposed transaction.

        Southeast Texas' obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

  •
  Texas Regional's representations and warranties are true and correct in all material respects as of the date of the merger except to the extent any such representations or warranties are made as of a specified date;

  •
  Southeast Texas is entitled to review and monitor Texas Regional and its assets, liabilities, business and prospects, and shall be entitled to terminate the transaction in its sole discretion at any time prior to closing if as a result of that review Southeast Texas in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have material adverse effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries;

  •
  Southeast Texas has a right to terminate if the Southeast Texas Board of Directors determines that in the exercise of its fiduciary duties it is required not to continue and consummate the proposed transaction;

  •
  Southeast Texas has received an opinion of Texas Regional's counsel with respect to matters specified in the merger agreement; and

  •
  Alex Sheshunoff & Co. Investment Banking L.P., financial advisor to Southeast Texas, has not withdrawn or materially modified its opinion that the merger is fair to Southeast Texas and its shareholders from a financial point of view.

        Termination of the merger agreement.    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Southeast Texas shareholders:

  •
  by mutual consent of the boards of directors of Southeast Texas and Texas Regional;

  •
  by either of the boards of directors of Southeast Texas or Texas Regional, if:

  •
  the merger is not completed by April 30, 2004 (unless the failure is based on the failure to receive required regulatory approvals and either party has elected to extend this date to June 30, 2004, and the merger is not completed by June 30, 2004); or

  •
  the merger agreement fails to receive the requisite vote for adoption by the shareholders of Southeast Texas at the Southeast Texas special meeting;

  •
  by the board of directors of Southeast Texas if its continuing due diligence indicates facts, events or circumstances that come to its attention that could have a material adverse effect on the condition of Texas Regional or any of its subsidiaries;

  •
  by the board of directors of Southeast Texas if in the exercise of its fiduciary duties it determines that the agreement must be terminated;

  •
  by the board of directors of Texas Regional if its continuing due diligence indicates facts, events or circumstances that come to its attention that could have a material adverse effect on the condition of Texas Regional or any of its subsidiaries;

  •
  by the board of directors of Texas Regional if in the exercise of its fiduciary duties it determines that the agreement must be terminated.

        Payment of termination fee.    Southeast Texas will pay to Texas Regional a termination fee in the amount of $500,000 in consideration of the costs and expenses incurred by Texas Regional in connection with the merger, if Southeast Texas elects to terminate the transaction in the event that the Southeast Texas Board determines, in the exercise of its fiduciary duty, to opt out of the transaction, or upon a determination by Southeast Texas to terminate the transaction because of facts, events or circumstances that could have a material adverse effect on Texas Regional.

Management After the Merger

        Neither the board of directors nor the executive officers of Texas Regional will change with the consummation of the merger. Information about Texas Regional's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Texas Regional's proxy statement/prospectus for the 2003 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2002, both of which are filed with the Commission and incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Texas Regional's annual meeting proxy statement/prospectus and Form 10-K, see "Where You Can Find Additional Information" on page 94.

        The nominating committee and board of directors of Texas Regional have indicated an intention to propose expanding the size of the Texas Regional board by two persons and nominating as additional directors Walter Umphrey and Joe E. Penland, Sr. for consideration by the shareholders at the annual meeting of the shareholders of Texas Regional to be held in April 2004. Mr. Umphrey and Mr. Penland currently serve as members of the board of directors of Southeast Texas.

INFORMATION ABOUT SOUTHEAST TEXAS

General

        Southeast Texas is a bank holding company headquartered in Beaumont, Texas, formed in 1983. Southeast Texas was originally created to be the holding company for Kirbyville State Bank of Kirbyville, Texas, a Texas state bank chartered in 1935 and regulated by the Texas Department of Banking. Following a merger and a name change, Kirbyville State Bank became Community Bank of Texas. In 1998, Community Bank of Texas converted to a state savings bank under the Texas Savings Bank Act under the name Community Bank & Trust, SSB. Community Bank & Trust is regulated by the Texas Savings and Loan Department and its principal federal regulator is the Federal Deposit Insurance Corporation (FDIC).

        As of September 30, 2003, Southeast Texas had consolidated total assets of $1.1 billion, loans (net of allowance for loan losses) of $685.5 million, total deposits of $976.9 million, and total stockholders' equity of $108.6 million. Based on total assets as of September 30, 2003, Southeast Texas is the largest independent banking organization headquartered in Beaumont.

        Community Bank & Trust operates through 29 banking locations located throughout the Beaumont metropolitan area, in other areas of southeast Texas, and in the Tyler metropolitan area. Two additional branches of Community Bank & Trust are planned for the near term. The majority of Community Bank & Trust's activity is derived from providing banking products and services to individuals and businesses located in proximity to its places of business.

        The Community Bank & Trust loan portfolio consists of various types of loans made principally to borrowers located in east and southeast Texas. The primary lending focus is on commercial and commercial real estate loans to owners and operators of area businesses and professionals. Community Bank & Trust offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans, and loans to finance accounts receivable, inventory and equipment. Typically, the commercial loans have floating interest rates, are personally guaranteed by the business owner and are secured by real estate or other business assets.

        In 2001 Southeast Texas formed Southeast Texas Insurance Services, L.P., operating under the name Community Insurance, a general lines insurance agency. Community Insurance, as an agent, offers a broad line of insurance products to consumers and businesses in Community Bank & Trust's market area. Title insurance agency services are offered through Port Arthur Abstract and Title Company and Southeast Texas Title Company. As an agent for title insurance carriers, Southeast Texas' title companies underwrite title insurance policies and provide escrow activities for real estate closings in Jefferson County, Texas. The Southeast Texas title insurance businesses represented the largest title company, by volume of premium written, in Jefferson County, Texas, with approximately 34% market share for the year ended December 31, 2002.

        The Community Bank & Trust trust department, with assets under management of $536.5 million at September 30, 2003, offers a broad range of trust and investment management services to clients throughout east Texas. Services include traditional trust accounts, custodial accounts, corporate escrow accounts, investment management accounts, employee benefit accounts and retirement accounts. Trust assets under management increased by approximately $255.0 million with the acquisition of Secured Trust Bank of Tyler in 2003.

Facilities

        Southeast Texas conducts business through its subsidiaries at its banking facilities and other locations. The main banking facility, located at 3535 Calder in Beaumont, Texas, and seventeen of the company's branch banks are in owned facilities, and the remainder of the branches are located in leased facilities. Owned facilities not presently needed for bank operations are leased by Southeast Texas to third party tenants.

        Southeast Texas has prepared applications for filing with regulatory authorities for the establishment of two additional in-store branch banking facilities to be located within new Wal-Mart stores in Southeast Texas' primary market area.

Competition

        The banking business is highly competitive, and Southeast Texas' profitability depends principally on its ability to compete in the greater Beaumont market. Southeast Texas competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including certain governmental organizations which may offer more favorable financing than Southeast Texas.

Employees

        As of January 27, 2004, Southeast Texas had 82 part-time employees and 424 full-time employees. Southeast Texas provides the following employee benefits to its full time employees: medical coverage with prescription benefits and extended care, mental health and chemical dependency services; dental coverage; employee assistance programs; insurance coverage including life, accidental death and dismemberment and long term disability; retirement savings plan; educational assistance; vacation, holiday and sick leave; and free checking accounts. Southeast Texas considers its relations with employees to be excellent. Neither Southeast Texas nor Community Bank & Trust is a party to any collective bargaining agreement.

Legal Proceedings

        Southeast Texas and Community Bank & Trust from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. Southeast Texas does not believe that there is any pending or threatened proceeding against Southeast Texas or Community Bank & Trust which, if determined adversely, would have a material effect on the business, results of operations, financial position or cash flows of Southeast Texas or Community Bank & Trust.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF SOUTHEAST TEXAS

        Management's Discussion and Analysis of the Financial Condition and Results of Operations of Southeast Texas analyzes the major elements of Southeast Texas' balance sheets and statements of income. This section should be read in conjunction with Southeast Texas' audited consolidated financial statements and accompanying notes as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and Southeast Texas' unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2003 and 2002, which are included in this proxy statement/prospectus.

Critical Accounting Policies

        Various elements of the accounting policies, by their nature, are inherently subject to estimation, valuation assumptions and other subjective assessments. In particular, the policy for accounting for the allowance for loan losses is critical to an understanding of the financial statements. This policy and the judgments, estimates and assumptions are described in greater detail in subsequent sections.

        The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery. Throughout the year management of Southeast Texas estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses, and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb probable losses.

        Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

        Estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the near term Southeast Texas may sustain losses which are substantial, relative to the allowance for credit losses, it is the judgment of management of Southeast Texas that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

        Southeast Texas' management believes that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the consolidated financial statements to this critical accounting policy, the use of other judgments, estimates and assumptions could result in material differences in the results of operations or financial condition.

Acquisitions

        During the periods indicated, Southeast Texas completed five acquisitions in merger transactions that were accounted for using the purchase method of accounting. Earnings of the acquired companies prior to the acquisition dates have been excluded from the statements of income.

  Port Arthur Abstract And Title Company—On May 1, 2000, Southeast Texas purchased all of the outstanding stock of Port Arthur Abstract. Port Arthur Abstract, as an agent for title insurance carriers, underwrites title insurance policies and provides escrow activities for real estate closings in Jefferson County, Texas. The purchase price was approximately $3.1 million, consisting of $500,000 in cash and a short-term note payable to previous owners for $2.6 million. The short-term note payable was repaid in full during the year 2000. Goodwill totaling $1.9 million was recorded as a result of the acquisition.

  First National Bank of San Augustine—On May 19, 2000, Southeast Texas purchased all of the outstanding stock of San Augustine and merged it into Community Bank & Trust. As of the date of acquisition, San Augustine had total assets and total deposits of approximately $52.7 million and $41.9 million, respectively, in two branch locations. The purchase price was approximately $10.5 million in cash. Goodwill totaling $4.0 million was recorded as a result of the acquisition.

  First State Bank of Colmesneil—On February 2, 2001, Southeast Texas purchased all of the outstanding stock of Colmesneil and merged it into Community Bank & Trust. As of the date of acquisition, Colmesneil had total assets and total deposits of approximately $18.6 million and $16.4 million, respectively. The purchase price was approximately $2.8 million in cash. The acquisition was financed with borrowings totaling $2.5 million. Goodwill totaling $1.0 million was recorded as a result of the acquisition.

  Ideal Insurance—On October 31, 2001, Southeast Texas subsidiary, Southeast Texas Insurance Services, L.P., operating under the name of Community Insurance, completed the acquisition of customer relationships and related insurance expirations of Ideal Insurance, an independent agency based in Kirbyville, Texas. The transaction did not have a material impact on Southeast Texas' results of operations.

  Secured Trust Bank—On August 15, 2003, Southeast Texas completed the acquisition of Secured Trust. As of the date of acquisition, Secured Trust had total assets and total deposits of approximately $51.2 million and $37.2 million, respectively. Secured Trust also managed more than $255 million of trust assets.

SOUTHEAST TEXAS BANCSHARES, INC.

SUMMARY OF SELECTED FINANCIAL INFORMATION

(Amounts In Thousands, Except Per Share Data)

	At/For Nine Months Ended September 30,		At/For Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Income Statement Data
Net interest income	$29,352	$29,810	$39,037	$38,635	$36,781	$31,842	$29,313
Provision for credit losses	3,700	2,565	5,360	3,443	3,019	2,700	2,581
Noninterest income	17,429	15,500	20,765	19,126	15,219	12,718	10,127
Noninterest expense	29,910	28,789	37,656	40,457	36,690	32,264	29,462
Income before income taxes	13,171	13,955	16,786	13,861	12,291	9,596	7,397
Net income(1)	9,177	9,556	11,687	9,038	8,312	6,480	4,986
Net income attributable to common stock	8,920	9,346	11,291	8,641	7,915	6,083	4,589
Balance Sheet Data
Assets	$1,109,102	$943,520	$945,133	$914,450	$845,783	$736,693	$716,230
Securities	160,751	128,152	144,582	177,343	169,203	171,730	196,916
Loans	696,112	637,281	637,106	594,342	513,522	430,017	355,490
Allowance for credit losses	10,634	9,115	8,710	8,053	6,742	5,288	4,946
Deposits	976,919	821,697	824,061	805,257	745,156	621,941	637,945
Notes payable and other borrowings	14,437	19,875	19,438	16,187	15,300	30,800	10,800
Convertible preferred stock	6,249	6,611	3,506	6,611	6,611	6,611	6,611
Common equity	102,398	86,739	91,187	76,593	69,414	58,419	56,667
Per Share Data
Earnings per common share
Basic	$4.40	$4.90	$5.91	$4.53	$4.22	$3.33	$2.61
Diluted	4.26	4.53	5.74	4.45	4.17	3.34	2.66
Shares used in computing earnings per common share
Basic	2,029	1,909	1,911	1,909	1,874	1,825	1,761
Diluted	2,154	2,110	2,036	2,031	1,993	1,939	1,872
Book value per common share at period-end
Total	$47.85	$45.45	$45.91	$40.12	$36.36	$32.01	$31.05
Tangible	33.51	32.94	33.96	27.37	22.82	19.57	17.48
Cash dividends declared per common share	0.75	0.75	1.00	1.00	1.00	1.00	—
Selected Performance Ratios
Return on average assets
Total	1.21%	1.44%	1.30%	1.02%	1.05%	0.88%	0.69%
Tangible	1.25%	1.50%	1.33%	1.26%	1.36%	1.13%	0.95%
Return on average common equity
Total	12.16%	15.30%	13.69%	11.84%	12.38%	10.57%	8.74%
Tangible	16.61%	22.57%	19.72%	22.61%	26.18%	23.54%	23.00%
Net interest margin	4.41%	5.11%	4.90%	4.86%	5.23%	5.21%	5.20%
Common stock dividend payout ratio	16.85%	14.98%	16.33%	21.11%	22.67%	28.15%	0.00%
Efficiency ratio
Total(2)	63.93%	63.83%	63.15%	70.36%	70.57%	72.16%	74.82%
Tangible(3)	63.18%	63.12%	62.46%	66.46%	65.73%	67.85%	69.83%
Asset Quality Ratios
Nonperforming loans to total period-end loans	0.48%	0.53%	1.10%	0.35%	0.37%	0.34%	0.22%
Period-end nonperforming assets to total assets	0.73%	0.42%	0.83%	0.25%	0.27%	0.36%	0.25%
Period-end allowance for credit losses to Nonperforming loans	321.5%	267.7%	123.8%	382.9%	350.2%	364.7%	625.3%
Period-end allowance for credit losses to total loans	1.53%	1.43%	1.37%	1.35%	1.31%	1.23%	1.39%
Net charge-offs to average loans	0.44%	0.33%	0.77%	0.41%	0.39%	0.62%	0.56%
Capital Ratios
Period-end stockholders' equity to average assets	10.74%	10.54%	10.50%	9.35%	8.24%	8.82%	8.73%
Average stockholders' equity to average assets	10.05%	9.96%	9.87%	8.95%	8.93%	8.71%	8.16%

(1)
Includes after-tax losses incurred by Community Loan Company totaling $2,000 in 2003, $112,000 in 2002, $70,000 in 2001, $545,000 in 2000, $238,000 in 1999 and $18,000 in 1998. Community Loan Company substantially ceased operations in 2002.

(2)
The efficiency ratio is defined as Noninterest Expense divided by the total of Net Interest Income and Noninterest Income (excluding any gains and losses on sale of securities and the tax benefit of goodwill amortization.

(3)
The efficiency ratio—tangible is defined as Noninterest Expense (excluding goodwill and intangible amortization) divided by the total of Net Interest Income and Noninterest Income (excluding any gains or losses on sale of securities).

Earnings Performance

Performance Summary

        Net income for the nine months ended September 30, 2003 was $9.2 million or $4.26 per diluted share, reflecting a decrease of 4.0% as compared with the same period of 2002. This decrease was principally due to a lower net interest margin and a higher provision for credit losses. Net income for the nine months ended September 30, 2002 was $9.6 million or $4.53 per diluted share.

        Net income for the year 2002 was $11.7 million or $5.74 per diluted share, reflecting an increase of 29.3% as compared with the year 2001. This increase was principally due to reduced goodwill amortization in 2002. Southeast Texas adopted Financial Accounting Standards Board Statement 142 as of January 1, 2002, which resulted in a decrease in goodwill amortization. Excluding the effect of the reduced goodwill amortization, net income increased $900,000 or 8.3% as compared with the year 2001.

        Net income of $9.0 million in the year 2001 increased $726,000 or 8.7% over the $8.3 million recorded for the year 2000. Earnings per diluted share was $4.45 in 2001 and $4.17 in 2000; a 6.7% year-over-year increase.

        Two industry measures of the performance of a banking institution are its return on average tangible assets and return on average common equity. Return on average tangible assets ("ROATA") measures net income excluding goodwill and intangibles amortization in relation to average total assets and indicates a company's ability to employ its resources profitably. For the nine months ended September 30, 2003, Southeast Texas' ROATA was 1.25% as compared with 1.50% for the same period of 2002. The ROATA for the year 2002 was 1.33%, as compared to 1.26% and 1.36% for the years 2001 and 2000, respectively.

        Return on average common equity ("ROE") measures net income in relation to average common equity and indicates a company's return to its owners. Southeast Texas' ROE for the nine months ended September 30, 2003 was 12.16% as compared with 15.30% for the same period of 2002. For the year 2002, Southeast Texas' ROE was 13.69%, as compared to 11.84% and 12.38% for the years 2001 and 2000, respectively.

Net Interest Income

        Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is Southeast Texas' principal source of earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and interest-bearing liabilities, combine to affect net interest income.

        Net interest income for the nine months ended September 30, 2003 decreased $458,000 or 1.5% from the same period of 2002. The decrease in net interest income was primarily due to a reduction in Southeast Texas' net interest margin partially offset by higher levels of interest-earning assets during the period. Southeast Texas' assets are closely correlated with interest rate policy changes made by the Federal Reserve Board and reprice more quickly to current market rates than the interest-bearing liabilities. Management of Southeast Texas actively monitors the effect of changes in market rates and undertakes actions to reduce their impact on Community Bank & Trust. In June 2003, the Federal Reserve Board reduced the federal funds rate from 1.25% to 1.00%. An increase in loans offset some of the impact of these lower asset yields in 2003.

        Net interest income increased $402,000 or 1.0% in the year 2002 from the year 2001. The increase in net interest income was primarily due to a slight improvement in the net interest margin. The net interest margin was 4.90% for the year 2002, compared with 4.86% for the year 2001. During 2002, the Federal Reserve Board reduced the federal funds rate from 1.75% to 1.25%. An increase in loans offset some of the impact of these lower asset yields in 2002.

        Net interest income increased $1.9 million, or 5.0% in the year 2001 compared with the year 2000. The increase in net interest income for 2001 was primarily due to the increase in average interest-earning assets. The net interest margin was 4.86% for the year 2001, compared with 5.23% for the year 2000. From December 2000 to December 2001, the Federal Funds rate decreased 475 basis points to 1.75%.

        Certain average balances for Southeast Texas, together with the total dollar amounts of interest income and expense and the weighted average interest rates, were as follows (in thousands):

	Nine Months Ended September 30,
	2003			2002
	Average Balance	Rate	Interest Income or Expense	Average Balance	Rate	Interest Income or Expense
Assets
Interest-earning assets:
Loans(1):
Commercial, financial and industrial	$216,438	6.11%	$9,888	$185,823	6.91%	$9,607
Commercial real estate	242,689	5.75%	10,433	225,307	6.43%	10,844
Real estate—other	110,297	7.94%	6,551	100,870	8.54%	6,443
Consumer, net	84,458	7.37%	4,658	92,098	8.01%	5,521

Total loans	653,882	6.45%	31,530	604,098	7.17%	32,415
Cash and cash equivalents	90,054	1.05%	707	25,712	1.69%	325
Securities	146,471	4.47%	4,897	150,812	5.44%	6,136

Total interest-earning assets	890,407	5.58%	$37,134	780,622	6.66%	$38,876

Noninterest-earning assets	120,964			105,284

Total assets	$1,011,371			$885,906

Liabilities
Interest-bearing liabilities:
Deposits:
Checking accounts	$174,510	0.53%	$687	$138,204	0.79%	$821
Savings accounts and money market accounts	220,855	0.91%	1,504	203,846	1.40%	2,133
Time deposit accounts	260,025	2.70%	5,243	225,982	3.34%	5,643

Total deposits	655,390	1.52%	7,434	568,032	2.02%	8,597
Notes payable and other borrowings	17,103	2.72%	348	20,089	3.12%	469

Total interest-bearing liabilities	672,493	1.55%	$7,782	588,121	2.06%	$9,066

Noninterest-bearing liabilities	237,208			209,508

Total liabilities	909,701			797,629
Stockholders' equity	101,670			88,277

Total liabilities and stockholders' equity	$1,011,371			$885,906

Net interest spread and net interest income		4.03%	$29,352		4.60%	$29,810

Net interest margin		4.41%			5.11%

(1)
Nonaccrual loans were included in the average loan amounts outstanding.

	Years Ended December 31,
	2002			2001			2000
	Average Balance	Rate	Interest Income or Expense	Average Balance	Rate	Interest Income or Expense	Average Balance	Rate	Interest Income or Expense
Assets
Interest-earning assets:
Loans(1):
Commercial, financial and industrial	$190,527	6.76%	$12,886	$172,555	8.67%	$14,960	$135,815	10.00%	$13,584
Commercial real estate	229,008	6.17%	14,134	180,243	8.03%	14,479	143,261	9.20%	13,185
Real estate—other	101,651	8.40%	8,538	98,659	9.16%	9,035	77,594	9.14%	7,090
Consumer, net	90,774	7.92%	7,191	99,095	9.35%	9,270	113,805	9.16%	10,430

Total loans	611,960	6.99%	42,749	550,552	8.67%	47,744	470,475	9.41%	44,289
Cash and cash equivalents	37,896	1.53%	581	67,847	4.05%	2,746	61,177	6.26%	3,831
Securities	146,505	5.34%	7,817	177,315	5.74%	10,177	171,306	5.97%	10,231

Total interest-earning assets	796,361	6.42%	$51,147	795,714	7.62%	$60,667	702,958	8.30%	$58,351

Noninterest-earning assets	105,108			93,857			86,498

Total assets	$901,469			$889,571			$789,456

Liabilities
Interest-bearing liabilities:
Deposits:
Checking accounts	$140,626	0.79%	$1,113	$142,946	1.22%	$1,739	$146,981	1.52%	$2,234
Savings accounts and money market accounts	206,484	1.36%	2,798	208,413	2.98%	6,219	189,873	4.11%	7,810
Time deposit accounts	232,909	3.25%	7,567	242,717	5.40%	13,103	190,263	5.28%	10,052

Total deposits	580,019	1.98%	11,478	594,076	3.55%	21,061	527,117	3.81%	20,096
Notes payable and other borrowings	19,982	3.16%	632	15,663	6.20%	971	17,214	8.56%	1,474

Total interest-bearing liabilities	600,001	2.02%	$12,110	609,739	3.61%	$22,032	544,331	3.96%	$21,570

Noninterest-bearing liabilities	212,519			200,217			174,597

Total liabilities	812,520			809,956			718,928
Stockholders' equity	88,949			79,615			70,528

Total liabilities and stockholders' equity	$901,469			$889,571			$789,456

Net interest spread and net interest income		4.40%	$39,037		4.01%	$38,635		4.34%	$36,781

Net interest margin		4.90%			4.86%			5.23%

(1)
Nonaccrual loans were included in the average loan amounts outstanding.

        The dollar amounts of interest income and interest expense fluctuate depending upon changes in interest rates and upon changes in the volume and mix of our interest-earning assets and interest-bearing liabilities. Changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate), (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume), and (iii) changes in rate/volume (changes in rate times the change in volume) which were allocated proportionately to the changes in volume and the changes in rate and included in the relevant column below were as follows (in thousands):

	Nine Months Ended September 30, 2003 vs. 2002 Increase/(Decrease) Due to
	Volume	Rate	Total Change
Interest Income
Loans:
Commercial, financial and industrial	$1,475	$(1,194)	$281
Commercial real estate	800	(1,211)	(411)
Real estate—other	578	(470)	108
Consumer	(439)	(424)	(863)

Total loans	2,414	(3,299)	(885)
Cash and cash equivalents	545	(163)	382
Securities	(173)	(1,066)	(1,239)

Total interest income	2,786	(4,528)	(1,742)
Interest Expense
Deposits:
Checking accounts	184	(318)	(134)
Savings accounts and money market accounts	166	(795)	(629)
Time deposit accounts	778	(1,178)	(400)

Total deposits	1,128	(2,291)	(1,163)
Notes payable and other borrowings	(65)	(56)	(121)

Total interest expense	1,063	(2,347)	(1,284)

Net interest income	$1,723	$(2,181)	$(458)

	2002 vs. 2001			2001 vs. 2000
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
	Volume	Rate	Total Change	Volume	Rate	Total Change
Interest Income
Loans:
Commercial, financial and industrial	$1,448	$(3,522)	$(2,074)	$3,347	$(1,971)	$1,376
Commercial real estate	3,428	(3,773)	(345)	3,114	(1,820)	1,294
Real estate—other	268	(765)	(497)	1,929	16	1,945
Consumer	(736)	(1,343)	(2,079)	(1,372)	212	(1,160)

Total loans	4,408	(9,403)	(4,995)	7,018	(3,563)	3,455
Cash and cash equivalents	(899)	(1,266)	(2,165)	383	(1,468)	(1,085)
Securities	(1,680)	(680)	(2,360)	352	(406)	(54)

Total interest income	1,829	(11,349)	(9,520)	7,753	(5,437)	2,316
Interest Expense
Deposits:
Checking accounts	(28)	(598)	(626)	(60)	(435)	(495)
Savings accounts and money market accounts	(57)	(3,364)	(3,421)	708	(2,299)	(1,591)
Time deposit accounts	(510)	(5,026)	(5,536)	2,828	223	3,051

Total deposits	(595)	(8,988)	(9,583)	3,476	(2,511)	965
Notes payable and other borrowings	221	(560)	(339)	(124)	(379)	(503)

Total interest expense	(374)	(9,548)	(9,922)	3,352	(2,890)	462

Net interest income	$2,203	$(1,801)	$402	$4,401	$(2,547)	$1,854

Noninterest Income

        Southeast Texas' noninterest income principally includes customer service fees, fiduciary fee income and title insurance agency fees, as follows (in thousands):

	Nine Months Ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
Customer service fees	$12,591	$11,576	$15,632	$14,579	$12,775
Fiduciary fee income	883	668	881	694	480
Securities gains, net	155	352	352	415	167
Title insurance agency fees	2,425	1,785	2,406	2,290	1,198
Insurance commissions	422	393	498	92	—
Other	953	726	996	1,056	599

Total	$17,429	$15,500	$20,765	$19,126	$15,219

        The increases in customer service fees were predominantly due to higher nonsufficient funds charges. Nonsufficient funds charges increased by $550,000 or 7.2% during the nine months ended September 30, 2003 as compared with the same period of 2002. During the year 2002, nonsufficient funds charges increased by more than $700,000 or 7.2% to approximately $10.4 million and over $1.5 million or 18% during the year 2001 to approximately $9.7 million.

        The number of customer deposit accounts increased by almost 1,000 during 2002 to 82,400 accounts and over 2,250 during 2001 to 81,400 accounts. At September 30, 2003, Southeast Texas had more than 93,000 customer deposit accounts.

        Fiduciary fee income is received by the trust department for providing trust, custody, investment, retirement and estate services. Generally, these fees are charged based on the size of a customer's trust account. At September 30, 2003, assets under management with the trust department were $536.5 million. Assets under management grew $255 million as a result of the acquisition of Secured Trust Bank in August 2003. The remaining increase in assets under management is a result of internal growth during 2003.

        During the year 2002, assets under management with the trust department grew by more than $102.5 million to $251.7 million. During the year 2001, assets under management grew by more than $48.4 million to $149.2 million. The trust department began operations in 1998 with approximately $4.1 million of assets under management. Under generally accepted accounting principles, trust asset totals are not included in the consolidated balance sheets.

        Net securities gains result from the sale of available for sale securities. Securities in the available for sale portfolio are used as part of Community Bank & Trust's asset/liability management strategy and are sold from time to time in response to changes in interest rate risk, prepayment risk, or other similar economic factors.

        Title insurance agency fees increased during the nine months ended September 30, 2003 and during the year 2002 primarily due to growth in Southeast Texas' market share in Jefferson County, Texas. The increase in title insurance agency fees during the year 2001 was due primarily to growth in the market share and the effect of having a full year of operations included in the amounts for the year 2001 compared to only eight months of operations included in year 2000. In May 2000, Southeast Texas acquired Port Arthur Abstract and Title Company. In January 2001, Southeast Texas Title Company in Beaumont, Texas was opened to extend the geographic reach of the title company operations to northern Jefferson County. Revenues of the title company operations may vary significantly from year to year based on the overall economic health of the local economy, volumes of retail and commercial building activities and volumes of refinancing activities.

        Community Insurance was formed in May 2001 as a general lines insurance agency. In October and December 2001, Southeast Texas completed two acquisitions of customer relationships and related insurance expirations. Today, Community Insurance offers a broad line of insurance products to consumers and businesses in Southeast Texas' market area.

        Other income includes $360,000 for the nine months ended September 30, 2003, $488,000 for the year 2002, $466,000 for the year 2001 and $396,000 for the year 2000 from the bank-owned life insurance program, which was initially funded in 1999. The life insurance program is used to fund employee benefit obligations under the Salary Continuation and Executive Deferred Compensation Plan.

Noninterest Expense

        Noninterest expense consisted of the following (in thousands):

	Nine Months Ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
Salaries and employee benefits	$16,077	$15,496	$19,611	$20,919	$18,338
Net occupancy expense	5,194	5,473	7,187	7,253	6,475
Professional fees	1,500	1,096	1,569	1,440	1,207
Amortization of goodwill and other intangibles	451	411	520	2,347	2,622
Other	6,688	6,313	8,769	8,498	8,048

Total	$29,910	$28,789	$37,656	$40,457	$36,690

        Salaries and employee benefits expense increased only moderately for the nine months ended September 30, 2003 as compared with the same period of 2002. Salaries and employee benefits expense decreased during the year 2002 primarily due to reduced incentive and bonus compensation expense. Incentive and bonus compensation expense for the year 2003 will return to more normalized levels. During the year 2001, salaries and employee benefits expense increased principally due to the hiring of additional staff to support expanding operations. At September 30, 2003, Southeast Texas had 462 full-time equivalent employees, compared to 448 at December 31, 2002, 443 at December 31, 2001 and 419 at December 31, 2000.

        Net occupancy expense decreased $279,000 during the nine months ended September 30, 2003 as compared with the same period of 2002. For year 2002, net occupancy expense decreased $66,000 compared to the previous year. These decreases were primarily the result of lower depreciation expense.

        The increase in net occupancy expense in 2001 resulted primarily from rent, maintenance, utilities and depreciation expense on newly leased or acquired properties. During 2002, a new branch was opened and two others were renovated. During 2001, three new branches were opened/acquired.

        A new branch at Dowlen and Delaware in Beaumont was opened during September 2003. In addition, several of the in-store branches were renovated. Higher net occupancy expense is anticipated in the future because of this branch and the opening of the two proposed branches.

        Professional fees for the nine months ended September 30, 2003 as compared with the same period of 2002 increased primarily due to costs associated with the acquisition of Secured Trust Bank. The increase in professional fees in 2002 and 2001 was predominantly attributable to higher trust fund management fees. The trust department utilizes third-party money managers to help direct customer trust funds. Total trust funds under management increased from $251.7 million at December 31, 2002 to $536.5 million at September 30, 2003. The increase was partly attributable to the acquisition of Secured Trust Bank of Tyler during this period, which accounted for $255.0 million of the increase.

        Amortization of goodwill and other intangibles decreased in 2002 due to a change in accounting policy. The adoption of SFAS No. 142 on January 1, 2002 eliminated approximately $1.8 million of goodwill amortization on an annual basis. Intangibles related to certain branch acquisitions will continue to be amortized.

        The increases in other expense during the nine months ended September 30, 2003 and for the year 2002 were primarily due to increases in office supplies expenses and data processing expenses. The major portion of the increase from 2000 to 2001 was due to higher data processing expenses. The Bank outsources its primary data processing to a third-party. The monthly fees for data processing are determined in part based on the number of customer accounts.

Community Loan Company

        Southeast Texas formerly offered small-dollar installment loans through a consumer finance subsidiary, Community Loan Company. During 2002, Community Loan Company's operations substantially ceased. Remaining loans totaling $87,000 at September 30, 2003 will be collected according to their normal terms. Management has allocated $26,000 or 30% of the loan balances at September 30, 2003 as a valuation allowance available for losses incurred on this portfolio. Community Loan Company had after-tax losses totaling $2,000 for the nine months ended September 30, 2003, $112,000 for the year 2002, $70,000 for the year 2001 and $545,000 for the year 2000.

Income Taxes

        Income tax expense for the nine months ended September 30, 2003 was $4.0 million, reflecting a 30.3% effective tax rate. Southeast Texas provided $5.1 million for federal income taxes for 2002, $4.8 million for 2001 and $4.0 million for 2000. The effective tax rates for 2002, 2001 and 2000 were 30.4%, 34.8% and 32.4%, respectively.

Review of Financial Condition

Assets

        At September 30, 2003, assets were $1.1 billion, reflecting an increase of $164.0 million or 17.3% over the total for December 31, 2002. This increase was predominantly due to deposit growth, a portion of which funded growth in the loan portfolio. In addition, assets increased $51.2 million from the Secured Trust Bank acquisition in August 2003.

        At December 31, 2002, assets were $945.1 million, an increase of $30.6 million or 3.3% from $914.5 million at December 31, 2001. This increase was primarily attributable to growth in the loan portfolio.

Securities

        Securities consisted of the following (in thousands):

		December 31,
	September 30, 2003
		2002	2001	2000
Available for Sale
U.S. Treasury securities	$—	$—	$1,219	$3,502
U.S. agency securities	33,573	39,775	32,638	55,620
Collateralized mortgage obligations	10,272	26	2,099	3,936
Mortgage-backed securities	65,390	56,549	89,184	51,541
Other securities	3,805	2,961	2,472	2,835

Total available for sale	113,040	99,311	127,612	117,434

Held to Maturity
Obligations of state and political subdivisions	47,018	42,796	46,200	45,892
Collateralized mortgage obligations	—	243	546	2,016
Mortgage-backed securities	471	1,841	2,536	3,355
Other securities	222	391	449	506

Total held to maturity	47,711	45,271	49,731	51,769

Total securities	$160,751	$144,582	$177,343	$169,203

        The securities portfolio increased $16.2 million to $160.8 million at September 30, 2003 as compared with December 31, 2002. The portfolio increased $14.1 million as a result of the Secured Trust Bank acquisition in August 2003. Higher than normal levels of prepayments have continued during 2003. Much of these prepayment amounts are being invested in securities having lesser yields given the current rate environment.

        The securities portfolio decreased $32.8 million to $144.6 million at December 31, 2002 from $177.3 million at December 31, 2001. This decrease was principally related to higher prepayment activity and sales during 2002. Proceeds of these prepayments and sales of securities were used to fund growth in the loan portfolio.

        The yield on the Bank's securities portfolio was 5.04% at September 30, 2003 compared with 5.52% at December 31, 2002 and 6.08% at December 31, 2001. The weighted-average life of the portfolio was approximately 3.4 years and the duration was approximately 3.1 years at September 30, 2003.

        The following table presents the maturities, amortized cost, estimated fair value and weighted average yields of securities available for sale at September 30, 2003 (in thousands):

	Amortizing Cost Maturing
	One Year Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Amortized Cost	Estimated Fair Value
U.S. agency securities	$—	$32,510	$—	$—	$32,510	$33,573
Collateralized mortgage obligations	24	792	1,289	8,138	10,243	10,272
Mortgage-backed securities	168	494	40,033	24,033	64,828	65,390
Other securities	1,000	—	—	2,763	3,763	3,805

Total securities	$1,192	$33,796	$41,322	$34,934	$111,344	$113,040

Weighted-Average Yields
U.S. agency securities	—%	4.09%	—%	—%	4.09%
Collateralized mortgage obligations	—	5.93%	6.74%	5.06%	5.34%
Mortgage-backed securities	5.80%	6.18%	4.05%	5.66%	4.66%
Other securities	—	—	—	5.00%	3.67%

Total securities	0.82%	4.16%	4.13%	5.47%	4.52%

        The following table presents the maturities, amortized cost, estimated fair value and weighted average yields of securities held to maturity at September 30, 2003 (in thousands):

	Amortizing Cost Maturing
	One Year Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Amortized Cost	Estimated Fair Value
Obligations of state and political subdivisions	$3,103	$26,245	$15,662	$2,008	$47,018	$49,338
Mortgage-backed securities	—	—	—	471	471	474
Other securities	—	—	—	222	222	218

Total securities	$3,103	$26,245	$15,662	$2,701	$47,711	$50,030

Weighted-Average Yields
Obligations of state and political subdivisions	6.76%	6.12%	6.43%	7.63%	6.33%
Mortgage-backed securities	—	—	—	3.16%	3.16%
Other securities	—	—	—	2.05%	2.05%

Total securities	6.76%	6.12%	6.43%	6.39%	6.28%

Loans

        Total loans consisted of the following (in thousands):

		December 31,
	September 30, 2003
		2002	2001	2000	1999	1998
Commercial, financial and industrial	$227,259	$206,877	$180,739	$158,202	$117,629	$87,300
Commercial real estate	254,632	238,654	212,098	158,133	130,746	98,958
Real estate—other	127,304	105,176	105,085	92,683	60,910	54,558
Consumer	88,126	88,180	99,364	109,012	127,871	125,778

Subtotal	697,321	638,887	597,286	518,030	437,156	366,594
Less: Unearned discount	(1,209)	(1,781)	(2,944)	(4,508)	(7,139)	(11,104)

Total	$696,112	$637,106	$594,342	$513,522	$430,017	$355,490

        The increases in loans were substantially due to increases in the commercial lending portfolios. These increases were partially offset by higher levels of prepayments of consumer loans, principally indirect loans.

        The loan portfolio consists of various types of loans made principally to borrowers located in east and southeast Texas. The primary lending focus is on commercial and commercial real estate loans to owners and operators of area businesses and professionals. Community Bank & Trust offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans, and loans to finance accounts receivable, inventory and equipment. Typically, the commercial loans have floating interest rates, are personally guaranteed by the business owner and are secured by real estate or other business assets.

        The commercial real estate portfolio includes loans secured by first liens on real estate, typically having floating interest rates and are amortized over a 15-year period with balloon payments due at the end of three years.

        Community Bank & Trust makes loans to finance the construction of residential and nonresidential properties. At September 30, 2003, the real estate construction portfolio totaled $95.0 million or 13.65% of the loan portfolio. These loans totaled $61.9 million or 9.71% of the loan portfolio at December 31, 2002 and $41.6 million or 6.99% of the loan portfolio at December 31, 2001. Generally, construction loans are secured by first liens on real estate and have floating interest rates. Community Bank & Trust conducts regular inspections before approving periodic draws on these loans.

        Community Bank & Trust makes automobile, boat, home improvement and other loans to consumers. These loans are made primarily to consumers who have other relationships with Community Bank & Trust. Community Bank & Trust ceased its indirect automotive lending program during 2000 because the portfolio yields were not attractive. Since that time, the indirect portfolio has declined because of prepayments and maturities.

        Aside from the geographic concentration of loans and the loan categories listed above, there are no other concentrations exceeding 10% of total loans.

        Loan maturities and rate sensitivity of the loan portfolio, excluding consumer and other real estate loans before unearned discount at September 30, 2003, are as follows (in thousands):

	Within One Year	One to Five Years	After Five Years	Total
Commercial, financial, and industrial	$167,872	$52,694	$6,693	$227,259
Commercial real estate	167,811	68,104	18,717	254,632

Total	$335,683	$120,798	$25,410	$481,891

Loans at fixed interest rates	$46,788	$88,966	$21,891	$157,645
Loans at variable interest rates	288,895	31,832	3,519	324,246

Total	$335,683	$120,798	$25,410	$481,891

Deposits

        Deposits consisted of the following (in thousands):

		December 31,
	September 30, 2003
		2002	2001	2000
Checking accounts:
Noninterest-bearing	$258,565	$224,570	$220,264	$183,874
Interest bearing	184,177	156,493	141,989	144,049
Savings accounts	61,875	52,767	54,817	48,334
Money market accounts	195,891	136,546	157,183	143,652
Time deposit accounts	276,411	253,685	231,004	225,247

Total	$976,919	$824,061	$805,257	$745,156

        Deposits increased $152.8 million or 18.5% to $976.9 million at September 30, 2003 from $824.1 million at December 31, 2002. Deposits increased $37.2 million as a result of the Secured Trust Bank acquisition in August 2003. Deposits increased $18.8 million or 2.3% to $824.1 million at December 31, 2002 from $805.3 million at December 31, 2001.

        Checking, savings and money market accounts were 72% of total deposits at September 30, 2003, compared with 69% at year-end 2002, 71% at year-end 2001 and 70% and year-end 2000. These products generally have the benefit of lower interest costs, compared with time deposit accounts. Increases in these types of deposits benefit the cost of funds and net interest margin. Even though these deposits are more liquid, they are considered to be the core relationship with our customers, as they provide a more stable source of long-term funding than time deposits.

        Included in interest-bearing deposits are time deposits in amounts of $100,000 or more. These deposits and their remaining maturities at September 30, 2003 were as follows (in thousands):

Three months or less	$20,893
After three through six months	16,682
After six through twelve months	14,885
Thereafter	47,453

Total	$99,913

Notes Payable and Other Borrowings

        Southeast Texas' borrowings consist of advances from the Federal Home Loan Bank of Dallas ("FHLB") and borrowings from an unaffiliated bank. Total borrowings at September 30, 2003 were $14.4 million, down $5.0 million as compared with December 31, 2002. These borrowings were used to fund previous acquisitions and growth in our loan portfolio.

        The components of notes payable and other borrowings are as follows (in thousands):

		December 31,
	September 30, 2003
		2002	2001	2000
FHLB advances	$1,312	$5,000	$—	$300
Note payable	13,125	14,438	16,187	15,000

Total	$14,437	$19,438	$16,187	$15,300

FHLB borrowings—At September 30, 2003, Federal Home Loan Bank (FHLB) advances totaled $1.3 million. The advances mature December 1, 2006 and are secured by a pledge of investment securities.

Other borrowings—Southeast Texas had outstanding borrowings totaling $13.1 million at September 30, 2003 from an unaffiliated bank. Interest on the outstanding borrowings is payable quarterly at the federal funds rate plus a 1.50% margin (total rate of 2.50% at September 30, 2003) and is secured by a pledge of 100% of the outstanding Community Bank & Trust common stock. Principal repayments of $437,500 quarterly ($1.75 million annually) plus accrued interest are scheduled under the note.

Asset Quality

Nonperforming Assets and Other Past-Due Loans

        Loans are generally placed on nonaccrual status when they are delinquent for 90 days, or earlier in some cases. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part.

        Nonperforming assets and other past-due loans consisted of the following (in thousands):

		As of December 31,
	September 30, 2003
		2002	2001	2000	1999	1998
Nonaccrual loans	$3,308	$7,033	$2,103	$1,925	$1,450	$791
Restructured loans	—	—	—	—	—	—

Total nonperforming loans	3,308	7,033	2,103	1,925	1,450	791
Foreclosed assets	4,768	788	223	321	1,236	989

Total nonperforming assets	$8,076	$7,821	$2,326	$2,246	$2,686	$1,780

Nonperforming loans to total loans	0.48%	1.10%	0.35%	0.37%	0.34%	0.22%
Nonperforming assets to total assets	0.73%	0.83%	0.25%	0.27%	0.36%	0.25%
Loans 90 days or more past due, not on nonaccrual	$359	$885	$849	$373	$245	$176

        Nonperforming loans were $3.3 million at September 30, 2003, a decrease of $3.7 million as compared with the total at December 31, 2002. During the fourth quarter of 2002, loans to one borrower were placed on nonaccrual and a portion of these balances were charged-off. At December 31, 2002, nonaccrual loans outstanding to this one borrower totaled $5.2 million. At September 30, 2003, nonaccrual loans outstanding to this one borrower totaled $441,000. A significant portion of the outstanding loans to this borrower were charged-off during 2002 and the supporting collateral foreclosed upon. Refer to "Provision and Allowance for Credit Losses" for further discussion.

        Management has taken steps to minimize exposure to continued weak economic conditions through enhanced default management processes. Additionally, we have taken steps to reduce risk through the implementation of more stringent credit standards for new transactions.

        Foreclosed assets at September 30, 2003 include $4.6 million of other real estate acquired through foreclosure and $181,000 of other foreclosed assets.

        As a result of the reduction in nonaccrual loans during the nine months ended September 30, 2003, the ratio of the allowance for credit losses to nonperforming loans increased to 321.5% from 123.9% at December 31, 2002. This ratio is subject to significant fluctuations from year to year due to such factors as the mix of loan types in the portfolio, the economic prospects of our borrowers and the value and marketability of collateral. The methodologies we use to determine the allowance for credit losses are discussed below.

Provision and Allowance for Credit Losses

        Because of growth in the commercial loan portfolio, the current level of nonperforming loans and management's concern for the impact of the weak economic conditions on the loan portfolio, the provision for credit losses was increased to $3.7 million during the nine months ended September 30, 2003. During this same period, $2.1 million in net charge-offs was incurred. As a percentage of average loans, net charge offs were 0.44% (annualized) for the nine months ended September 30, 2003, compared with 0.33% (annualized) for the nine months ended September 30, 2002.

        During the fourth quarter of 2002, $2.6 million of commercial real estate loans to one borrower were charged-off. At December 31, 2002, the loan portfolio included $5.2 million of additional commercial real estate loans to this borrower that were on nonaccrual status. During 2003, $607,000 of these remaining loans were charged-off.

        The allowance for credit losses represents management's estimate of the probable level of credit losses in the existing loan portfolio. Management performs regular reviews in order to identify troubled loans, and to assess their overall collection probability. We maintain an allowance that consists of two components: allocated and unallocated. To arrive at the allocated component, we total the estimates of the specific allowance needed for individual and homogeneous groups of loans. A specific allowance may be assigned on loans if they have been individually determined to be impaired. Loans are considered impaired when it is probable that we will be unable to collect all amounts contractually due, including contractual interest payments. For loans that are determined to be impaired, the amount of impairment is determined based on the difference between the carrying value of the loan and its fair value or the fair value of the collateral if the loan is collateral dependent.

        In estimating the amount of credit losses inherent in the loan portfolio, various judgments and assumptions are made including consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

        Community Bank & Trust has several systems and procedures in place to assist in managing the overall quality of the loan portfolio. In addition to established underwriting guidelines and approval processes, Community Bank & Trust monitors its delinquency levels for any negative or adverse trends. Management performs an ongoing internal loan review to evaluate the credit risk in the loan portfolio. Through this loan review process, Community Bank & Trust management maintains an internally classified loan list and a loan watchlist. Management assigns loan grades according to the financial condition of the borrower, the loan payment history and collateral values. Increasing reserve amounts are allocated to individual loans as the risk severity of a problem loan increases.

        The unallocated component of the allowance reflects our judgmental assessment of the impact that various factors have on the overall measurement of credit losses. As of September 30, 2003, 71.0% of the allowance for credit losses was allocated to individual and homogeneous groups of loans, although the entire allowance was available to absorb charge-offs across the entire loan portfolio.

        It is the judgment of management that the allowance for credit losses is adequate to cover losses that exist in the current loan portfolio. However, no assurance can be given that Community Bank & Trust will not in any particular period sustain loan losses that are significantly different from the amount reserved, or that subsequent evaluations of the loan portfolio, in light of factors then prevailing, would not result in a significant change in the allowance for credit losses.

        Changes in the allowance for credit losses were as follows (in thousands):

		As of December 31,
	September 30, 2003
		2002	2001	2000	1999	1998
Balance at beginning of year	$8,710	$8,053	$6,742	$5,288	$4,946	$3,650
Provision charged to operations	3,700	5,360	3,443	3,019	2,700	2,581
Allowance associated with loans of acquired institutions	360	—	123	274	—	248
Charge-offs:
Commercial, financial and industrial	(1,141)	(1,404)	(1,208)	(817)	(1,183)	(955)
Commercial real estate	(667)	(2,743)	(173)	(154)	(30)	(32)
Consumer real estate	(9)	(123)	(74)	(63)	(54)	(4)
Community Loan Company consumer installment	(79)	(403)	(698)	(482)	(680)	(212)
Checking account overdrafts, net of recoveries	(484)	(257)	(216)	(271)	(650)	(219)
Other Bank consumer	(289)	(1,144)	(1,691)	(730)	(304)	(597)

Total charge-offs	(2,669)	(6,074)	(4,060)	(2,517)	(2,901)	(2,019)

Recoveries:
Commercial, financial and industrial	297	500	262	140	102	120
Commercial real estate	—	40	73	—	3	—
Consumer real estate	2	12	39	—	3	4
Community Loan Company consumer installment	13	233	444	88	45	14
Other Bank consumer	221	586	987	450	390	348

Total recoveries	533	1,371	1,805	678	543	486

Net charge-offs	(2,136)	(4,703)	(2,255)	(1,839)	(2,358)	(1,533)

Balance at end of year	$10,634	$8,710	$8,053	$6,742	$5,288	$4,946

Net charge-offs as a percentage of average loans	0.44%	0.77%	0.41%	0.39%	0.62%	0.56%

        The allocation of the allowance for credit losses by loan category and the percentage of loans in each category to total loans at the end of the periods presented follow (in thousands):

			Years Ended December 31,
	September 30, 2003
			2002		2001		2000		1999		1998
	Amount	Loans as % of Total Loans	Amount	Loans as % of Total Loans	Amount	Loans as % of Total Loans	Amount	Loans as % of Total Loans	Amount	Loans as % of Total Loans	Amount	Loans as % of Total Loans
Commercial, Financial and Industrial	$4,406	32.6%	$3,109	32.5%	$2,548	30.4%	$1,632	30.8%	$934	27.4%	$1,134	24.6%
Commercial Real Estate	1,674	36.6%	2,097	37.4%	1,903	35.7%	1,674	30.8%	1,015	30.4%	649	27.8%
Real Estate—Other	877	18.3%	703	16.5%	650	17.7%	435	18.0%	327	14.2%	359	15.3%
Community Loan Company Consumer Installment	26	0.0%	92	0.5%	219	0.5%	269	0.9%	315	1.3%	387	1.9%
Other Bank Consumer	568	12.5%	601	13.1%	560	15.7%	707	19.5%	657	26.7%	650	30.4%

Subtotal	$7,551	100.0%	$6,602	100.0%	$5,880	100.0%	$4,717	100.0%	$3,248	100.0%	$3,179	100.0%
Unallocated Allowance	3,083	—	2,108	—	2,173	—	2,025	—	2,040	—	1,767	—

Total	$10,634	100.0%	$8,710	100.0%	$8,053	100.0%	$6,742	100.0%	$5,288	100.0%	$4,946	100.0%

Liquidity and Capital Resources

        The objective of liquidity management is to ensure that Southeast Texas has the continuing ability to maintain cash flows that are adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.

        Principal sources of liquidity for Southeast Texas are customer deposits, the maturity and repayment of loans, the maturity and sale of securities and advances from the FHLB or other borrowings. Among these sources, customer deposits and advances from the FHLB continue to provide Southeast Texas with a significant source of stable funding. At September 30, 2003, those sources funded 88% of total assets. Southeast Texas' continuing ability to retain its deposit customer base and to attract new deposits is dependent on various factors, such as customer service satisfaction levels and the competitiveness of interest rates offered on deposit products.

        FHLB advances are available to the Bank under a security and pledge agreement. At September 30, 2003, Community Bank & Trust had available $165.7 million under this agreement. Southeast Texas had other credit facilities in the aggregate amount of $15 million available at September 30, 2003 which have no expiration.

        Liquidity for Southeast Texas is generated through capital issuances, borrowings and dividends from subsidiaries.

        A significant portion of Southeast Texas' funding is received from dividends paid by Community Bank & Trust. Such dividends are limited by various regulatory requirements related to capital adequacy and retained earnings.

Commitments

        At September 30, 2003, Southeast Texas had $131.8 million of outstanding commitments to extend credit and $8.6 million of outstanding standby letters of credit. Because these commitments may expire without being drawn upon, the commitments do not necessarily represent future cash requirements. Management believes that Southeast Texas has adequate resources to fund all of its commitments.

Capital Adequacy

        Because of the retention of earnings greater than dividends, the ratio of stockholders' equity to total assets increased to 9.80% at September 30, 2003 from 10.02% at year-end 2002.

        Community Bank & Trust is subject to regulatory capital requirements as defined by federal banking regulations. Southeast Texas is not subject to regulatory capital requirements as a unitary thrift holding company. As of September 30, 2003, the most recent notification from the Federal Reserve Board categorized Community Bank & Trust as "well-capitalized" under the regulatory framework for prompt correction action. To be categorized as "well-capitalized", banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed Community Bank & Trust's category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Community Bank & Trust
As of September 30, 2003 (Unaudited)
Total Capital (to Risk-Weighted Assets)	$94,917	12.3%	$61,671	8.00%	$77,089	10.00%
Tier I Capital (to Risk-Weighted Assets)	85,281	11.1	23,127	3.00	61,671	8.00
Tier I Capital (to Average Assets)	85,281	8.2	31,146	3.00	51,911	5.00
As of December 31, 2002
Total Capital (to Risk-Weighted Assets)	$89,404	13.3%	$53,935	8.00%	$67,419	10.00%
Tier I Capital (to Risk-Weighted Assets)	80,977	12.0	20,226	3.00	53,935	8.00
Tier I Capital (to Average Assets)	80,977	8.8	27,574	3.00	49,956	5.00

Quantitative and Qualitative Disclosures about Market Risks

        Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which financial institutions are exposed is interest rate risk. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate loans are funded with floating-rate deposits, the spread between loan and deposit rates will decline or turn negative if rates increase. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Southeast Texas' business activities. Interest rate risk arises from transactions entered into for purposes other than trading. Southeast Texas does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, there is no intent to engage in such activities in the immediate future.

        Interest rate risk is managed within the funds management policy. The principal objectives of the funds management policy is to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of changing interest rates. The Board of Directors oversees implementation of strategies to control interest rate risk.

        Steps may be taken to alter Southeast Texas' net sensitivity position by offering deposit and/or loan structures that tend to counter the natural rate risk profile. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. Because of the volatility of market rates and uncertainties, there can be no assurance of the effectiveness of management programs to achieve a targeted moderation of risk.

        In order to measure earnings and fair value sensitivity to changing rates, as it affects Community Bank & Trust, management utilizes three different measurement tools including static gap analysis, simulation earnings, and market value sensitivity (fair value of risk). The primary analytical tool Southeast Texas uses to quantify interest rate risk is a simulation model to project changes in net interest income that result from forecast changes in interest rates. This analysis estimates a percentage of change in net interest income from the stable rate scenario under scenarios of rising and falling market interest rates over a twelve month time horizon. The prime rate serves as a "driver" and is made to rise (or fall) evenly in 100 basis point increments over the 12-month forecast interval. These simulations incorporate assumptions regarding expected balance sheet growth and mix, pricing and the repricing and maturity characteristics of the existing and projected balance sheet. The following table summarizes the simulated change in net interest income over a 12-month period as of September 30, 2003 (dollars in thousands):

		Increase (Decrease) in Net Interest Income
Changes in Interest Rates (Basis Points)	Estimated Net Interest Income
		Amount	Percent
September 30, 2003 (annualized)
+300	$45,156	$2,980	7.1%
+200	45,217	3,041	7.2
+100	45,279	3,103	7.4
Base	42,176	—	—
-100	41,234	(942)	(2.2)

        The measurements of risk described above are made based primarily upon Community Bank & Trust's business mix and interest rate exposures at the particular time. An immediate 100 basis point decline in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management's current view of future market developments. Because of uncertainties in customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events impacting movements and volatility in market rates, there can be no assurances that simulation results are reliable indicators of net interest income under such conditions.

        The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

        The following table summarizes interest rate sensitive assets and liabilities by their repricing dates at September 30, 2003 (dollars in thousands):

Interest Rate Sensitivity Analysis	1-3 Months	4-6 Months	7-12 Months	1-5 Years	Over 5 Years	Total
Loans	$339,238	$56,588	$64,584	$190,323	$45,379	$696,112
Investment securities
Available for sale	11,200	8,760	7,999	70,912	14,169	113,040
Held to maturity	1,846	1,293	3,273	31,430	9,869	47,711
Federal funds sold	69,790	—	—	—	—	69,790

Total interest-earning assets	422,074	66,641	75,856	292,665	69,417	926,653

Interest-bearing checking	184,177	—	—	—	—	184,177
Savings	61,875	—	—	—	—	61,875
Money market	195,891	—	—	—	—	195,891
Time deposits	28,009	75,121	59,661	113,620	—	276,411
Other borrowings	13,158	163	200	916	—	14,437

Total interest-bearing liabilities	483,110	75,284	59,861	114,536	—	732,791

Rate sensitivity GAP(1)	$(61,036)	$(8,643)	$15,995	$178,129	$69,417	$193,862

Cumulative rate sensitivity GAP	$(61,036)	$(69,679)	$(53,684)	$124,445	$193,862

Ratio of cumulative rate sensitivity GAP to total assets	(5.5)%	(6.3)%	(4.8)%	11.2%	17.5%
Ratio of cumulative rate sensitive interest-earning assets to cumulative rate sensitive interest-bearing liabilities	0.87:1	0.88:1	0.91:1	1.17:1	1.26:1

(1)
Rate sensitive interest-earning assets less rate sensitive interest-bearing liabilities.

Recently Issued Accounting Standards

        In October 2002, The Financial Accounting Standards Board issued Statement No. 147 ("Statement 147"), "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141 and 142. In addition, this Statement amends Financial Accounting Standards Board Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. Southeast Texas adopted Statement 147 on October 1, 2002 and the Statement did not have an impact on the consolidated financial statements of Southeast Texas.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34". FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosures required by FIN 45 improve the transparency of the financial statement information about the guarantor's obligations and liquidity risks related to guarantees issued.

This interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others", which is being superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the consolidated financial statements of Southeast Texas.

        In December 2002, the Financial Accounting Standards Board issued Statement No. 148 ("Statement 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123". Statement 148 amends Financial Accounting Standards Board Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirement of Statement 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The adoption of Statement 148 did not have an impact on the Southeast Texas' consolidated financial statements as Southeast Texas has elected to continue applying APB 25.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51". This interpretation is intended to achieve more consistent application of consolidation policies to variable interest entities ("VIE") and, thus, to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through VIE's. Including the assets, liabilities and results of activities of VIE's in the consolidated financial statements of their primary beneficiaries will provide more complete information about the resources, obligations, risk and opportunities of the consolidated enterprise. FIN 46 applies immediately to VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that was acquired before February 1, 2003. However, in December 2003, the FASB issued FIN 46-R and deferred the implementation date of FIN 46 for VIE's that existed before February 1, 2003 until the first fiscal year or interim period ending after March 15, 2004. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statement for one or more years with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

        In April 2003, the Financial Accounting Standards Board issued Statement No. 149 ("Statement 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". Statement 149 amends Financial Accounting Standards Board Statement No. 133 ("Statement 133"), "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of underlying to conform to the language in FIN 45, and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. However, the provisions of Statement 149 that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of Statement 149 is not expected to have a material impact on the consolidated financial statements of Southeast Texas.

        In May 2003, the Financial Accounting Standards Board issued Statement No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". Statement 150 requires certain financial instruments that have characteristics of both liabilities and equity to be classified as a liability on the balance sheet. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Statement 150 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 150 did not have an impact on the consolidated financial statements of Southeast Texas.

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK

        Texas Regional is authorized to issue common stock and preferred stock. A total of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock are authorized. As of the date of this proxy statement/prospectus, 29,635,659 shares of Texas Regional common stock are issued and outstanding, and no preferred shares are issued or outstanding. In addition to the shares proposed to be issued to Southeast Texas shareholders in connection with the merger, 601,236 shares of Texas Regional common stock are subject to option agreements issued under Texas Regional's employee stock option plans. Further issuance of shares of Texas Regional common stock after the effective time of the merger would have the effect of reducing the former Southeast Texas shareholders' proportionate interest in Texas Regional.

        Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional common stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional common stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to Southeast Texas shareholders in connection with the merger will bear legends describing the fact that the Texas Regional Articles of Incorporation deny preemptive rights and do not allow cumulative voting in the election of directors.

        Texas Regional presently has five separate stock option plans, under the terms of which Texas Regional has granted options to purchase a total of 601,236 shares of its common stock to certain key employees for purchase, and pursuant to which Texas Regional could grant options to purchase a total of 18,413 additional shares of its common stock.

        Texas Regional has adopted for the benefit of its employees the Texas Regional, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) provisions). As of September 30, 2003, a total of 1,035,494 shares of Texas Regional common stock was held for the benefit of Texas Regional employees pursuant to this plan. Upon consummation of the merger with Southeast Texas, it is anticipated that employees of Southeast Texas who become employees of Texas Regional and who otherwise qualify will become participants in this plan.

        Holders of Texas Regional common stock are entitled to dividends as and when declared by the Texas Regional board of directors out of legally available funds. Texas Regional has paid the following dividends on its common shares since January 1, 2000. The dividends declared per share were restated to retroactively give effect to the stock dividend declared by Texas Regional during March 2003 and distributed during April 2003.

Applicable Time Period	Aggregate Dividends Declared	Dividends Declared Per Share
	(Dollars in Thousands)
January 1, 2000 to December 31, 2000	$8,541	$0.323
January 1, 2001 to December 31, 2001	9,701	0.364
January 1, 2002 to December 31, 2002	11,819	0.406
January 1, 2003 to December 31, 2003	14,202	0.480
January 1, 2004 to February 10, 2004	—	—

        Texas Regional's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's board of directors deems relevant.

        The principal asset and source of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

        All shares of Texas Regional common stock now outstanding are, and the shares of Texas Regional common stock to be issued in the merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

        In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional common stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

        Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's board of directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional common stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional common stock.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Ownership of Southeast Texas Capital Stock

        The following table sets forth certain information regarding the beneficial ownership of Southeast Texas common stock as of the date of this proxy statement/prospectus by (i) directors and executive officers of Southeast Texas, (ii) each person who is known by Southeast Texas to own beneficially 5% or more of the Southeast Texas common stock and (iii) all directors and executive officers as a group. Also included is the number of shares and percentage of Texas Regional common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of Southeast Texas common stock for Texas Regional common stock pursuant to the merger, assuming there are no dissenting shareholders. Unless otherwise indicated, based on information furnished by such shareholders, management of Southeast Texas believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as Southeast Texas' address.

Name	Position	Amount and Nature of Beneficial Ownership of Southeast Texas Common Stock		Percent of Southeast Texas Common Stock(1)	Pro Forma Amount and Nature of Beneficial Ownership of Texas Regional Common Stock(2)		Pro Forma Percent of Texas Regional Common Stock(2)
William G. McNinch	President, Chief Executive Officer and Director	26,277		1.16%	32,079		*
Ray Moore	Director	45,638	(3)	2.02	55,716		*
J. Pat Parsons	Executive Vice President and Director	22,913	(4)	1.01	27,973		*
Joe E. Penland, Sr.	Director	209,132	(5)	9.23	255,315		*
George Simonton	Executive Vice President and Secretary/Treasurer of the Board	—		—	—		—
Walter Umphrey	Chairman of the Board	622,644	(6)	27.49	769,220	(7)	2.41%
John E. Williams, Jr.		161,666	(8)	7.14	197,367		*
All Directors and Executive Officers as a Group		926,604		40.91	1,140,303		3.52

*
Indicates ownership of less than 1.0%.

(1)
The percentage beneficially owned was calculated based on 2,264,692 shares of Southeast Texas common stock issued and outstanding at date of acquisition. This includes 2,139,707 shares of Southeast Texas common stock currently issued and outstanding and 124,985 shares of Southeast Texas preferred stock which will be converted into 124,985 of Southeast Texas common stock prior to acquisition.

(2)
The percentage beneficially owned was calculated based on 29,632,147 shares of Texas Regional common stock issued and outstanding and assumes the issuance of 2,764,816 shares of Texas Regional common stock upon consummation of the merger in exchange for 45% of the outstanding Southeast Texas common stock, cash payment in exchange for the remaining 55% of Southeast Texas common stock based on $100 per share, and payment of cash in lieu of any fractional shares in connection with the merger.

(3)
Includes 45,638 shares held of record by Moore-Charter Limited Partnership, of which Mr. Moore is a partner. Mr. Moore's address is 390 Park Street, Suite 500, Beaumont, Texas 77701.

(4)
Includes 20 shares held of record by Pat Parson's son.

(5)
Includes 12,499 shares held of record by Quality Mat Company, of which Mr. Penland is the President and sole shareholder. Mr. Penland's address is 6550 Tram Road, Beaumont, Texas 77713.

(6)
Includes 622,644 shares held of record by Umphrey II Family Limited Partnership, of which Mr. Umphrey is a limited partner who owns 49.5% of the partnership. Mr. Umphrey's address is 490 Park Street, Beaumont, Texas 77701.

(7)
Includes 9,075 shares of Texas Regional common stock currently owned by Mr. Umphrey.

(8)
Mr. Williams' address is 8441 Gulf Freeway, Suite 600, Houston, Texas 77017.

Ownership of Texas Regional Capital Stock

        Information concerning the ownership of Texas Regional capital stock by management and principal shareholders is contained in Texas Regional's proxy statement/prospectus for the 2003 annual meeting of shareholders filed with the Commission on March 17, 2003, and is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information" on page 94.

COMPARISON OF RIGHTS OF HOLDERS OF SOUTHEAST TEXAS COMMON STOCK AND TEXAS REGIONAL COMMON STOCK

        Both Texas Regional and Southeast Texas are incorporated in the State of Texas as Texas business corporations. If the merger is completed, holders of Southeast Texas common stock will become holders of Texas Regional common stock and the rights of former Southeast Texas shareholders will be governed by Texas law and Texas Regional's articles of incorporation and amended and restated bylaws. The rights of Southeast Texas shareholders under Southeast Texas' articles of incorporation and amended and restated bylaws differ in limited respects from the rights of Texas Regional shareholders under Texas Regional's articles of incorporation and amended and restated bylaws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act (TBCA). Copies of Texas Regional's articles of incorporation and amended and restated bylaws are on file with the Commission. Copies of Southeast Texas' articles of incorporation and amended and restated bylaws may be obtained from Southeast Texas' corporate secretary upon written request.

	Southeast Texas Shareholder Rights	Texas Regional Shareholder Rights
Corporate Governance:	The rights of Southeast Texas shareholders are currently governed by Texas law and the articles of incorporation and bylaws, as amended, of Southeast Texas.	The rights of Texas Regional shareholders are currently governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.

Upon consummation of the merger, the rights of Southeast Texas shareholders will be governed by Texas law and the restated and amended articles of incorporation and the amended and restated bylaws of Texas Regional.
Upon consummation of the merger, the rights of Texas Regional shareholders will remain governed by Texas law and the articles of incorporation, as amended, and the amended and restated bylaws of Texas Regional.
Authorized Capital Stock:	The authorized capital stock of Southeast Texas consists of 10,000,000 shares of common stock and 500,000 shares of preferred stock.	The authorized capital stock of Texas Regional consists of and will remain at 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.
Number of Directors:
Southeast Texas' bylaws, as amended, provide that the authorized number of directors shall be not less than 1 nor more than 15, as determined by the board of directors. Southeast Texas' board of directors currently consists of 5 directors.
Texas Regional's amended and restated bylaws state that the number of directors comprising the board of directors shall be not less than 5 but not more than 25, as determined by the board of directors at the time. Texas Regional's board of directors currently consists of 8 directors.

Shareholder Nomination of Directors:
Southeast Texas' bylaws, as amended, do not include specific provisions for nomination of directors. Under the procedure utilized by Southeast Texas in the recent past, nominations of persons to serve as directors of Southeast Texas have historically been made from the floor at annual meetings of shareholders.
Texas Regional's amended and restated bylaws do not include specific provisions for nomination of directors. Under the procedure utilized by Texas Regional in the recent past, the Board of Directors nominates a slate of directors, and the company permits nominations from the shareholders on the floor at the annual Texas Regional shareholder meeting.
Election of Directors and Preemptive Rights:
Southeast Texas' bylaws, as amended, state that its shareholders shall have voting power. Cumulative voting is not permitted. Southeast Texas' articles of incorporation, as amended, provide that its shareholders shall not have preemptive rights.
Texas Regional's articles of incorporation provide that holders of its common stock have voting power for election of directors. Holders of preferred shares issued in the future may or may not be granted voting rights identical to those of holders of Texas Regional common stock. Cumulative voting is not permitted. Texas Regional shareholders do not have preemptive rights.
Classification of Board of Directors:	Southeast Texas' bylaws, as amended, do not provide for the division of the board of directors into classes.	Texas Regional's amended and restated bylaws do not provide for the division of the board of directors into classes.
Removal of Directors:
	Under Southeast Texas' bylaws, as amended, any director may be removed, with or without cause, at any special or annual meeting of shareholders, by the affirmative vote of a majority in number of the shareholders present, in person or by proxy, at such meeting and entitled to vote for the election of such director if notice of intention to act upon such matter shall have been given in the notice calling such meeting. Removal of directors with or without cause may also be accomplished by unanimous written consent of the shareholders without a meeting.	Under Texas Regional's amended and restated bylaws, a director may be removed by the shareholders of Texas Regional at any time with or without cause.

Shareholder Action Without a Meeting:
Southeast Texas' bylaws, as amended, provide that any action required by the statutes to be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
According Texas Regional's amended and restated bylaws, action may be taken by the shareholders without a meeting if each shareholder entitled to vote signs a written consent to the action and such consents are filed with Texas Regional's corporate secretary.
Special Meetings of Shareholders:
Southeast Texas' bylaws, as amended, provide that special meetings may be called by the president, the board of directors or the holders of not less than one-tenth of all shares entitled to vote at the meeting.
According to Texas Regional's amended and restated bylaws, special meetings of the shareholders may be called at any time by the president, by the board of directors, by the chairman of the board of directors, or by the holders of not less than one-tenth of all the outstanding shares of Texas Regional stock.
Amendment of Articles of Incorporation and Bylaws:	Under Texas law, Southeast Texas' articles of incorporation may be amended by the affirmative vote or written consent of at least two-thirds of the outstanding voting stock of Southeast Texas.	Under Texas law, Texas Regional's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the outstanding voting stock of Texas Regional.

The power to alter, amend or repeal Southeast Texas' bylaws, as amended, is vested in its board of directors, subject to repeal or change by the shareholders. Under Texas law, Southeast Texas' shareholders may alter, amend or repeal Southeast Texas' bylaws, as amended.
Under Texas law, the power to alter, amend or repeal Texas Regional's amended and restated bylaws is vested in its board of directors, subject to the power of the shareholders to alter, amend or repeal the bylaws, acting by the affirmative vote of the holders of at least 50% of the outstanding voting stock of Texas Regional.
Voting Stock:
Generally, the outstanding voting securities of Southeast Texas are the shares of Southeast Texas common stock. However, holders of shares of a series of preferred stock issued may have the right to vote should the board of directors adopt resolutions to that effect. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent voting rights are denied by the articles of incorporation or the TBCA.
Generally, the outstanding voting securities of Texas Regional are the shares of Texas Regional common stock. However, holders of shares of a series of preferred stock issued in the future may have the right to vote should the board of directors adopt resolutions to that effect. Holders of Texas Regional common stock have one vote per share held by them.

The Statement of Determination of Rights and Preferences of Series D 6% Preferred Stock of Southeast Texas provides that the holders of Series D preferred stock shall have the right to one vote for every five shares of preferred held.
Authorization and Issuance of Additional Capital Stock:	Southeast Texas' articles of incorporation, as amended, deny preemptive rights.	Texas Regional shareholders do not have preemptive rights to acquire newly issued shares of Texas Regional's capital stock.

Southeast Texas' board of directors is authorized to issue 500,000 shares of preferred stock. The shares of preferred stock may be divided into and issued in series. The board of directors has the authority to establish series of unissued shares of preferred stock by fixing and determining the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof. The voting, liquidation and dividend rights of holders of shares of common stock may be affected upon issuance of additional shares of preferred stock.
Texas Regional's board of directors is authorized to issue 10,000,000 shares of preferred stock and can determine the class and rights attached to any share of preferred stock. The shares of preferred stock may be divided into and issued in series. The board of directors has the authority to establish series of unissued shares of preferred stock by fixing and determining the relative rights and preferences of the shares of any series so established. Texas Regional previously created a series of preferred stock for 63,000 shares. That series was eliminated by board resolution and the shares are now authorized but unissued shares of preferred stock, subject to being included by the board of directors in a future series of preferred stock as provided in the articles of incorporation. The voting, liquidation and dividend rights of holders of shares of common stock may be affected upon issuance of additional shares of preferred stock.
Liquidation Rights:
Southeast Texas' articles of incorporation, as amended, do not provide for liquidation rights among holders of Southeast Texas common stock. Preferred shareholders are granted preferential liquidation rights pursuant to their respective Statements of Determination.
Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of liquidation rights. Preferred shareholders may be granted preferential liquidation rights as provided in their respective Statements of Designation.

Conversion Rights:
Southeast Texas' articles of incorporation, as amended do not provide for conversion rights among holders of Southeast Texas common stock. Preferred shareholders are granted conversion rights pursuant to their respective Statements of Determination.
Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of conversion rights. Preferred shareholders may be granted conversion rights as provided in their respective Statements of Designation.
Redemption Rights:
Southeast Texas' articles of incorporation, as amended, do not provide for redemption rights among holders of Southeast Texas capital stock. Preferred shareholders are not granted redemption rights pursuant to their respective Statements of Determination.
Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of redemption rights. Preferred shareholders may be granted redemption rights as provided in their respective Statements of Designation.
Dividend Rights:
Southeast Texas' articles of incorporation, as amended, do not provide for dividend rights among holders of Southeast Texas common stock, Preferred shareholders are granted dividend rights pursuant to their respective Statements of Determination.
Under Texas Regional's articles of incorporation, holders of Texas Regional common stock are treated equally in terms of dividend rights. Preferred shareholders may be granted dividend rights as provided in their respective Statements of Designation.
Appraisal Rights:
Southeast Texas shareholders have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA. Under these provisions, shareholders of Southeast Texas may dissent from certain corporate actions proposed by Southeast Texas' management and receive the fair value of their shares of Southeast Texas common stock as of or immediately prior to the effective time of the proposed corporate action.

Please read "The Merger-Dissenters' Rights of Appraisal" on page 48 for a more complete description of Southeast Texas shareholders' dissenters' rights of appraisal in connection with the merger.
Because the approval of Texas Regional's shareholders is not required to complete the merger, they are not entitled to exercise their appraisal rights under the TBCA in connection with the merger. However, in connection with future transactions that may require a vote by Texas Regional's shareholders, the Texas Regional shareholders may, under specified circumstances, have dissent and appraisal rights under Articles 5.11, 5.12 and 5.13 of the TBCA.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS
REGIONAL COMMON STOCK AND SOUTHEAST TEXAS COMMON STOCK

        Texas Regional common stock is quoted under the symbol "TRBS" on The Nasdaq Stock Market's National Market System.

        The following table sets forth for the periods indicated (i) the high and low sales prices for Texas Regional common stock reported through the consolidated trading system as published in The Wall Street Journal and (ii) the dividends declared by Texas Regional per share of Texas Regional common stock. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/100th of one dollar and have been adjusted to reflect stock dividends declared by Texas Regional in March 2003 and distributed in April 2003.

	Texas Regional Common Stock
			Texas Regional Common Stock Dividend Per Share
	High	Low
2001:
First Quarter	$22.87	$16.93	$0.091
Second Quarter	24.91	18.68	0.091
Third Quarter	24.41	19.61	0.091
Fourth Quarter	23.02	19.82	0.091
2002:
First Quarter	26.55	21.82	0.097
Second Quarter	31.90	26.07	0.100
Third Quarter	33.18	24.92	0.100
Fourth Quarter	32.82	26.55	0.109
2003:
First Quarter	34.63	27.32	0.120
Second Quarter	36.95	29.75	0.120
Third Quarter	35.95	30.85	0.120
Fourth Quarter	37.95	33.45	0.120
2004:
First Quarter (through , 2004)	—	—	—

        On September 12, 2003, the last trading day immediately preceding the announcement of the proposed transaction, the last reported sale price for Texas Regional common stock was $32.84. On                  , 2004, the most recent date practicable preceding the date of this proxy statement/prospectus, the last reported sale price of Texas Regional common stock as quoted on The Nasdaq Stock Market's National Market System was $          .

        There are certain limitations on the payment of dividends to Texas Regional by its banking subsidiary, Texas State Bank. As a Texas-chartered banking association, the amount of dividends that Texas State Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Under applicable laws and regulations, at September 30, 2003, approximately $88.6 million was available for payment of dividends to Texas Regional by Texas State Bank.

        Southeast Texas common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in Southeast Texas' common stock are infrequent and negotiated privately between persons involved in those transactions, including in some instances Southeast Texas as the purchaser or seller of shares. The last sale of Southeast Texas' common stock of which Southeast Texas' management is aware occurred September 5, 2003, when 90 shares were sold for $55.57 per share.

        In recent calendar quarters, Southeast Texas has paid regular quarterly cash dividends of $0.25 per share on outstanding Southeast Texas common shares. Dividends on Southeast Texas preferred shares are paid in accordance with the Statement of Determination. The Statement of Determination for the outstanding preferred stock provides that dividends are paid quarterly at a rate of 6% of the stated value of the preferred shares. Southeast Texas intends, consistent with past practice and as permitted by the merger agreement, to declare and pay dividends on regular dividend payment dates occurring prior to the time of closing.

EXPERTS

        The consolidated financial statements of Southeast Texas as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Accounting Standard No. 142 "Goodwill and Other Intangible Assets"). The consolidated financial statements of Southeast Texas are included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Texas Regional as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

        The discussions included under the heading "Material United States Federal Income Tax Consequences of the Merger" were prepared for Texas Regional by KPMG LLP, independent accountants, and have been included herein upon the authority of said firm as experts in tax matters.

LEGAL MATTERS

        Rogers & Whitley, L.L.P. has rendered an opinion concerning the validity of the securities being offered pursuant to this proxy statement/prospectus and certain other matters. Certain legal matters relating to the merger will be passed upon for Southeast Texas by Locke Liddell & Sapp, L.L.P.

INDEMNIFICATION

        Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        You may obtain more information about Texas Regional from its web site at www.trbsinc.com. In addition, Texas Regional files annual, quarterly and other reports, proxy statements and other information with the Commission. Texas Regional's Commission filings are available to the public over the Internet or at the Commission's web site at www.sec.gov. You may also read and copy any document Texas Regional files at the Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1300
Washington, D.C. 20549

        Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

INCORPORATION BY REFERENCE

        The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 000-14517);

  (2)
  Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2002 (Commission File No. 000-14517);

  (3)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 (Commission File No. 000-14517);

  (4)
  Current Report on Form 8-K filed with the Commission on February 18, 2003 (Commission File No. 000-14517);

  (5)
  Current Report on Form 8-K filed with the Commission on March 11, 2003 (Commission File No. 000-14517);

  (6)
  Current Report on Form 8-K filed with the Commission on March 14, 2003 (Commission File No. 000-14517);

  (7)
  Current Report on Form 8-K filed with the Commission on June 10, 2003 (Commission File No. 000-14517);

  (8)
  Current Report on Form 8-K filed with the Commission on September 9, 2003 (Commission File No. 000-14517);

  (9)
  Current Report on Form 8-K filed with the Commission on September 15, 2003 (Commission File No. 000-14517);

  (10)
  Current Report on Form 8-K filed with the Commission on November 21, 2003 (Commission File No. 000-14517);

  (11)
  Current Report on Form 8-K filed with the Commission on December 9, 2003 (Commission File No. 000-14517);

  (12)
  Proxy Statement dated March 17, 2003, relating to its annual meeting of shareholders held on April 21, 2003 (Commission File No. 000-14517); and

  (13)
  The description of the Texas Regional common stock contained in Form 10, as amended by subsequent filings with the Commission, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 000-14517).

        All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of Southeast Texas herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed incorporated herein by reference, or contained in this proxy statement/prospectus, shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus, except as so modified or superseded.

        No person has been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, Texas Regional Delaware, Texas State Bank, Southeast Texas, Texas Community Delaware, Community Bank & Trust, or their respective affiliates. This proxy statement/prospectus does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional common stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

        Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, Texas Regional Delaware, Texas State Bank, Southeast Texas, Texas Community Delaware, Community Bank & Trust, or their respective affiliates since the date of this proxy statement/prospectus.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
    Southeast Texas Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Southeast Texas Bancshares, Inc. and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southeast Texas Bancshares, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2003

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS,

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Cash and due from banks	$74,156,152	$72,444,625
Federal funds sold	34,398,000	11,800,000

Cash and cash equivalents	108,554,152	84,244,625
Securities:
Available for sale, at fair value (amortized cost of $95,765,800 and $127,384,560 in 2002 and 2001, respectively)	99,310,988	127,611,377
Held to maturity (fair value of $47,737,092 and $50,282,616 in 2002 and 2001, respectively)	45,271,220	49,731,182

Total securities	144,582,208	177,342,559
Loans	637,105,905	594,342,496
Less: Allowance for credit losses	(8,710,007)	(8,052,517)

Net loans	628,395,898	586,289,979
Premises and equipment, net	14,294,586	15,416,280
Other real estate	570,908	5,271
Goodwill, net	20,102,341	20,236,684
Other intangibles, net	3,630,420	4,107,789
Accrued interest receivable	3,863,452	4,517,149
Other assets	21,138,988	22,290,112

TOTAL	$945,132,953	$914,450,448

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Noninterest-bearing deposits	$224,570,376	$220,264,233
Interest-bearing deposits	599,490,744	584,992,481

Total deposits	824,061,120	805,256,714
Deferred compensation arrangements	1,883,724	1,684,460
Note payable and other borrowings	19,437,500	16,187,500
Accrued interest payable	1,283,608	1,878,420
Other liabilities	3,773,870	6,239,303

Total liabilities	850,439,822	831,246,397

COMMITMENTS AND CONTINGENCIES (Notes 14, 15, and 16)
STOCKHOLDERS' EQUITY:
Convertible preferred stock, at liquidation value	3,506,500	6,611,440
Common stock	19,861,700	19,085,480
Surplus	26,983,645	24,653,676
Retained earnings	42,086,023	32,703,756
Accumulated other comprehensive income—net unrealized gain on available for sale securities, net of tax	2,339,824	149,699
Treasury stock (1,650 shares at December 31, 2002)	(84,561)

Total stockholders' equity	94,693,131	83,204,051

TOTAL	$945,132,953	$914,450,448

See notes to consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	2002	2001	2000
INTEREST INCOME:
Loans, including fees	$42,749,596	$47,744,242	$44,289,055
Securities	7,816,806	10,177,206	10,230,199
Cash and cash equivalents	581,050	2,745,861	3,831,856

Total interest income	51,147,452	60,667,309	58,351,110

INTEREST EXPENSE:
Deposits	11,478,045	21,060,746	20,096,475
Note payable and other borrowings	632,501	970,980	1,473,752

Total interest expense	12,110,546	22,031,726	21,570,227

NET INTEREST INCOME	39,036,906	38,635,583	36,780,883
PROVISION FOR CREDIT LOSSES	5,360,000	3,443,174	3,018,592

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	33,676,906	35,192,409	33,762,291

NONINTEREST INCOME:
Customer service fees	15,632,033	14,578,569	12,774,679
Fiduciary fee income	881,180	694,468	479,612
Net gain on sales of available for sale securities	351,949	414,613	167,572
Title insurance agency fees	2,406,395	2,289,683	1,197,721
Other	1,494,127	1,148,806	599,108

Total noninterest income	20,765,684	19,126,139	15,218,692

NONINTEREST EXPENSE:
Salaries and employee benefits	19,611,144	20,918,985	18,337,631
Net occupancy expense	7,186,519	7,252,951	6,474,948
Professional fees	1,569,094	1,440,857	1,207,082
Amortization of goodwill and other intangibles	520,526	2,347,111	2,622,327
Other	8,768,847	8,497,892	8,047,560

Total noninterest expense	37,656,130	40,457,796	36,689,548

INCOME BEFORE INCOME TAXES	16,786,460	13,860,752	12,291,435
PROVISION FOR INCOME TAXES	5,099,159	4,823,188	3,979,897

NET INCOME	$11,687,301	$9,037,564	$8,311,538

See notes to consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

		Common Stock				Accumulated Other Comprehensive Income
	Convertible Preferred Stock				Retained Earnings		Treasury Stock
		Shares	Amount	Surplus				Total
BALANCE AT JANUARY 1, 2000	$6,611,440	1,824,573	$18,245,730	$22,111,109	$19,940,049	$(1,878,810)		$65,029,518
Net income					8,311,538			8,311,538
Unrealized gain on available for sale securities, net of reclassification adjustment						1,718,608		1,718,608

Total comprehensive income								10,030,146

Issuance of common stock at $40 per share		83,975	839,750	2,519,250				3,359,000
Payment to acquire treasury stock							$(198,070)	(198,070)
Sales of treasury stock							85,333	85,333
Common stock dividends					(1,884,174)			(1,884,174)
Preferred stock dividends					(396,686)			(396,686)

BALANCE AT DECEMBER 31, 2000	6,611,440	1,908,548	19,085,480	24,630,359	25,970,727	(160,202)	(112,737)	76,025,067
Net income					9,037,564			9,037,564
Unrealized gain on available for sale securities, net of reclassification adjustment						309,901		309,901

Total comprehensive income								9,347,465

Payments to acquire treasury stock							(316,741)	(316,741)
Sales of treasury stock				23,317			429,478	452,795
Common stock dividends					(1,907,849)			(1,907,849)
Preferred stock dividends					(396,686)			(396,686)

BALANCE AT DECEMBER 31, 2001	6,611,440	1,908,548	19,085,480	24,653,676	32,703,756	149,699		83,204,051
Net income					11,687,301			11,687,301
Unrealized gain on available for sale securities, net of reclassification adjustment						2,190,125		2,190,125

Total comprehensive income								13,877,426

Payments to acquire treasury stock							(174,212)	(174,212)
Sales of treasury stock				1,309			89,651	90,960
Conversion of preferred stock	(3,104,940)	77,622	776,220	2,328,660				(60)
Common stock dividends					(1,908,348)			(1,908,348)
Preferred stock dividends					(396,686)			(396,686)

BALANCE AT DECEMBER 31, 2002	$3,506,500	1,986,170	$19,861,700	$26,983,645	$42,086,023	$2,339,824	$(84,561)	$94,693,131

See notes to consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,687,301	$9,037,564	$8,311,538
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,360,000	3,443,174	3,018,592
Depreciation and amortization	2,650,688	2,857,053	2,629,672
Amortization of goodwill and other intangibles	520,526	2,347,111	2,782,174
Revaluation and write-downs of other real estate	17,806	15,000	85,973
Amortization and accretion of premiums and discounts on securities, net	66,051	(122,162)	(53,891)
Net losses on sales of bank premises	6,952	50,424	2,958
Net gain on sales of available for sale securities	(351,949)	(414,613)	(167,572)
Net (gain) loss on sale of real estate acquired by foreclosure	(3,505)	(4,904)	15,507
Decrease (increase) in accrued interest receivable and other assets	528,327	(5,804,191)	(608,888)
Decrease in accrued interest payable and other liabilities	(3,060,245)	(926,612)	(3,028,670)
Increase in deferred compensation arrangements	199,264	1,059,471	288,989

Net cash provided by operating activities	17,621,216	11,537,315	13,276,382

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and calls of securities	15,915,000	170,555,500	70,403,000
Proceeds from principal paydowns of securities	26,944,743	20,810,046	11,355,877
Purchases of held to maturity securities	(1,397,753)	(5,891,717)
Purchases of available for sale securities	(28,781,131)	(207,970,565)	(65,619,780)
Proceeds from sales of available for sale securities	23,734,813	19,322,046	16,308,674
Net increase in loans	(48,175,318)	(78,347,813)	(66,490,753)
Proceeds from sale of real estate acquired by foreclosure	129,461	121,123	1,122,708
Purchases of premises and equipment	(1,472,859)	(3,022,130)	(2,392,230)
Proceeds from sales of premises and equipment	34,109	75,514	10,578
Purchase of Port Arthur Abstract (net of acquired cash and cash equivalents)			213,485
Purchase of customer relationships and related insurance expirations	(43,157)	(82,209)
Purchase of FNB San Augustine (net of acquired cash and cash equivalents)			(5,555,170)
Purchase of Colmesneil (net of acquired cash and cash equivalents)	134,343	6,962,591

Net cash used in investing activities	(12,977,749)	(77,467,614)	(40,643,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	18,804,406	43,716,932	81,309,359
Net increase (decrease) in federal funds purchased and other borrowings	5,000,000		(32,000,000)
Proceeds from issuance of notes payable		2,500,000	9,000,000
Repayment of notes payable	(1,750,000)	(1,612,500)	(7,062,311)
Payment of dividends	(2,305,034)	(2,304,535)	(2,280,860)
Conversion of preferred stock	(60)
Payments to acquire treasury stock	(174,212)	(316,741)	(198,070)
Sales of treasury stock	90,960	452,795	85,333
Proceeds from issuance of common stock			3,359,000

Net cash provided by financing activities	19,666,060	42,435,951	52,212,451

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,309,527	(23,494,348)	24,845,222
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	84,244,625	107,738,973	82,893,751

CASH AND CASH EQUIVALENTS AT END OF YEAR	$108,554,152	$84,244,625	$107,738,973

Interest paid	$12,705,358	$22,519,789	$20,645,158
Income taxes paid	7,022,000	6,120,000	5,600,000
Noncash investing activity—real estate acquired through foreclosure	709,399	105,730	76,745
Noncash financing activity—conversion of preferred stock	3,104,940

See notes to consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Southeast Texas Bancshares, Inc. (the "Parent" and together with its subsidiaries, the "Company") is a financial services company committed to serving consumers and small to mid-sized businesses. Through its subsidiaries, the Company offers consumer and commercial banking, general lines insurance agency services, and title insurance agency services. The Company's banking subsidiary is Community Bank and Trust, SSB ("Community Bank"). Community Bank provides a broad line of consumer and commercial banking products and services. At December 31, 2002, Community Bank had 28 branch locations in east and southeast Texas.

        In 2001 the Company formed Community Insurance, a general lines insurance agency. Community Insurance, as an agent, offers a broad line of insurance products to consumers and businesses in Community Bank's market area.

        Title insurance agency services are offered through Port Arthur Abstract and Title Company and Southeast Texas Title Company. As an agent for title insurance carriers, the title companies underwrite title insurance policies and provide escrow activities for real estate closings in Jefferson County, Texas.

        Basis of Presentation—The consolidated financial statements include the accounts of the Parent and its subsidiaries. All significant intercompany transactions have been eliminated upon consolidation.

        Summary of Significant Accounting Policies—The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and the prevailing practices within the banking industry. A summary of significant accounting policies follows.

        Use of Estimates—The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        Securities—Held to maturity securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets until their estimated maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

        Available for sale securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax as accumulated comprehensive income until realized. Securities in the available for sale portfolio may be used as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rate risk, prepayment risk, or other similar economic factors.

        Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sale of securities. Interest earned on these assets is included in interest income.

        Loans—Loans are stated at the principal amount outstanding net of unearned discount. Unearned discount relates principally to consumer installment loans. The related interest income for installment loans is recognized by the "sum of the months digits" method, which records interest in proportion to the declining outstanding balances of the loans; for single payment loans, such income is recognized using the straight-line method. Both methods approximate the interest method.

        A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. The allowance for credit losses related to impaired loans is determined based on the difference between the carrying value of loans and their fair value determined based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

        Nonperforming Loans and Past Due Loans—Nonperforming loans are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

        When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status as an impaired loan and all accrued, but unpaid interest is charged to operations. In certain cases where the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan, the accrued, but unpaid interest may not be reversed at the time the loan is placed on a nonaccrual status. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

        Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

        Allowance for Credit Losses—The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

        Throughout the year management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses, and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb probable losses.

        Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

        Estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the near term the Company may sustain losses which are substantial, relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

        Premises and Equipment—Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the periods of the leases or the estimated useful lives, whichever is shorter.

        Other Real Estate—The Company records real estate acquired by foreclosure at fair value less estimated costs to sell. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties and gains and losses on their disposition are included in noninterest expense.

        Title Insurance Agency Fees—Commissions and fee income are earned for title insurance agency services at the time of the closing of the related real estate transaction. Revenues from services rendered in providing real estate information are considered earned at the time the service is performed or the work product is delivered to the customer.

        Insurance Commissions—In general, commission income is recognized at the later of the billing or effective date of the related insurance policies, net of an allowance for estimated policy cancellations.

        Goodwill and Other Intangibles—Through December 31, 2001, goodwill and other intangibles were amortized on the straight-line method over a period of 5 to 15 years. Management performs an annual evaluation of whether any impairment of the goodwill and intangibles has occurred; if any such impairment is determined, a writedown of the intangibles and goodwill is recorded.

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations to be accounted for using the purchase method. SFAS No. 142 eliminates the amortization of goodwill relating to past and future acquisitions and subjects goodwill to an impairment assessment that must be performed at least annually. The adoption of SFAS No. 142 eliminated approximately $1.8 million of goodwill amortization on an annual basis. Intangibles related to certain branch acquisitions will continue to be amortized.

        Income Taxes—The Parent and its subsidiaries file a consolidated federal income tax return. Each compute federal income taxes and remit to, or is reimbursed based on the portion of taxes currently due or refundable as if it filed a separate return.

        Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

        Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized.

        Statement of Cash Flows—Cash and cash equivalents include cash and due from banks, interest-bearing deposits in financial institutions, and federal funds sold. Interest-bearing deposits in financial institutions typically have maturities of up to three months. Generally, federal funds sold are invested for one-day periods.

        Other Recent Accounting Standards—In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, and SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets. SFAS No. 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period in which it is incurred, and is effective January 1, 2003. The Company's management does not believe that the implementation of this standard will have a material impact on the Company's consolidated financial statements.

        SFAS No. 144 was adopted effective January 1, 2002, and supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long lived assets and for long lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. Adoption of this standard had no effect on the Company's consolidated financial statements.

        Reclassifications—Certain reclassifications have been made to prior year amounts to conform to the current year presentation. All reclassifications have been applied consistently for the periods presented.

2.    ACQUISITIONS

        Port Arthur Abstract and Title Company ("PAAC")—On May 1, 2000, the Parent purchased all of the outstanding stock of PAAC. PAAC, as an agent for title insurance carriers, underwrites title insurance policies and provides escrow activities for real estate closings in Jefferson County, Texas.

        The purchase price was approximately $3.1 million, consisting of $500,000 in cash and a short-term note payable to previous owners for $2.6 million. The short-term note payable was repaid in full during the year 2000. Goodwill totaling $1.9 million was recorded as a result of the acquisition.

        First National Bank of San Augustine ("San Augustine")—On May 19, 2000, the Parent purchased all of the outstanding stock of San Augustine and merged it into Community Bank. At that date, San Augustine had total assets and total deposits of approximately $52.7 million and $41.9 million, respectively, in two branch locations.

        The purchase price was approximately $10.5 million in cash. Goodwill totaling $4.0 million was recorded as a result of the acquisition.

        First State Bank of Colmesneil ("Colmesneil")—On February 2, 2001, the Parent purchased all of the outstanding stock of Colmesneil and merged it into Community Bank. At that date, Colmesneil had total assets and total deposits of approximately $18.6 million and $16.4 million, respectively.

        The purchase price was approximately $2.8 million in cash. The acquisition was financed with borrowings totaling $2.5 million. Goodwill totaling $1.0 million was recorded as a result of the acquisition.

        Ideal Insurance—On October 31, 2001, Community Insurance completed the acquisition of customer relationships and related insurance expirations of Ideal Insurance, an independent insurance agency based in Kirbyville, Texas. The transaction did not have a material impact on the Company's results of operations.

        Accounting—The above acquisitions were accounted for using the purchase method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair values at the acquisition dates. Earnings of the acquired companies prior to the acquisition dates have been excluded from the consolidated statements of income. Goodwill arising in these acquisitions was being amortized on a straight-line basis over 15 years. Effective January 1, 2002, the Company ceased amortization of goodwill in accordance with SFAS No. 142 (see Note 1).

3.    SECURITIES

        The amortized cost and fair value of securities are presented below:

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
U.S. agency securities	$38,414,869	$1,370,657	$(10,682)	$39,774,844
Collateralized mortgage obligations	26,314		(596)	25,718
Mortgage-backed securities	54,409,317	2,155,669	(16,058)	56,548,928
Other securities	2,915,300	46,198		2,961,498

Total available for sale	95,765,800	3,572,524	(27,336)	99,310,988

Held to maturity:
Obligations of state and political subdivisions	42,796,078	2,475,097	(24)	45,271,151
Collateralized mortgage obligations	242,646	537		243,183
Mortgage-backed securities	1,840,715		(2,653)	1,838,062
Other securities	391,781		(7,085)	384,696

Total held to maturity	45,271,220	2,475,634	(9,762)	47,737,092

Total securities	$141,037,020	$6,048,158	$(37,098)	$147,048,080

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
U.S. Treasury securities	$1,205,420	$13,742		$1,219,162
U.S. agency securities	32,306,457	496,571	$(165,405)	32,637,623
Collateralized mortgage obligations	2,089,589	9,582	(686)	2,098,485
Mortgage-backed securities	89,303,994	442,807	(563,057)	89,183,744
Other securities	2,479,100		(6,737)	2,472,363

Total available for sale	127,384,560	962,702	(735,885)	127,611,377

Held to maturity:
Obligations of state and political subdivisions	46,200,386	731,135	(169,533)	46,761,988
Collateralized mortgage obligations	545,846		(7,347)	538,499
Mortgage-backed securities	2,535,696	5,071		2,540,767
Other securities	449,254		(7,892)	441,362

Total held to maturity	49,731,182	736,206	(184,772)	50,282,616

Total securities	$177,115,742	$1,698,908	$(920,657)	$177,893,993

        The carrying amount of securities at December 31, 2002 by contractual maturity are shown below.

	Total Amount	Yield(1)	Due Within One Year	Yield(1)	After But Within Five Years	Yield(1)
Available for sale:
U.S. agency securities	$39,774,844	4.10%			$39,774,844	4.10%
Collateralized mortgage obligations	25,718	2.50%
Mortgage-backed securities	56,548,928	5.83%	$210,763	6.00%	613,362	6.21%
Other securities	2,961,498
Held to maturity:
Obligations of state and political subdivision	42,796,078	6.63%	2,320,507	6.56%	17,794,037	6.60%
Collateralized mortgage obligations	242,646	3.45%
Mortgage-backed securities	1,840,715	3.80%
Other securities	391,781	2.36%

Total securities	$144,582,208	5.52%	$2,531,270	6.51%	$58,182,243	4.89%

	After Five But Within Ten Years	Yield(1)	After Ten Years	Yield(1)
Available for sale:
U.S. Treasury securities
Collateralized mortgage obligations			$25,718	2.50%
Mortgage-backed securities	$12,332,443	5.15%	43,392,360	6.02%
Other securities			2,961,498	—
Held to maturity:
Obligations of state and political subdivision	20,174,794	6.57%	2,506,740	7.36%
Collateralized mortgage obligations			242,646	3.45%
Mortgage-backed securities			1,840,715	3.80%
Other securities			391,781	2.36%

Total securities	$32,507,237	6.03%	$51,361,458	5.46%

(1)
Weighted average yield at end of year based on the amortized cost of the securities. The yield on tax exempt obligations is computed on a tax equivalent basis.

        Proceeds from sales of available for sale securities were $23,734,813, $19,322,046 and $16,308,674 during 2002, 2001 and 2000, respectively. Gross gains of $388,996, $415,109 and $170,502 and gross losses of $37,047, $496 and $2,930 were realized on these sales in 2002, 2001 and 2000, respectively.

        The Company does not own any securities of any one issuer (other than the U.S. government and its agencies) of which aggregate adjusted cost exceeds 10% of stockholders' equity at December 31, 2002.

        Securities with an amortized cost of $62,663,513 and a fair value of $66,173,665 at December 31, 2002, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

4.    LOANS

        The loan portfolio consists of the various types of loans made principally to borrowers located in east and southeast Texas and is classified by major type at December 31 as follows:

	2002	2001
Commercial, financial, and industrial	$206,877,050	$180,738,707
Commercial real estate	238,654,497	212,097,942
Real estate—other	105,176,290	105,085,132
Consumer	88,179,401	99,364,687

Subtotal	638,887,238	597,286,468
Less: Unearned discount	(1,781,333)	(2,943,972)

Total	$637,105,905	$594,342,496

        Loans held for sale included in the loan balances above totaled $1,443,200 and $1,802,217 at December 31, 2002 and 2001, respectively. The carrying amount of these loans approximates their fair value.

        At December 31, 2002 and 2001, the recorded investment in impaired loans was $11,112,226 and $4,487,757, respectively. No reserve is required for $384,325 and $1,643,453, respectively, of the recorded impaired loans since previously taken charge-offs and interest applied to principal have reduced the recorded values to amounts less than the estimated fair values. The remaining impaired loans required an allowance for credit losses of $2,374,955 and $1,085,000, respectively.

        The average recorded investment in impaired loans for the years ended December 31, 2002 and 2001 were $6,216,358 and $2,905,815, respectively. Interest revenue on these impaired loans was not significant.

        Loan maturities and rate sensitivity of the loan portfolio, excluding consumer and other real estate loans before unearned discount at December 31, 2002, are as follows:

	Within One Year	One to Five Years	After Five Years	Total
Commercial, financial, and industrial	$152,465,365	$49,318,130	$5,093,555	$206,877,050
Commercial real estate	144,731,790	77,982,604	15,940,103	238,654,497

Total	$297,197,155	$127,300,734	$21,033,658	$445,531,547

Loans at fixed interest rates		$97,562,627	$19,487,997
Loans at variable interest rates		29,738,107	1,545,661

Total		$127,300,734	$21,033,658

        As of December 31, 2002 and 2001, loans outstanding to directors, officers, and their affiliates were $63,225,562 and $49,944,023, respectively. In the opinion of management, all transactions between the Company and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons.

        An analysis of activity with respect to these related party loans is as follows:

	2002	2001
Balance at beginning of year	$49,944,023	$39,427,901
New loans	43,883,435	49,405,708
Repayments and other reductions	(30,601,896)	(38,889,586)

Balance at end of year	$63,225,562	$49,944,023

5.    NONPERFORMING LOANS AND PAST-DUE LOANS

        The following table presents information relating to nonperforming loans and past-due loans at December 31:

	2002	2001
Nonperforming loans—nonaccrual	$7,032,545	$2,102,722
90 days or more past due loans, not on nonaccrual	884,564	848,929

Total	$7,917,109	$2,951,651

        The Company had no restructured loans at December 31, 2002 or 2001. With respect to the above nonperforming loans, interest income actually earned and additional interest income that would have been earned under the original terms of the loans during 2002 and 2001 were not significant.

6.    ALLOWANCE FOR CREDIT LOSSES

        An analysis of activity in the allowance for credit losses for the years ended December 31, 2002, 2001, and 2000 is as follows:

	2002	2001	2000
Balance at beginning of year	$8,052,517	$6,741,694	$5,288,274
Additions:
Provision charged to operations	5,360,000	3,443,174	3,018,592
Allowance associated with loans of acquired institutions		122,731	274,215
Deductions:
Loans charged to allowance	(6,073,537)	(4,059,757)	(2,517,867)
Loan recoveries credited to allowance	1,371,027	1,804,675	678,480

Net charge-offs	(4,702,510)	(2,255,082)	(1,839,387)

Balance at end of year	$8,710,007	$8,052,517	$6,741,694

7.    PREMISES AND EQUIPMENT

        Premises and equipment at December 31, 2002 and 2001 are summarized below:

	2002	2001	Useful Lives
Land	$3,012,931	$3,012,931
Buildings	13,739,916	12,961,946	40 years
Leasehold improvements	3,343,646	3,170,463	Various
Furniture, fixtures, and equipment	13,962,400	13,581,203	3-10 years
Construction in progress	79,425	463,738

Total	34,138,318	33,190,281
Less: Accumulated depreciation and amortization	(19,843,732)	(17,774,001)

Premises and equipment, net	$14,294,586	$15,416,280

8.    TIME DEPOSITS

        Included in interest-bearing deposits are time deposits in amounts of $100,000 or more. These deposits and their remaining maturities at December 31, 2002 were as follows:

Three months or less	$23,028,163
Four through six months	19,749,745
Seven through twelve months	7,878,739
Thereafter	37,543,782

Total	$88,200,429

        Interest expense for certificates of deposit in excess of $100,000 was $2,468,732 and $4,158,708 in 2002 and 2001, respectively. The Company has no brokered deposits, and there are no major concentrations of deposits.

9.    NOTE PAYABLE AND OTHER BORROWINGS

        Note Payable—The Parent had outstanding borrowings totaling $14,437,500 and $16,187,500 at December 31, 2002 and 2001, respectively, with an unaffiliated bank. Interest on the outstanding borrowings is payable quarterly at the federal funds rate plus a margin and is secured by a pledge of Community Bank's common stock. Principal repayments of $437,500 quarterly ($1,750,000 annually) plus accrued interest are scheduled under the note.

        Other Borrowings—At December 31, 2002, Federal Home Loan Bank ("FHLB") advances totaled $5,000,000. The advances mature March 19, 2003 ($2,500,000 at 2.929%) and September 19, 2003 ($2,500,000 at 3.484%) and are secured by a pledge of investment securities.

10.    INCOME TAXES

        The components of the provision for federal income taxes were as follows:

	Year Ended December 31,
	2002	2001	2000
Current	$6,035,159	$5,742,188	$4,837,897
Deferred	(936,000)	(919,000)	(858,000)

Total	$5,099,159	$4,823,188	$3,979,897

        Deferred tax assets increased during 2001 by approximately $235,000 as a result of acquisitions. Significant deferred tax assets and liabilities at December 31, 2002 and 2001 were as follows:

	2002	2001
Deferred tax assets:
Deferred compensation	$1,265,000	$884,000
Allowance for credit losses	3,049,000	2,677,000
Other	115,000	104,000

Total deferred tax assets	4,429,000	3,665,000
Deferred tax liabilities:
Depreciable assets	(363,000)	(663,000)
FHLB stock dividends	(196,000)	(177,000)
Unrealized gain on available for sale securities	(1,205,000)	(77,000)
Other	(109,000)

Total deferred tax liabilities	(1,873,000)	(917,000)

Net deferred tax assets	$2,556,000	$2,748,000

        The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on operations as follows:

	Year Ended December 31,
	2002	2001	2000
Taxes calculated at statutory rate	$5,875,261	$4,851,263	$4,302,002
Increase (decrease) resulting from:
Tax-exempt interest	(694,840)	(786,791)	(682,045)
Amortization of non-deductible goodwill		627,811	545,919
Other, net	(81,262)	130,905	(185,979)

Total	$5,099,159	$4,823,188	$3,979,897

11.    EMPLOYEE BENEFITS

        401(k) Savings Plan—The Company offers a 401(k) plan available to its employees after 12 months tenure. The Company matches 50% of the employee's first 8% contribution and pays all costs of administering the plan. The Company contributed $287,998, $282,355 and $243,365 to the 401(k) plan in 2002, 2001 and 2000, respectively.

        Salary Continuation and Executive Deferred Compensation Plan—During 1999, Community Bank established the Salary Continuation Plan and the Executive Deferred Compensation Plan (the "Plan"). At December 31, 2002, there were 22 plan participants. The Plan provides for the payment of a death benefit to the employee's beneficiary in the event of the employee's death prior to the payment of all retirement benefits. Life insurance purchased by Community Bank indemnifies it against this risk. The

Bank-owned life insurance is also being used to finance postretirement benefits to employees under the Plan. Earnings generated on the cash surrender values offset the benefit costs. The Plan is a defined contribution plan.

        Under the Plan, the employee contributes a predetermined percentage of their compensation until their normal retirement date of 65 years of age. Community Bank makes a matching contribution of 50% of the employee's deferral contribution and credits interest on the deferral account balance each year until payments begin.

        The employee vests in the matching contribution and interest thereon after five to ten years. The Plan provides for immediate vesting in the event of the employee's disability or a change in control of the Company or Community Bank.

        At December 31, 2002 and 2001, the cash surrender value of the bank-owned life insurance totaled $7,910,988 and $7,092,559, respectively and is included in other assets. The total accrued Plan liability at December 31, 2002 and 2001 was $1,299,778 and $840,300, respectively and is included in other liabilities. Matching contributions and interest costs totaled $325,922, $338,078 and $162,089 during 2002, 2001, and 2000, respectively.

12.    REGULATORY MATTERS

        Community Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the institution's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Community Bank must meet specific capital requirements based on its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

        To meet the capital adequacy requirements, Community Bank must maintain minimum amounts and ratios as defined in the regulations. The Parent is not subject to regulatory capital requirements as an unitary thrift holding company. Accordingly, consolidated capital ratios are provided for informational purposes. Management believes that as of December 31, 2002, Community Bank met all capital adequacy requirements.

        As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized Community Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, banks must maintain minimum capital amounts and ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Community Bank's category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2002
Consolidated:
Total capital (to risk weighted assets)	$77,076	11.4%
Tier I capital (to risk weighted assets)	68,620	10.1%
Tier I capital (to total assets)	68,620	7.5%
Community Bank:
Total capital (to risk weighted assets)	89,404	13.3%	$53,935	8.0%	$67,419	10.0%
Tier I capital (to risk weighted assets)	80,977	12.0%	20,226	3.0%	53,935	8.0%
Tier I capital (to total assets)	80,977	8.8%	27,574	3.0%	49,956	5.0%
December 31, 2001
Consolidated:
Total capital (to risk weighted assets)	$66,762	10.4%
Tier I capital (to risk weighted assets)	58,710	9.1%
Tier I capital (to total assets)	58,710	6.6%
Community Bank:
Total capital (to risk weighted assets)	81,116	12.6%	$51,476	8.0%	$64,345	10.0%
Tier I capital (to risk weighted assets)	73,282	11.4%	19,304	3.0%	51,476	8.0%
Tier I capital (to total assets)	73,282	8.3%	26,629	3.0%	44,382	5.0%

        Dividends paid by Community Bank are subject to restrictions by certain regulatory agencies. At December 31, 2002, there was an aggregate of approximately $14.8 million available for payment of dividends by Community Bank to the Parent.

13.    STOCKHOLDERS' EQUITY

        Convertible Preferred Stock—The Parent is authorized to issue a total of 500,000 shares of preferred stock. In 1996 the Parent issued 149,825 shares of 6% Noncumulative Preferred Stock, series A and 25,500 shares of 6% Noncumulative Preferred Stock, series B. Each series has a $20 par value and liquidation preference per share, and each preferred share is convertible, at the option of the holder, into 0.61538 shares of Parent common stock. The convertibility option expires on July 3, 2003 for series A preferred shares and on July 22, 2003 for series B preferred shares. The series A and B preferred shares are non-voting.

        In 1997 the Parent issued 103,498 shares of 6% Noncumulative Preferred Stock, series C having a $20 par value. The series C preferred shares had a $30 liquidation preference, and each preferred share was convertible into 0.75 shares of Parent common stock. The convertibility option expired on December 18, 2002 and the series C preferred shares were converted into 77,622 shares of common stock.

        Common Stock—The Parent is authorized to issue a total of 10 million shares of common stock, $10 par value. The Parent issued a total of 83,975 shares of common stock in 2000 to private investors. Proceeds of this offering were used to finance acquisitions (see Note 2) and for general corporate purposes. At December 31, 2002 and 2001, the Company had 1,908,548 shares issued and outstanding.

        Warrants—Warrants for purchase of 46,150 shares of Parent common stock with an exercise price of $32.50 per share were issued in 1996. The warrants are exercisable, at the option of the holder, through July 2, 2003.

14.    MANAGEMENT EMPLOYMENT AGREEMENTS

        The Parent and Community Bank have entered into employment agreements with certain key executives. The agreements provide for annual salary, benefits, severance pay, and certain additional compensation.

        A stock appreciation rights plan was established during 1998 for four key executives. The participants' interest vests five years from the grant date. Compensation expense is being accrued over the term of the agreements. At December 31, 2002 and 2001, the Company had accrued compensation expense totaling $1,883,724 and $1,684,460, respectively. During 2002, one of the executives received a scheduled distribution under the plan. The remaining executives begin receiving scheduled distributions under the plan during 2003.

15.    COMMITMENTS AND CONTINGENCIES

        Leases—A summary of noncancelable future operating lease commitments follows:

2003	$2,080,434
2004	2,182,183
2005	2,117,031
2006	1,992,096
2007	1,527,430
Thereafter	548,752

Total	$10,447,926

        It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment. Rental expense under all noncancelable operating lease obligations aggregated approximately $2,147,530, $2,015,551, and $1,827,390 for the years ended December 31, 2002, 2001 and 2000, respectively.

        During 2002, 2001 and 2000, rent expense under lease agreements with related parties totaled $386,604, $325,077 and $293,290, respectively.

        Litigation—Various lawsuits arising in the normal course of business are pending against the Company. Company management, after reviewing these suits with outside counsel, considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

16.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Company is a party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

        The following is a summary of the various financial instruments entered into by the Company as of December 31:

	2002	2001
Financial instruments whose contract amount represents credit risk:
Commitments to extend credit	$123,568,260	$117,934,457
Standby letters of credit	6,947,287	7,240,630

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

        The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if considered necessary by the Company upon extension of credit is based on management's credit evaluation of the customer.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

17.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INFORMATION

        The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Short-Term Investments—For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Securities—For securities, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          Loan Receivables—The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities—The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

          Note Payable and Other Borrowings—Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

          Off-Balance Sheet Financial Instruments—The fair values of commitments to extend credit and stand-by letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counter parties. These amounts were not significant at the reporting date.

        The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows (in thousands):

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short-term investments	$108,554	$108,554	$84,245	$84,245
Securities	144,582	147,048	177,343	177,894
Loans	637,106	650,608	594,342	605,825
Less: Allowance for credit losses	(8,710)	(8,710)	(8,053)	(8,053)

Total	$881,532	$897,500	$847,877	$859,911

Financial liabilities:
Deposits	$824,061	$830,546	$805,257	$809,019
Note payable and other borrowings	19,438	19,544	16,187	16,187

Total	$843,499	$850,090	$821,444	$825,206

        The fair value estimates are based on pertinent information available to management as of December 31, 2002 and 2001 and such estimates have not been revalued for purposes of these financial statements since those dates. Current estimates of fair value may differ from the amounts presented.

18.    FINANCIAL STATEMENTS OF PARENT COMPANY

SOUTHEAST TEXAS BANCSHARES, INC.
CONDENSED BALANCE SHEETS,
DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Cash and cash equivalents	$2,269,173	$1,859,476
Investment in subsidiaries	107,962,788	98,722,445
Other assets	1,344,134	1,091,179

TOTAL	$111,576,095	$101,673,100

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deferred compensation arrangements	$1,883,724	$1,684,460
Note payable	14,437,500	16,187,500
Accrued interest payable and other liabilities	561,740	597,089

Total liabilities	16,882,964	18,469,049

STOCKHOLDERS' EQUITY:
Convertible preferred stock	3,506,500	6,611,440
Common stock	19,861,700	19,085,480
Surplus	26,983,645	24,653,676
Retained earnings	42,086,023	32,703,756
Accumulated other comprehensive income—net unrealized gain on available for sale securities, net of tax	2,339,824	149,699
Treasury stock	(84,561)

Total stockholders' equity	94,693,131	83,204,051

TOTAL	$111,576,095	$101,673,100

SOUTHEAST TEXAS BANCSHARES, INC.
CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
INCOME:
Dividends from subsidiaries	$5,700,000	$5,600,000	$7,650,000

EXPENSE:
Interest expense—note payable	491,500	966,209	1,224,881
Salaries and employee benefits	768,349	1,238,102	453,264
Professional fees	186,343	146,566	241,754
Amortization of goodwill and other intangibles	215,196	179,681
Other	73,628	27,266	46,098

Total	1,519,820	2,593,339	2,145,678

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES AND INCOME TAXES	4,180,180	3,006,661	5,504,322
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	6,975,218	5,164,831	1,794,516

INCOME BEFORE INCOME TAXES	11,155,398	8,171,492	7,298,838
INCOME TAX BENEFIT	(531,903)	(866,072)	(1,012,700)

NET INCOME	$11,687,301	$9,037,564	$8,311,538

SOUTHEAST TEXAS BANCSHARES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,687,301	$9,037,564	$8,311,538
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,975,218)	(5,164,831)	(1,794,516)
Goodwill amortization		215,196	179,681
Change in accrued interest receivable and other assets	(252,956)	(448,133)	(274,396)
Increase in deferred compensation arrangements	199,264	1,059,471	288,989
Change in accrued interest payable and other liabilities	(35,348)	(333,104)	275,653

Net cash provided by operating activities	4,623,043	4,366,163	6,986,949

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Port Arthur Abstract			(500,000)
Investment in Community Insurance	(75,000)	(308,935)
Purchase of Colmesneil		(2,856,539)
Purchase of FNB San Augustine			(10,470,000)

Net cash used in operating activities	(75,000)	(3,165,474)	(10,970,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable		2,500,000	9,000,000
Repayment of notes payable	(1,750,000)	(1,312,500)	(7,062,311)
Payment of dividends to preferred stockholders	(396,686)	(396,686)	(396,686)
Payment of dividends to common stockholders	(1,908,348)	(1,907,849)	(1,884,174)
Conversion of preferred stock	(60)
Proceeds from issuance of common stock			3,359,000
Purchases of treasury stock	(174,212)	(316,741)	(198,070)
Sales of treasury stock	90,960	452,795	85,333

Net cash (used in) provided by financing activities	(4,138,346)	(980,981)	2,903,092

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	409,697	219,708	(1,079,959)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,859,476	1,639,768	2,719,727

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,269,173	$1,859,476	$1,639,768

*  *  *  *  *  *

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003 (UNAUDITED)

ASSETS
Cash and due from banks	$114,156,630
Federal funds sold	69,790,000

Cash and cash equivalents	183,946,630
Securities
Available for sale, at fair value (amortized cost of $111,343,339)	113,039,697
Held to maturity (fair value of $50,029,474)	47,710,858

Total securities	160,750,555
Loans	696,111,995
Less: Allowance for credit losses	(10,634,054)

Net loans	685,477,941
Premises and equipment, net	16,501,047
Other real estate	4,587,219
Goodwill and other intangibles, net	30,676,566
Accrued interest receivable	3,727,612
Other assets	23,434,878

TOTAL	$1,109,102,448

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Noninterest-bearing deposits	$258,565,365
Interest-bearing deposits	718,353,270

Total deposits	976,918,635
Deferred compensation arrangements	1,748,299
Note payable and other borrowings	14,437,031
Accrued interest payable	1,022,361
Other liabilities	6,328,928

Total liabilities	1,000,455,254

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Convertible preferred stock, at liquidation value	6,249,250
Common stock	21,402,070
Surplus	30,462,457
Retained earnings	49,459,337
Accumulated other comprehensive income—net unrealized gain on available for sale securities, net of tax	1,101,300
Treasury stock (500 shares)	(27,220)

Total stockholders' equity	108,647,194

TOTAL	$1,109,102,448

See notes to unaudited consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

	2003	2002
INTEREST INCOME:
Loans, including fees	$31,530,489	$32,414,842
Securities	4,897,376	6,136,049
Cash and cash equivalents	706,496	325,371

Total interest income	37,134,361	38,876,262

INTEREST EXPENSE:
Deposits	7,433,745	8,596,957
Note payable and other borrowings	348,125	469,630

Total interest expense	7,781,870	9,066,587

NET INTEREST INCOME	29,352,491	29,809,675
PROVISION FOR CREDIT LOSSES	3,700,000	2,565,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	25,652,491	27,244,675

NONINTEREST INCOME:
Customer service fees	12,591,310	11,575,615
Fiduciary fee income	882,809	667,513
Net gain on sales of available for sale securities	154,513	351,949
Title insurance agency fees	2,425,227	1,785,326
Other	1,375,313	1,119,705

Total noninterest income	17,429,172	15,500,108

NONINTEREST EXPENSE:
Salaries and employee benefits	16,077,117	15,496,227
Net occupancy expense	5,193,827	5,473,428
Professional fees	1,500,431	1,096,027
Amortization of goodwill and other intangibles	451,378	411,067
Other	6,688,213	6,312,609

Total noninterest expense	29,910,966	28,789,358

INCOME BEFORE INCOME TAXES	13,170,697	13,955,425
PROVISION FOR INCOME TAXES	3,993,717	4,398,973

NET INCOME	$9,176,980	$9,556,452

See notes to unaudited consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)

		Common Stock				Accumulated Other Comprehensive Income
	Convertible Preferred Stock				Retained Earnings		Treasury Stock
		Shares	Amount	Surplus				Total
BALANCE AT JANUARY 1, 2003	$3,506,500	1,986,170	$19,861,700	$26,983,645	$42,086,023	$2,339,824	$(84,561)	$94,693,131
Net income					9,176,980			9,176,980
Unrealized gain on available for sale securities, net of reclassification adjustment						(1,238,524)		(1,238,524)

Total comprehensive income								7,938,456

Payment to acquire treasury stock							$(404,638)	(404,638)
Sales of treasury stock				12,807			461,979	474,786
Exercise of warrants		46,150	461,500	1,038,375				1,499,875
Conversion of preferred stock	(3,506,500)	107,887	1,078,870	2,427,630				—
Issuance of preferred stock in acquisition	6,249,250							6,249,250
Common stock dividends					(1,546,407)			(1,546,407)
Preferred stock dividends					(257,259)			(257,259)

BALANCE AT SEPTEMBER 30, 2003	$6,249,250	2,140,207	$21,402,070	$30,462,457	$49,459,337	$1,101,300	$(27,220)	$108,647,194

See notes to consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,176,980	$9,556,452
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,700,000	2,565,000
Depreciation and amortization	1,725,825	1,895,710
Amortization of intangibles	750,675	411,067
Revaluation and write-downs of other real estate	151,799	(3,638)
Amortization and accretion of premiums and discounts on securities, net	63,987	51,900
Net gain on sales of bank premises	(45,609)	(6,098)
Net gain on sales of available for sale securities	(154,513)	(351,949)
Increase in accrued interest receivable and other assets	(943,183)	(29,064)
Increase (decrease) in accrued interest payable and other liabilities	2,144,725	(1,655,385)
Increase in deferred compensation arrangements	450,000	450,000

Net cash provided by operating activities	17,020,686	12,883,995

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and calls of securities	8,805,000	12,150,000
Proceeds from principal paydowns of securities	33,466,138	17,925,461
Purchases of held to maturity securities	(7,087,871)	(500,000)
Purchases of available for sale securities	(51,528,964)	(370,841)
Proceeds from sales of available for sale securities	12,225,891	23,734,813
Net increase in loans	(41,758,918)	(44,895,857)
Proceeds from sale of real estate acquired by foreclosure	625,386	111,710
Purchases of premises and equipment	(2,375,731)	(1,314,935)
Proceeds from sales of premises and equipment	33,276	30,229
Purchase of customer relationships and related insurance expirations	(44,418)	(43,157)
Purchase of Colmesneil (net of acquired cash and cash equivalents)	—	106,250
Purchase of Secured Trust Bank (net of acquired cash and cash equivalents)	(2,481,313)	—

Net cash (used in) provided by investing activities	(50,121,524)	6,933,673

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	115,689,503	16,440,437
Net increase in federal funds purchased and other borrowings	—	5,000,000
Repayment of notes payable	(6,377,119)	(1,312,500)
Payment of dividends	(1,803,666)	(1,641,664)
Payment of stock appreciation rights	(585,425)	—
Exercise of stock warrants	1,499,875	—
Payments to acquire treasury stock	(404,638)	(91,972)
Sales of treasury stock	474,786	81,849

Net cash provided by financing activities	108,493,316	18,476,150

NET INCREASE IN CASH AND CASH EQUIVALENTS	75,392,478	38,293,818
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	108,554,152	84,244,625

CASH AND CASH EQUIVALENTS AT END OF YEAR	$183,946,630	$122,538,443

Interest paid	$8,043,117	$9,612,221
Income taxes paid	4,438,000	5,122,000
Noncash investing activity—real estate acquired through foreclosure	4,747,887	454,919
Noncash financing activity—conversion of preferred stock	3,506,500	—

See notes to unaudited consolidated financial statements.

SOUTHEAST TEXAS BANCSHARES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

1.    BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the unaudited consolidated financial statements furnished reflect all adjustments which are in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature. The unaudited consolidated financial statements include Southeast Texas Bancshares, Inc. and its wholly-owned subsidiaries (collectively referred to as the "Company"). All intercompany balances and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    EARNINGS PER COMMON SHARE

        Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The preferred stock outstanding at September 30, 2003 and 2002 is dilutive in this calculation.

3.    ACQUISITION OF SECURED TRUST BANK

        On August 15, 2003, the Company purchased all of the outstanding stock of Secured Trust Bank ("Secured Trust") and merged it into its subsidiary, Community Bank & Trust, SSB. At that date, Secured Trust had total assets and total deposits of approximately $51.2 million and $37.2 million, respectively. Secured Trust also managed more than $255 million of trust assets.

        The purchase price was approximately $12.5 million consisting of $6 million of cash and the issuance of 124,985 shares of Series D convertible preferred stock. The Series D preferred stock has a $50 par value and liquidation preference per share, and each preferred share is convertible, at the option of the holder, into one share of Company common stock. The convertibility option may be exercised between the second and fifth anniversaries of its issuance. The Series D preferred shares are non-voting.

4.    MERGER WITH TEXAS REGIONAL BANCSHARES

        On November 19, 2003, Southeast Texas Bancshares, Inc. and Texas Regional Bancshares, Inc. executed an Agreement and Plan of Reorganization for the purpose of merging Southeast Texas Bancshares, Inc. with and into TRD, a wholly-owned subsidiary of Texas Regional Bancshares, Inc. The agreement calls for total consideration of $226,500,000, to be paid 50% to 60% in cash and the balance in newly issued Texas Regional common stock in exchange for all of the outstanding shares of Southeast Texas Bancshares. The transaction is subject to approval by the appropriate regulatory authorities and other customary closing conditions, including approval of the Southeast Texas Bancshares shareholders and is expected to close in the first quarter of 2004.

5.    RECENTLY ISSUED ACCOUNTING STANDARDS

        In October 2002, The Financial Accounting Standards Board issued Statement No. 147 ("Statement 147"), "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141 and 142. In addition, this Statement amends Financial Accounting Standards Board Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. Southeast Texas adopted Statement 147 on October 1, 2002 and the Statement did not have an impact on the consolidated financial statements of Southeast Texas.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34". FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosures required by FIN 45 improve the transparency of the financial statement information about the guarantor's obligations and liquidity risks related to guarantees issued. This interpretation also incorporates, without change, the guidance in Financial Accounting Standards Board Interpretation No. 34 ("FIN 34"), "Disclosure of Indirect Guarantees of Indebtedness of Others", which is being superceded. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the consolidated financial statements of Southeast Texas.

        In December 2002, the Financial Accounting Standards Board issued Statement No. 148 ("Statement 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123". Statement 148 amends Financial Accounting Standards Board Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirement of Statement 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The adoption of Statement 148 did not have an impact on the Southeast Texas' consolidated financial statements as Southeast Texas has elected to continue applying APB 25.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51". This interpretation is intended to achieve more consistent application of consolidation policies to variable interest entities ("VIE") and, thus, to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through VIE's. Including the assets, liabilities and results of activities of VIE's in the consolidated financial statements of their primary beneficiaries will provide more complete information about the resources, obligations, risk and opportunities of the consolidated enterprise. FIN 46 applies immediately to VIE's created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that was acquired before February 1, 2003. However, in October December 2003, the FASB issued FIN 46-R and deferred the implementation date of FIN 46 for VIE's that existed before February 1, 2003 until the first fiscal year or interim period ending after December March 15, 20034. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statement for one or more years with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

        In April 2003, the Financial Accounting Standards Board issued Statement No. 149 ("Statement 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". Statement 149 amends Financial Accounting Standards Board Statement No. 133 ("Statement 133"), "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of underlying to conform to the language in FIN 45, and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. However, the provisions of Statement 149 that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of Statement 149 is not expected to have a material impact on the consolidated financial statements of Southeast Texas.

        In May 2003, the Financial Accounting Standards Board issued Statement No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". Statement 150 requires certain financial instruments that have characteristics of both liabilities and equity to be classified as a liability on the balance sheet. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Statement 150 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 150 did not have an impact on the consolidated financial statements of Southeast Texas.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of November 19, 2003, is executed by and between TEXAS REGIONAL BANCSHARES, INC., a Texas corporation ("Texas Regional"), TEXAS REGIONAL DELAWARE, INC., a Delaware corporation and direct wholly-owned subsidiary of Texas Regional ("Texas Regional Delaware") and SOUTHEAST TEXAS BANCSHARES, INC., a Texas corporation ("Southeast Texas").

        Texas Regional operates a commercial banking business in Texas through its wholly-owned subsidiary, Texas Regional Delaware, which owns all of the capital stock of Texas State Bank, a Texas state banking association ("Texas State Bank").

        Southeast Texas operates a commercial banking business in Texas through its wholly-owned subsidiary, Texas Community Bancshares of Delaware, Inc., a Delaware corporation ("Texas Community Delaware"), which owns (i) all of the authorized, issued and outstanding capital stock of Community Bank & Trust, SSB ("Community Bank & Trust") (including its wholly-owned subsidiary, Community Loan Company), (ii) all of the authorized, issued and outstanding capital stock of Port Arthur Abstract and Title Company ("Port Arthur Abstract") (including its wholly-owned subsidiary, Southeast Texas Title Company), (iii) all of the members' interests in Southeast Texas Insurance Services Holdings, L.L.C. (and its subsidiary Southeast Texas Insurance Services, L.P. of which it serves as the 0.1% general partner); and (iv) all of the limited partnership interests in Southeast Texas Insurance Services, L.P. (which constitutes 99.9% of the ownership interest therein).

        As used in this Agreement, any reference to the subsidiaries of Southeast Texas includes any and all direct or indirect subsidiaries of Southeast Texas, including specifically but without limitation Texas Community Delaware, Community Bank & Trust, Port Arthur Abstract and Southeast Texas Insurance Services Holdings, L.L.C. and the limited partnership interests in Southeast Texas Insurance Services, L.P.

        Each of the shareholders of Southeast Texas listed on Annex A (the "Principal Shareholders") has of even date herewith executed a Shareholders' Agreement and Irrevocable Proxy, in the form attached hereto as Annex B, for the limited purpose of evidencing such shareholder's consent to and approval of the transaction herein described and pursuant to which each has agreed to vote for the transaction at the Southeast Texas shareholders meeting and to support and recommend the transaction to the other shareholders of Southeast Texas. Each person listed on Annex A is a director or executive officer or 5% or greater shareholder of Southeast Texas.

W I T N E S S E T H:

        This Agreement provides for the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, a direct wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization.

        As a result of the merger, the shareholders of Southeast Texas (other than any shareholder exercising dissenters' rights of appraisal) will receive either cash, or shares of Texas Regional Common Stock (hereafter defined), or a combination of cash and shares of Texas Regional Common Stock, in exchange for their shares of Southeast Texas common stock, as described in this Agreement. With the closing of the transaction, Southeast Texas shall be merged with and into Texas Regional Delaware, and Southeast Texas will cease its separate existence.

        Upon consummation of the merger of Southeast Texas with and into Texas Regional Delaware, all rights, privileges, immunities, powers and franchises of each of Texas Regional Delaware and Southeast Texas shall be merged into Texas Regional Delaware as the surviving corporation (sometimes herein referred to as the "Surviving Corporation"). Without any other action, at the Effective Time, Texas Regional Delaware shall be vested with all property, real, personal and mixed, of Texas Regional Delaware and Southeast Texas. Texas Regional Delaware shall thereafter possess all of the interests, both public and private, of each of Texas Regional Delaware and Southeast Texas and all claims of creditors of each of Texas Regional Delaware and Southeast Texas shall survive and any liens shall be preserved unimpaired in Texas Regional Delaware as the Surviving Corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in a Certificate of Merger to be executed by and among Texas Regional Delaware and Southeast Texas in the form required by the Secretary of State of Delaware, and in Articles of Merger to be executed by and among Texas Regional Delaware and Southeast Texas in the form required by the Secretary of State of Texas.

        Following the Effective Time of the merger of Southeast Texas with and into Texas Regional Delaware, it is anticipated that Texas Community Delaware will be merged with and into Texas Regional Delaware, and all rights, privileges, immunities, powers and franchises of each of Texas Regional Delaware and Texas Community Delaware shall be merged into Texas Regional Delaware as the Surviving Corporation. Without any other action, at the Effective Time, Texas Regional Delaware shall be vested with all property, real, personal and mixed, of Texas Regional Delaware and Texas Community Delaware, and Texas Community Delaware will cease its separate existence. Texas Regional Delaware shall thereafter possess all of the interests, both public and private, of each of Texas Regional Delaware and Texas Community Delaware and all claims of creditors of each of Texas Regional Delaware and Texas Community Delaware shall survive and any liens shall be preserved unimpaired in Texas Regional Delaware as the Surviving Corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger to be executed by and among Texas Regional Delaware and Texas Community Delaware in the form required by the Secretary of State of Texas, and a Certificate of Merger to be executed by and among Texas Regional Delaware and Texas Community Delaware in the form required by the Secretary of State of Delaware.

        In addition, following the Effective Times of the mergers of both Southeast Texas and Texas Community Delaware into Texas Regional Delaware, it is anticipated that Community Bank & Trust will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and Community Bank & Trust shall be merged into Texas State Bank as the surviving banking association. Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of Community Bank & Trust and Texas State Bank, and Community Bank & Trust will cease its separate existence. Texas State Bank shall thereafter possess all of the interests, both public and private, of each of Community Bank & Trust and Texas State Bank, and all claims of creditors of each of Texas State Bank and Community Bank & Trust shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in Articles of Merger to be executed in the form required by the Texas Banking Department by and among Texas State Bank and Community Bank & Trust.

        For Federal income tax purposes, each merger described in this Agreement is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PLAN OF MERGER

        1.1    The Merger.    Following approval of the merger transaction by applicable regulatory authorities and the shareholders of Southeast Texas, and the fulfillment of other conditions precedent to such merger transaction as herein described, Texas Regional Delaware and Southeast Texas shall each execute and deliver a Certificate of Merger (the "Certificate of Merger") in the form required for filing with the Secretary of State of Delaware and Articles of Merger (the "Articles of Merger") in the form required for filing with the Secretary of State of Texas. As used herein, the term "Merger" shall mean and refer to the merger of Southeast Texas with and into Texas Regional Delaware. At the Effective Time of the Merger, (i) the rights of the shareholders of Southeast Texas (other than any shareholder exercising dissenters' rights of appraisal) shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive cash and/or shares of Texas Regional Common Stock as herein provided, and (ii) the rights of any dissenting shareholder shall be converted into the right to receive cash pursuant to the exercise of his or her dissenters' rights of appraisal, as provided by law. Upon consummation of the merger, each shareholder of Southeast Texas shall cease to be a shareholder of Southeast Texas for all purposes and his, her or its share certificate shall for all purposes be cancelled automatically without any further action on the part of the shareholder.

        1.2    Consideration to Southeast Texas Shareholders.

          1.2.1    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Texas Regional, Texas Regional Delaware or any holder of shares of Southeast Texas:

            (a)   Subject to other applicable provisions of this Agreement, including Sections 1.2.1(d) and (e), each common share, without par value, of Southeast Texas ("Southeast Texas Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than Southeast Texas Common Shares held directly or indirectly by Southeast Texas ("Treasury Shares") and Dissenters' Shares) will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of fully paid and nonassessable shares of Texas Regional Class A Voting common stock, par value $1.00 per share, of Texas Regional ("Texas Regional Common Stock") equal to the Exchange Ratio (the "Per Share Stock Consideration"), or (B) the Per Share Cash Consideration. "Exchange Ratio" means $100.00 divided by the Texas Regional Common Stock Value. "Texas Regional Common Stock Value" means the lesser of (y) $36.86 or (z) the average of the closing sale prices for a share of Texas Regional Common Stock as reported on NASDAQ Stock Market, Inc. National Market System (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) during the ten consecutive business days beginning eleven business days before the date of receipt of Federal Reserve Board approval of the transaction (the "Determination Period"). The Exchange Ratio shall be calculated to the nearest one-one hundredth of a share of Texas Regional Common Stock. "Consideration" means the Per Share Cash Consideration and the Per Share Stock Consideration. "Per Share Cash Consideration" means $100.00 in cash.

            (b)   Each Southeast Texas Common Share that, immediately prior to the Effective Time of the Merger, is a Treasury Share will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

            (c)   At the Effective Time of the Merger, each common share, without par value, of Texas Regional Delaware issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding as the same number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the "Surviving Corporation Common Shares") equal to the number of Texas Regional Delaware shares outstanding immediately prior to the Effective Time of the Merger.

            (d)   Subject to the allocation procedures set forth in Section 1.2.1(a), each record holder of Southeast Texas Common Shares will be entitled (i) to elect to receive shares of Texas

    Regional Common Stock for all of the Southeast Texas Common Shares ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all of the Southeast Texas Common Shares ("Cash Election Shares") held by such record holder; or (iii) to elect to receive part shares of Texas Regional Common Stock (such portion of the Southeast Texas Common Shares attributable to the election to receive shares being included in Stock Election Shares) and part cash (such portion of the Southeast Texas Common Shares attributable to the election to receive cash being included in Cash Election Shares) for his, her or its Southeast Texas Common Shares; or (iv) to indicate that such holder makes no such election for all of the Southeast Texas Common Shares ("No-Election Shares") held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Southeast Texas Common Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will equal as nearly as practicable the Stock Percentage, as hereafter defined, multiplied by the total number of Southeast Texas Common Shares outstanding immediately prior to the Effective Time of the Merger. All such elections (each, an "Election") shall be made on a form designed for that purpose by Texas Regional and reasonably acceptable to Southeast Texas (an "Election Form"). Any Southeast Texas Common Shares for which the record holder has not, as of the Election Deadline, properly submitted to Texas Regional or the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") will be either Texas State Bank or another bank or trust company in the United States selected by Texas Regional and reasonably acceptable to Southeast Texas. At Texas Regional's election, the duties of the Exchange Agent may be bifurcated such that the issuance and handling of the newly issued shares of Texas Regional stock may be handled by Texas Regional's transfer agent and the Southeast Texas share certificate handling, Election Form handling, allocation determinations may be made by Texas State Bank as the Exchange Agent. "Stock Percentage" means a number within the range of not greater than 50% and not less than 40% (the "Stock Percentage Range"); provided that the Stock Percentage shall mean 0% if the number of Cash Election Shares is greater than 60% and Texas Regional so elects by written notice delivered to Southeast Texas specifying such new Stock Percentage and makes a public announcement of such election in each case not less than ten trading days prior to the date of the Southeast Texas Shareholders Meeting (the "Additional Cash Election").

            (e)   The allocation among the holders of Southeast Texas Common Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

                (i)  Number of Stock Election Shares Less Than 40%. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than 40% of the Southeast Texas Common Shares, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable, but not less than, 40% of the Southeast Texas Common Shares, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock

      Election Shares is less than or equal to 40% of the Southeast Texas Common Shares, all No-Election Shares will be Stock-Selected No-Election Shares; (C) if the sum of Stock Election Shares and No-Election Shares is less than 40% of the Southeast Texas Common Shares, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable, but not less than, 40% of the Southeast Texas Common Shares, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration;

               (ii)  Number of Stock Election Shares Greater Than 50%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than 50% of the Southeast Texas Common Shares, then (A) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares so that the sum of such number and the number of Cash Election Shares and No-Election Shares equals as closely as practicable 50% of the Southeast Texas Common Shares, and each such allocated Stock-Election Share (each, a "Converted Stock Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration. The remaining Stock Election Shares (which are not Converted Stock Election Shares) will be as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; or

              (iii)  Number of Stock Election Shares from 40% to 50%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) equals at least 40% and not more than 50% of the Southeast Texas Common Shares, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration and (B) each No-Election Share and Cash Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.

            (f)    Exchange Procedures.

                (i)  At the time of mailing of the proxy statement to holders of record of Southeast Texas Common Shares entitled to vote at the Southeast Texas shareholders meeting, Texas Regional will mail, or will cause its Exchange Agent to mail, with the proxy statement, an election form and a letter of transmittal (each in customary form) to each such holder. Southeast Texas will use its commercially reasonable best efforts to make the election form and the proxy statement available to all persons who become record holders of Southeast Texas common stock during the period between the record date used for mailing of the notice of the Southeast Texas shareholders meeting, and the Election Deadline. To be effective, an election form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date (the "Election Deadline") and accompanied by the certificates representing all Southeast Texas Common

      Shares ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). The Exchange Agent shall make all computations contemplated by Section 1.2.1 of this Agreement, and, after the concurrence of Southeast Texas (not to be unreasonably withheld), all such computations will be conclusive and binding on the former holders of Southeast Texas Common Shares absent manifest error. Any election form may be revoked, by the holder who submitted such election form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Southeast Texas that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Texas Regional and Southeast Texas, make such rules as are consistent with this Agreement for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. If a third party Exchange Agent is used, prior to the Effective Time of the Merger, Texas Regional will enter into an exchange agent agreement with the Exchange Agent setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated to be made by the Exchange Agent pursuant to this Agreement. Texas Regional shall use reasonable efforts to submit any proposed exchange agent agreement to Southeast Texas for review and comment prior to execution.

               (ii)  At or prior to the Effective Time of the Merger, Texas Regional will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of holders of Southeast Texas Common Shares, certificates representing shares of Texas Regional Common Stock ("New Certificates") and will either deposit with the Exchange Agent, or will hold in a segregated account, an amount of cash sufficient to deliver to the holders of Southeast Texas Common Shares (other than Dissenters' Shares) the aggregate Consideration to which such holders are entitled pursuant to Section 1.2.1, together with all cash and other property to which such holders may be entitled in respect of dividends and distributions with a record date occurring after the Effective Time of the Merger (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Time of the Merger with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Texas Regional shall assume that there will not be any fractional shares of Texas Regional Common Stock. In addition, from time to time as needed after the Effective Time of the Merger, Texas Regional shall deposit or shall cause to be deposited with the Exchange Agent, for addition to the Exchange Fund, cash sufficient to pay cash in lieu of fractional shares in accordance with this Agreement. At the time of such deposit, Texas Regional will irrevocably instruct the Exchange Agent to deliver such Consideration and other cash and property (or will itself deliver, to the extent that Texas Regional is holding the same) out of the Exchange Fund after the Effective Time of the Merger to the holders of Southeast Texas Common Shares (other than Dissenters' Shares) in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

              (iii)  The holder of each Old Certificate, upon the later of the Effective Time of the Merger or the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Consideration into which Southeast Texas Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 1.2.1 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a New Certificate representing Texas Regional Common Stock is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 1.2.1, such Texas Regional Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Southeast Texas Common Shares that is not registered on the transfer records of Southeast Texas, a New Certificate representing the appropriate number of shares of Texas Regional Common Stock may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Texas Regional Common Stock to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Texas Regional that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon exchange as contemplated in this Section, the Consideration into which Southeast Texas Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any cash payable upon surrender of any Old Certificate.

              (iv)  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Southeast Texas Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (v)  No dividends or other distributions with respect to Texas Regional Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any Old Certificate with respect to the shares of Texas Regional Common Stock issuable in exchange therefor, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Agreement, until the holder is entitled to receive, in exchange for such Old Certificate, the Per Share Stock Consideration represented by such Old Certificate. Subject to applicable law, after the holder of any Old Certificate becomes so entitled to receive the Per Share Stock Consideration, there shall be paid to the holder of the New Certificate representing whole shares of Texas Regional Common Stock issued in exchange for such Old Certificate, without interest, (i) at the time of such exchange, the amount of any cash payable in lieu of a factional share of Texas Regional Common Stock to which such holder is entitled pursuant to this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Texas Regional Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to the time of such exchange and a payment date subsequent to the time of such exchange payable with respect to such whole shares of Texas Regional Common Stock.

              (vi)  Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for twelve months after the Effective Time of the Merger will be returned to Texas Regional. Any holders of Old Certificates who have not theretofore complied with this Agreement shall thereafter look only to Texas Regional for, and, subject to subsection (iv) above, Texas Regional shall remain liable for payment of their claim for Consideration, cash in lieu of any fractional share interests and unpaid dividends and distributions on shares of Texas Regional Common Stock deliverable in respect of each Southeast Texas common share represented by such Old Certificates such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

            (g)   Anti-Dilution Adjustments. Should Texas Regional change (or establish a record date for changing) the number of shares of Texas Regional Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Texas Regional Common Stock having a record date preceding the Effective Time of the Merger, the Exchange Ratio will be adjusted appropriately to provide to the holders of Southeast Texas Common Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction.

            (h)   Fractional Shares. Fractional shares shall not be issued under section (a) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of the Texas Regional Common Stock Value (as hereinabove defined) multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

            (i)    Dissenting Shareholders. Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the Surviving Corporation in the merger transaction in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters' rights.

          1.2.2    The Per Share Stock Consideration to which a Southeast Texas shareholder may be entitled shall be issued, and the Per Share Cash Consideration to which each Southeast Texas shareholder may be entitled shall be paid, upon surrender of such shareholder's share certificate or certificates evidencing shares of Southeast Texas stock. Texas Regional shall request that the Exchange Agent deliver share certificates and Per Share Cash Consideration at the time of Closing to shareholders who have surrendered their Southeast Texas share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of Southeast Texas, or (ii) by such other arrangements as may be mutually agreed by and between such former Southeast Texas shareholder and Texas Regional or Texas Regional's Exchange Agent. Any delivery of Texas Regional share certificates or Per Share Cash Consideration to shareholders who surrender their Southeast Texas share certificates following the date of Closing shall be mailed to the former Southeast Texas shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder's Southeast Texas share certificate. The stock transfer records of Southeast Texas shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of Southeast Texas capital stock shall take place thereafter.

          1.2.3    Any Texas Regional share certificate or Per Share Cash Consideration that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of Southeast Texas who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time such shareholder shall cease to be a dissenting shareholder for purposes of this Agreement and the provisions of section 1.2.2 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

          1.2.4    Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's Southeast Texas share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

        1.3    Closing.    The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

          1.3.1    The month-end next following expiration of any required waiting period following the date of approval by the Federal Reserve Board as required by Section 7.02 herein; or

          1.3.2    Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

          1.3.3    The month-end next following receipt of Southeast Texas shareholder approval at a duly called meeting of the shareholders; or

          1.3.4    If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including Section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

          1.3.5    Such other date as Southeast Texas and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable. If Closing shall not have been accomplished on or before April 30, 2004 (the "Outside Closing Date"), this Agreement shall, at the election of either Southeast Texas or Texas Regional by written notice, terminate and be of no further force or effect, except that if the Closing shall not have been accomplished on or before April 30, 2004 because of the failure to receive required bank regulatory authority approvals, either Texas Regional or Southeast Texas may elect to extend the Outside Closing Date to the earlier of June 30, 2004 or the date that the approval is denied by the regulatory authority. The parties respectively agree to use commercially reasonable efforts to close the transactions contemplated by this Agreement by February 27, 2004, but it is agreed that neither party shall have liability to the other (or to any other person) if the transaction is not closed prior to that date. Any termination which occurs through no fault of Southeast Texas or Texas Regional shall be without liability to any of the parties hereto. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Southeast Texas and Texas Regional.

        1.4    Effective Time.    The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Certificate of Merger and the Articles of Merger to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a confirmation of filing and acceptance of the Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which Southeast Texas is merged with and into Texas Regional Delaware.

        1.5    Effect of Merger.    As a result of the merger of Southeast Texas with and into Texas Regional Delaware, and the merger of Texas Community Delaware with and into Texas Regional Delaware, the assets, liabilities and business of each of Southeast Texas and Texas Community Delaware (including ownership of all of the capital stock of Community Bank & Trust and Port Arthur Abstract, all of the membership interest in Southeast Texas Insurance Services Holdings, L.L.C. and all of the limited partnership interests in Southeast Texas Insurance Services, L.P.) shall be acquired by Texas Regional Delaware, free and clear of any and all liens, claims or encumbrances other than those described in Section 1.5 of the Disclosure Letter.

        1.6    Subsidiary Mergers.    Southeast Texas, Texas Community Delaware and Community Bank & Trust shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the mergers of Texas Community Delaware with into Texas Regional Delaware, and Community Bank & Trust with and into Texas State Bank, including execution and delivery of Articles of Merger, Certificates of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to become effective in a timely manner.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SOUTHEAST TEXAS

        Southeast Texas a hereby represents and warrants to, and covenants and agrees with, Texas Regional as follows:

        2.1    Organization and Operation of Southeast Texas.    Southeast Texas is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Southeast Texas directly owns all of the issued and outstanding capital stock of Texas Community Delaware and thereby indirectly owns all of the issued and outstanding capital stock of Community Bank & Trust. Southeast Texas is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Articles of Incorporation and Bylaws of Southeast Texas as amended to date, have been delivered to Texas Regional. Southeast Texas is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of Southeast Texas is its ownership and operation of its subsidiary, Texas Community Delaware, and ancillary activities directly related thereto. Southeast Texas (meaning for these limited purposes the parent company only) has no assets other than its ownership of all of the capital stock of Texas Community Delaware. Southeast Texas (meaning for these limited purposes the parent company only) has no liabilities, liquidated or unliquidated, fixed or contingent, other than its obligations as described in Section 2.1 of the Disclosure Letter. There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by Southeast Texas or any other person under the terms of any instrument describing or securing the obligations of Southeast Texas or its subsidiaries. All of the indebtedness and other obligations of Southeast Texas have been created and incurred (including any offering or sale of Southeast Texas obligations) in compliance with all applicable regulatory requirements in all material respects, including required approvals of the Federal Reserve Board, and all other requirements of law, including compliance with applicable securities laws and regulations in all material respects. Southeast Texas is not a member of any joint venture or partnership and Southeast Texas does not own the securities of any other entity other than as herein described.

        2.2    Organization and Operation of Texas Community Delaware.    Texas Community Delaware is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Texas Community Delaware directly owns all of the issued and outstanding capital stock of Community Bank & Trust. Texas Community Delaware is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Certificate of Incorporation and Bylaws of Texas Community Delaware, as amended to date, have been delivered to Texas Regional. Texas Community Delaware is not a reporting company under the 1934 Act. The only business of Texas Community Delaware is the ownership and operation of its wholly-owned subsidiaries, Community Bank & Trust (including its wholly-owned subsidiary, Community Loan Company), Port Arthur Abstract (including its wholly-owned subsidiary Southeast Texas Title Company), and Southeast Texas Insurance Services Holdings, L.L.C. (and its subsidiary Southeast Texas Insurance Services, L.P. of which it serves as the 0.1% general partner and Texas Community Delaware is the 99.9% limited partner), and ancillary activities directly related thereto. Texas Community Delaware has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of Community Bank & Trust and Port Arthur Abstract, all of the membership interest in Southeast Texas Insurance Services Holdings, L.L.C. and all of the limited partnership interest in Southeast Texas Insurance Services, L.P. Without limiting the generality of the foregoing, Texas Community Delaware is not a member of any joint venture or partnership and Texas Community Delaware does not own the securities of any other entity other than as described in this Section 2.2. Community Loan Company is an inactive corporation, presently in the process of liquidation.

        2.3    Organization and Operation of Operating Subsidiaries.

          a.     Community Bank & Trust is a Texas state savings bank, duly organized and existing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its banking business. Community Bank & Trust has 28 branch banking facilities the locations of which are listed in Section 2.3(a) of the Disclosure Letter, each of which holds a valid branch license for operation of a branch at its branch location. No license applications are pending for establishment of any other or additional branch facilities, except as otherwise described in Section 2.3(a) of the Disclosure Letter. True and complete copies of the Articles of Association and Bylaws of Community Bank & Trust, as amended to date, have been delivered to Texas Regional. Community Bank & Trust (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Savings and Loan Department and its primary federal regulator, the Federal Deposit Insurance Corporation, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. All books and records related to the business of Community Bank & Trust are true, correct and complete in all material respects. Community Bank & Trust's banking, trust business and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Savings Bank Act, the Federal Deposit Insurance Act and the regulations of the Texas Savings and Loan Department and the Federal Deposit Insurance Corporation in all material respects. Without limiting the foregoing, Community Bank & Trust has all requisite trust powers for the operation of its trust business as presently or proposed to be conducted. The trust business is conducted in accordance with sound trust management practices. Except as disclosed in Section 2.3 of the Disclosure Letter, Community Bank & Trust has no subsidiaries or affiliates, owns no voting securities of any other corporation or other entity, and is not a member of any joint venture or partnership, except as described herein.

          b.     Port Arthur Abstract is a Texas business corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its title insurance agency business. Southeast Texas Title Company is a Texas business corporation duly organized, validly existing and in good standing under the laws of the State of Texas, wholly-owned by Port Arthur Abstract and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its title insurance agency business. Port Arthur Abstract and Southeast Texas Title Company each hold all licenses and permits required to conduct the business of a title insurance agency, including all licenses required under the Texas Insurance Code and regulations promulgated thereunder. Port Arthur Abstract and its subsidiary have two (2) offices the locations of which are listed in Section 2.3(b) of the Disclosure Letter, each of which holds a valid license for operation at its office location. No license applications are pending for establishment of any other or additional facilities. True and complete copies of the Articles of Association and Bylaws of Port Arthur Abstract and Southeast Texas Title Company, as amended to date, have been delivered to Texas Regional. All books and records related to the business of Port Arthur Abstract and Southeast Texas Title Company are true, correct and complete in all material respects. Without limiting the foregoing each of Port Arthur Abstract and Southeast Texas Title Company are current in all of their respective accounts current with insurance companies, managing general agencies and others, and neither is out of trust with respect to any aspect of its business, including its escrow accounts. Port Arthur Abstract's and Southeast Texas Title Company's respective business activities are in full compliance with sound title insurance agency management practices and applicable provisions of law, including the Texas Insurance Code and applicable requirements of the Texas Department of Insurance. Port Arthur Abstract and Southeast Texas Title Company have no subsidiaries or affiliates, own no voting securities of any other corporation or other entity, and are not a member of any joint venture or partnership, except as otherwise disclosed herein.

          c.     Southeast Texas Insurance Services Holdings, L.L.C. is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its acting as the general partner of a limited partnership engaged in a general insurance agency business. Southeast Texas Insurance Services, L.P. is a Texas limited partnership of which Southeast Texas Insurance Services Holdings, L.L.C. is the sole general partner owning a 0.1% interest therein, and Texas Community Delaware is the sole limited partner owning a 99.9% interest therein. Southeast Texas Insurance Services, L.P. has been duly organized, is validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenss, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. each hold all licenses and permits required to conduct the business of an insurance agency selling property and casualty, life and health and other general lines of insurance, including all licenses required under the Texas Insurance Code and regulations promulgated thereunder. Southeast Texas Insurance Services, L.P. has two (2) offices the locations of which are listed in Section 2.3(c) of the Disclosure Letter, each of which holds a valid license for operation at its office location. No license applications are pending for establishment of any other or additional facilities. True and complete copies of the Articles of Organization and Regulations of Southeast Texas Insurance Services Holdings, L.L.C., and true and complete copies of the Certificate of Limited Partnership and Agreement of Limited Partnership of Southeast Texas

  Insurance Services, L.P., in each case as amended to date, have been delivered to Texas Regional. All books and records related to the business of Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. are true, correct and complete. Without limiting the foregoing Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. are each current in all of their respective accounts current with insurance companies, managing general agencies and others, and neither is out of trust with respect to any aspect of its business. Southeast Texas Insurance Services Holdings, L.L.C.'s and Southeast Texas Insurance Services, L.P.'s business activities are in full compliance with sound insurance agency management practices and applicable provisions of law, including the Texas Insurance Code and applicable requirements of the Texas Department of Insurance. Southeast Texas Insurance Services Holdings, L.L.C. nor Southeast Texas Insurances Services, L.P. have no subsidiaries or affiliates, own no voting securities of any other corporation or other entity, are not members of any joint venture or partnership, except as otherwise described herein.

        2.4    Capitalization and Ownership.

          2.4.1    The authorized capital stock of Southeast Texas consists of (i) 10,000,000 shares of common stock, par value $10.00 per share, of which a total of 2,139,707 shares (the "Southeast Texas Common Shares") are outstanding and of which an additional 500 are held as treasury shares, all of such 2,139,707 shares have been validly issued and are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by Southeast Texas to Texas Regional; and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which a total of 124,985 shares of Series D Preferred shares (the "Southeast Texas Preferred Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the preferred shareholder list previously delivered by Southeast Texas to Texas Regional. Upon conversion of all Southeast Texas Preferred Shares to Southeast Texas Common Shares, which shall occur prior to Closing as herein described, a total of 2,264,692 Southeast Texas Common Shares will be issued and outstanding, and such number of Southeast Texas Common Shares will be issued and outstanding at the time of Closing. The Southeast Texas Preferred Shares were issued pursuant to a Statement of Determination of Rights and Preferences of Series D 6% Preferred Stock of Southeast Texas Bancshares, Inc. as filed with the Office of the Secretary of State of Texas on August 14, 2003. There are no other Series D preferred shares and no other series of preferred shares presently outstanding. Upon conversion of the Series D Preferred Shares to Southeast Texas Common Shares, an additional 124,985 Southeast Texas Common Shares will be issued in respect of such conversion. Neither the Southeast Texas Common Shares nor the Southeast Texas Preferred Shares have been issued in violation of the preemptive rights of any stockholder, and all Southeast Texas Common Shares and all Southeast Texas Preferred Shares have been offered, sold and issued in compliance with all applicable legal requirements, including applicable state and federal securities laws and regulations..

          2.4.2    The authorized capital stock of Texas Community Delaware consists of 3,000 shares of common stock, par value $0.01 per share, 1,000 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by Southeast Texas.

          2.4.3    The authorized capital stock of Community Bank & Trust consists of 200,000 shares of capital stock, par value $100.00 per share, 10,401 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware.

          2.4.4    The authorized capital stock of Port Arthur Abstract consists of 100,000 shares of capital stock, par value $1.00 per share, 50,000 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware.

          2.4.5    The sole member of Southeast Texas Insurance Services Holdings, L.L.C. is Texas Community Delaware. The sole general partner of Southeast Texas Insurance Services, L.P. is Southeast Texas Insurance Services Holdings, L.L.C., and the sole limited partner of Southeast Texas Insurance Services, L.P. is Texas Community Delaware.

          2.4.6    Except as described in Section 2.4.6 of the Disclosure Letter, there are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Southeast Texas, Texas Community Delaware, Community Bank & Trust, or any other direct or indirect subsidiary of Southeast Texas to issue, directly or indirectly, additional shares of capital stock, and there are no outstanding stock appreciation rights or similar rights to participate in the appreciation of the value of the capital stock of Southeast Texas, and no authorization for any of the foregoing has been given. Except as described in Section 2.4.6 of the Disclosure Letter, there are, and as of Closing there will be, no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which Southeast Texas or any subsidiary is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of Southeast Texas. Neither Southeast Texas, Texas Community Delaware nor Community Bank & Trust has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

        2.5    Financial Statements and Records.

          2.5.1    Southeast Texas has delivered to Texas Regional (i) the audited consolidated balance sheet of Southeast Texas and its subsidiaries as of December 31, 2002 and 2001, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended, together with the notes thereto, accompanied by the audit report thereon of the independent certified public accountant who audited such statements (the "Southeast Texas Year End Financial Statements"). The Southeast Texas Year End Financial Statements fairly present the financial position of Southeast Texas and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. In addition, Southeast Texas has delivered to Texas Regional the unaudited balance sheet of Southeast Texas as of September 30, 2003, and the unaudited balance sheet and regulatory report of condition of Community Bank & Trust as of September 30, 2003 and the related unaudited statements of income for each of Southeast Texas and Community Bank & Trust for the nine-month period then ended (collectively, the "Southeast Texas Interim Financial Statements"). The Balance Sheet included within the Southeast Texas Interim Financial Statements is herein referred to as the "Southeast Texas Current Balance Sheet." In the opinion of the management of Southeast Texas, the Southeast Texas Interim Financial Statements also fairly present the financial position of Southeast Texas and Community Bank & Trust as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. The Southeast Texas Year End Financial Statements and the Southeast Texas Interim Financial Statements are collectively referred to hereinafter as the "Southeast Texas Financial Statements." The Southeast Texas Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, Southeast Texas specifically represents to Texas Regional that Southeast Texas and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Southeast Texas Financial Statements, except (a) deposit liabilities and other current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, and (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since December 31, 2002, will have been fully disclosed to Texas Regional. Southeast Texas shall record as liabilities all obligations arising as a result of the consummation of the transactions contemplated by this Agreement at Closing. Such obligations shall include, but not be limited to, required payments under stock appreciation rights agreements and any required payments to settle and terminate material contracts for data processing services and automated teller machine contracts effective as of May 8, 2004, or such other date determined by mutual decision of Texas Regional and Southeast Texas. The Southeast Texas Current Balance Sheet does not reflect such obligations; however, the financial statements provided for purposes of Section 5.9.1 of this Agreement will reflect such liabilities.

          2.5.2    Except as disclosed in Section 2.5.2 of the Disclosure Letter, since December 31, 2001, there have not been any changes which would have a Material Adverse Effect (as hereafter defined) on the financial condition, results of operations, business or prospects of Southeast Texas and its subsidiaries, nor have there been any other events or conditions of any character which individually or in the aggregate have or could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or its subsidiaries.

          2.5.3    The books and records of Southeast Texas and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of Southeast Texas and its subsidiaries are and will be complete, accurate and current in all material respects.

        2.6    Loans.

          2.6.1    All loans included in the assets of Southeast Texas and its subsidiaries, including specifically Community Bank & Trust, and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of Southeast Texas), have been made in the ordinary course of business of Southeast Texas and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of Community Bank & Trust.

          2.6.2    All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of Southeast Texas and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by Southeast Texas (and marked for identification by Texas Regional and Southeast Texas), which listing is herein called the "Related Party Transaction List." In the reasonable opinion of the management of Southeast Texas, the loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

          2.6.3    The reserves for loan losses of Community Bank & Trust (which constitute the total reserves of Southeast Texas) have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management of Southeast Texas, the reserve for loan losses shown on the Southeast Texas Current Balance Sheet (the "Loan Loss Reserve") is adequate in all respects to provide for all losses on loans outstanding as of the date of the Southeast Texas Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all losses on loans outstanding as of that date. Southeast Texas may, prior to the Closing Date, adjust its Loan Loss Reserve to not less than the greater of (a) 1.25% of outstanding loans, or (b) such greater amount as may be required so that the Loan Loss Reserve will be adequate in all respects (in the reasonable judgment of Texas Regional) to provide for all losses on loans outstanding as of the Closing Date. Such adjustment shall be reflected in the financial statements provided for purposes of Section 5.9.1 of this Agreement.

        2.7    Properties.    Except as set forth on Section 2.7A of the Disclosure Letter, Southeast Texas and its subsidiaries, including Community Bank & Trust, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purports to own, including without limitation, all assets and properties reflected on the Southeast Texas Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Southeast Texas Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Southeast Texas Current Balance Sheet or the notes to the Southeast Texas Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Community Bank & Trust from Federal Reserve Banks and the Federal Home Loan Bank of Dallas, or to secure deposits of funds by federal, state or other governmental agencies, (iv) the pledge by Southeast Texas of its stock in Community Bank & Trust to Wells Fargo Bank, N.A., and (v) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. All improvements, buildings and structures located on real estate owned by Southeast Texas and its subsidiaries, and the use by Southeast Texas and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Southeast Texas and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances. All such improvements, buildings and structures located on real estate owned by Community Bank & Trust, and all of the material, tangible personal property owned by Southeast Texas and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted. The main bank of Community Bank & Trust and all branch facilities are located within facilities owned by Community Bank & Trust, except for those facilities which are leased under leases described in Section 2.7A of the Disclosure Letter. A true, correct and complete copy of each lease has been delivered to Texas Regional and the information concerning each such lease in Section 2.7A of the Disclosure Letter is true, correct and complete in all material respects. Each such lease is in full force and effect, no party is in default thereunder and there is no event or condition which with the passage of time or the giving of notice would constitute an event of default thereunder. Listed in Section 2.7B of the Disclosure Letter are all policies of title insurance covering owned or leased properties.

        2.8    Environmental Matters.    Except as described in Section 2.8 of the Disclosure Letter, to the best knowledge of Southeast Texas, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Southeast Texas and its subsidiaries (including any owned by and used in connection with the business of Community Bank & Trust, Port Arthur Abstract, Southeast Texas Title Company. Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P., and any foreclosed properties owned by Community Bank & Trust), or on any real property used by Community Bank & Trust in connection with the business of Community Bank & Trust or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." Included in Section 2.8 of the Disclosure Letter is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional. As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

        2.9    Litigation.    Except as described in Section 2.9 of the Disclosure Letter, no claims have been asserted and no relief has been sought against Southeast Texas or any of its subsidiaries, including Community Bank & Trust, in any pending litigation or governmental proceedings or otherwise which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or any of its subsidiaries. To the best knowledge of Southeast Texas, Southeast Texas and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. The management of Southeast Texas and its subsidiaries is not aware of any material violation by Southeast Texas or any subsidiary of Southeast Texas of any of the foregoing. To the best knowledge of Southeast Texas, Southeast Texas and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. To the best knowledge of Southeast Texas, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Southeast Texas and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Southeast Texas' and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

        2.10    Taxes.    Southeast Texas and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Southeast Texas nor any subsidiary of Southeast Texas is delinquent in the payment of any taxes shown on such returns or reports. Southeast Texas has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Southeast Texas been notified of any proposed examination. There are included in the Southeast Texas Current Balance Sheet, or reflected in the Notes to the Southeast Texas Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Southeast Texas and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended September 30, 2003, for the year ended December 31, 2002, and for all fiscal years prior thereto. Neither Southeast Texas nor any subsidiary of Southeast Texas has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Southeast Texas nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither

Southeast Texas nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        2.11    Contracts.    Except as set forth in Section 2.11 of the Disclosure Letter, neither Southeast Texas nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements, stock option agreements, stock bonus arrangements, stock appreciation rights or other employment benefit arrangements, whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $250,000 for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $3,000,000 in any one fully secured transaction or series of fully secured transactions for a borrower or group of related borrowers, and $1,000,000 in any one other transaction or series of other transactions for a borrower or group of related borrowers; (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Southeast Texas, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material contracts, other than the foregoing, not made in the ordinary course of business. Southeast Texas and its subsidiaries have in all material respects performed obligations required to be performed by them to date under the contracts described or referred to in this Section 2.11. Neither Southeast Texas nor any of its subsidiaries is in default, and no event has occurred which, with notice or the passage of time or action by a third party, could result in a default by Southeast Texas or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities. Southeast Texas and its subsidiaries do not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

        2.12    Approvals; Validity of Agreement.

          2.12.1    The Board of Directors of Southeast Texas has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby, including the merger of Southeast Texas with and into Texas Regional Delaware. The merger of Texas Community Delaware with and into Texas Regional Delaware has been fully approved both by the Board of Directors of Texas Community Delaware and by Southeast Texas as the sole shareholder on behalf of Texas Community Delaware. Shareholders holding voting Southeast Texas Common Shares are the only persons with the power to consider and vote upon the transactions herein described on behalf of Southeast Texas, including the right to vote on the merger of Southeast Texas with and into Texas Regional Delaware. The Principal Shareholders of Southeast Texas have each executed a Shareholders Agreement and Irrevocable Proxy to evidence their consent to and written approval of the transactions herein described, and to evidence their agreement to vote for and support the approval of the transactions at the special shareholders' meeting to be called to consider the merger and have further agreed to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the transactions herein described. The Principal Shareholders own beneficially and of record not less than 48% of the outstanding common stock of Southeast Texas.

          2.12.2    Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of Community Bank & Trust with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Southeast Texas or any subsidiary thereof may be subject; (ii) except as set forth in Section 2.12.2(ii) of the Disclosure Letter, any contract, agreement or instrument to which Southeast Texas or any subsidiary thereof is a party or pursuant to which Southeast Texas or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Southeast Texas or the Certificate of Incorporation or Bylaws of Texas Community Delaware, or the Articles of Association or Bylaws of Community Bank & Trust. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of Southeast Texas vote to approve the merger of Southeast Texas with and into Texas Regional Delaware, except as set forth in Section 2.12.2 of the Disclosure Letter, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Southeast Texas or any subsidiary thereof, including Texas Community Delaware, Community Bank & Trust, Port Arthur Abstract, Southeast Texas Insurance Services Holdings, L.L.C. or Southeast Texas Insurance Services, L.P. is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Texas Community Delaware with and into Texas Regional Delaware, or for the merger of Community Bank & Trust with and into Texas State Bank, in each case as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of Community Bank & Trust with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Southeast Texas or its subsidiaries or upon any of the stock of Southeast Texas or its subsidiaries, except as set forth in Section 2.12.2 of the Disclosure Letter.

          2.12.3    This Agreement constitutes the legal, valid and binding obligation of Southeast Texas and Texas Community Delaware, enforceable against each of Southeast Texas and Texas Community Delaware respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        2.13    Insurance.    Southeast Texas and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Section 2.13 of the Disclosure Letter. Community Bank & Trust's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law, and Community Bank & Trust has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC in all material respects.

        2.14    Benefit Plans and Employee Matters.

          2.14.1    There are no employment contracts or similar agreements providing for employment benefits, other than those created pursuant to agreements included on Section 2.11 of the Disclosure Letter. Except as described in Section 2.14.1 of the Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Southeast Texas or any of its affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement, SAR or other benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          2.14.2    All employee benefit, bonus, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share and vacation plans or programs maintained for the benefit of the current or former employees or directors of Southeast Texas or any subsidiary thereof that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, "Southeast Texas Benefit Plans"), are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Southeast Texas Benefit Plan is subject to Title IV of ERISA. Except for the stock appreciation rights, accrual or acceleration of benefits under other employment agreements as described in Section 2.14.2 of the Disclosure Letter, and the accrual or acceleration of certain benefits under deferred compensation arrangements related to bank owned life insurance also as described in Section 2.14.2 of the Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only material severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically described in Section 2.14.2 of the Disclosure Letter. The Company shall prior to Closing amend all Southeast Texas Benefit Plans to prohibit additional payroll deductions by participants therein after the date of Closing.

          2.14.3    Except as described in Section 2.14.3 of the Disclosure Letter, since December 31, 2002, there has not been any adoption or amendment in any material respect by Southeast Texas or any subsidiary of Southeast Texas of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share (including stock appreciation rights), retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

          2.14.4    There are no collective bargaining agreements or other labor union contracts applicable to any employees of Southeast Texas or any subsidiary thereof. Since December 31, 2001, there has not been any (i) labor dispute, strike, work stoppage or lockout or threat thereof, by or with respect to any employee of Southeast Texas or any subsidiary thereof, or (ii) unfair labor practice charge or complaint against Southeast Texas or any subsidiary pending or threatened before the National Labor Relations Board or any other comparable governmental authority. There has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable governmental authority, and there has been no effort by any labor organization to organize any employees of Southeast Texas or any subsidiary thereof into one or more collective bargaining units.

          2.14.5    Management believes its relations with employees to be good.

        2.15    Absence of Adverse Agreements.    Neither Southeast Texas nor any subsidiary thereof is a party to any agreement or instrument, nor is Southeast Texas or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Southeast Texas or any subsidiary of Southeast Texas.

        2.16    Absence of Certain Changes.    Except as set forth in Section 2.16 of the Disclosure Letter, since December 31, 2002, Southeast Texas and its subsidiaries have not (i) issued or sold any capital stock of Southeast Texas or any of its subsidiaries, or any debt or other obligations (except deposit accounts certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of Community Bank & Trust); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, other than Southeast Texas' regular quarterly cash dividend of $0.25 per share, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock other than as described on Section 2.16(iii) of the Disclosure Letter; (iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Southeast Texas Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights; (viii) made any general wage or salary increase (other than in the ordinary course of business), entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 2002 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of Southeast Texas or any of its subsidiaries; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since December 31, 2001, there has been no change in the financial condition or business prospects of Southeast Texas, Texas Community Delaware or Community Bank & Trust which might result in any Material Adverse Effect on such financial condition or business prospects.

        2.17    Agreements with Directors, Officers and Stockholders.    The name of each director and executive officer of Southeast Texas and each of its subsidiaries, and the name of each holder of five percent (5%) or more of the outstanding capital stock of Southeast Texas, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in Section 2.17 of the Disclosure Letter. Except as set forth in the Related Party Transaction List, no such director, executive officer, stockholder or affiliate has during the period from December 31, 2002 to the date of this Agreement been a party to any transaction with Southeast Texas or any subsidiary (including Community Bank & Trust), other than the purchase of goods or services in an amount equal to less than $10,000 in any single transaction and $50,000 in the aggregate of all such transactions. All transactions with directors, executive officers, 5% stockholders and affiliates are accurately summarized on the Related Party Transaction List. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, neither Southeast Texas nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

        2.18    Affiliated Corporations.    Other than by Community Bank & Trust in the exercise of its trust powers, Southeast Texas knows of no arrangement whereby the stock of any corporation or any other asset is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Southeast Texas or for the shareholders of Southeast Texas.

        2.19    Regulatory Matters and Examination Reports.    Southeast Texas and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Office of Thrift Supervision, (ii) the Federal Deposit Insurance Corporation; and (iii) the Texas Savings and Loan Department. To the best of Southeast Texas' knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in writing to Texas Regional, neither Southeast Texas nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Savings and Loan Department, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does Southeast Texas or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has Southeast Texas or any subsidiary been notified of any proposed examination by any Regulatory Authorities. To the extent permitted by law, Southeast Texas has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to Southeast Texas or any subsidiary thereof during the calendar years 2001, 2002 and to date 2003; (ii) any correspondence between Southeast Texas (or any subsidiary of Southeast Texas) and such agencies during such periods, and (iii) any agreements, arrangements or understandings between Southeast Texas (or any subsidiary of Southeast Texas) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

        2.20    Compliance with Applicable Law.    Southeast Texas and its subsidiaries and the conduct of their respective business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Southeast Texas or any subsidiary, which violation might have a Material Adverse Effect on the condition, business, prospects, properties or assets of Southeast Texas or its subsidiaries.

        2.21    Disclosure.    Neither the Southeast Texas Financial Statements, nor any representation or warranty contained herein, nor any information delivered or to be delivered by Southeast Texas pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the Southeast Texas Financial Statements, nor any of the representations, warranties or other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

        2.22    Finders.    Neither Southeast Texas nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        2.23    Information Provided True and Correct.    None of the information supplied or to be supplied by Southeast Texas for inclusion in (i) the registration statement and the proxy statement referred to herein, (ii) any other applications or documents to be filed with the Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market, Inc. ("Nasdaq"), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Southeast Texas, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Southeast Texas or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of Southeast Texas' knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

        2.24    Opinion of Financial Advisor.    Southeast Texas shall receive the opinion of Alex Sheshunoff & Company, Investment Banking dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be received, is fair to the Southeast Texas shareholders from a financial point of view.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

        Texas Regional and Texas Regional Delaware hereby jointly and severally represent and warrant to, and covenant and agree with, Southeast Texas as follows:

        3.1    Organization.    Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional Delaware is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary power to carry on its business as it is now being conducted.

        3.2    Approvals.    The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the 1934 Act, and the rules and regulations promulgated thereunder.

        3.3    Orders and Decrees.    Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or (iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

        3.4    Finders.    Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker or finder in connection with the transactions contemplated by this Agreement.

        3.5    Common Stock.

          (a)   As of September 30, 2003, the issued and outstanding capital stock of Texas Regional consists of an aggregate of 29,449,088 shares of Class A Voting Common stock, par value $1.00 per share. Pending Closing, it is anticipated that the number of issued and outstanding shares will be increased by the number of shares issued upon exercise of stock options between September 30, 2003, and the date of Closing and by the number of shares issued in connection with other registered public offerings of shares by Texas Regional, including shares issued in other business combination transactions. All of the issued and outstanding shares of Texas Regional's Class A Voting Common stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Texas Regional's Class A Voting Common stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

          (b)   The shares of Texas Regional's Class A Voting Common stock to be issued to the Southeast Texas shareholders pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and may be traded subject to compliance with applicable securities laws and regulations.

        3.6    Financial Information.    The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 2001 and 2002 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2002, together with the notes thereto, included in Texas Regional's Form 10-K for the year ended December 31, 2002, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of September 30, 2003 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows included in Texas Regional's Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the "Texas Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

        3.7    Absence of Changes.    Since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

        3.8    Litigation.    There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject which is material to Texas Regional and its subsidiaries taken as a whole.

        3.9    Taxes.    Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports. Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination. There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended September 30, 2003, for the year ended December 31, 2002, and for all fiscal years prior thereto. Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

        3.10    Reports.    Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Federal Reserve Board, and (iii) the Texas Department of Banking. To the best of Texas Regional's knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.11    Compliance with the Law.    Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

        3.12    Statements True and Correct.    None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred to in this Agreement; (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Southeast Texas, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional's knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

        3.13    Opinion of Financial Advisor.    Texas Regional shall receive the opinion of First Southwest Company, dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be paid as herein described, is fair to Texas Regional from a financial point of view.

ARTICLE 4

SPECIAL COVENANTS

        4.1    Stockholder Approval by Southeast Texas.    Subsequent to the execution and delivery of this Agreement, and after the Registration Statement (as hereafter described) has been declared effective by the SEC, the Board of Directors of Southeast Texas agrees to cause Southeast Texas to submit this Agreement and the Merger herein described to the stockholders of Southeast Texas, for their authorization and approval, in accordance with applicable provisions of law. Southeast Texas agrees to recommend this Agreement and the transactions contemplated thereby to the Southeast Texas stockholders. This Agreement and the proposed merger of Community Bank & Trust with and into Texas State Bank have already been approved by the Board of Directors of Southeast Texas and Community Bank & Trust and by Texas Community Delaware as the sole shareholder of Community Bank & Trust. This Agreement and the proposed merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware have already been approved by the Board of Directors of Texas Community Delaware and by Southeast Texas as the sole shareholder of Texas Community Delaware.

        4.2    Reports and Proxy Statement Information.    Southeast Texas agrees to provide any and all information as may be reasonably required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional's agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the Texas Regional Common Stock to be issued in the connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by Southeast Texas shareholders of the transaction herein described (collectively, the "Southeast Texas Information"). Southeast Texas hereby represents and warrants that the Southeast Texas Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.3    Access.    From and after the date of this Agreement, Southeast Texas and Community Bank & Trust shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, and permit such persons access to the physical facilities of Southeast Texas and Community Bank & Trust, at all reasonable times during usual banking hours, and under Southeast Texas and Community Bank & Trust personnel supervision. Representatives of Texas Regional shall be furnished with true and complete copies of records and information reasonably requested concerning the affairs of Southeast Texas and its subsidiaries.

        4.4    Environmental Inspection.    Southeast Texas expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Southeast Texas and its subsidiaries, including Community Bank & Trust, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. Southeast Texas agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Southeast Texas and Community Bank & Trust as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Southeast Texas and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. Any and all costs of third parties associated with obtaining such information shall be borne by Texas Regional and Texas Regional shall indemnify Southeast Texas from any damage caused by Texas Regional or any third party acting on its behalf in performing such tests. Except for the cleanup and removal of Hazardous Material Contamination at the Tyler main branch facility acquired from Secured Trust Company in 2003, in the event such tests indicate the presence of Hazardous Material Contamination, the cost of removing such Hazardous Material Contamination shall be paid by Southeast Texas prior to Closing. Southeast Texas shall have effected the clean up of any such Hazardous Material Contamination to the satisfaction of Texas Regional prior to the Closing.

        4.5    Action by Southeast Texas Prior to Closing.

          4.5.1    From and after the date of this Agreement until the Closing Date, Southeast Texas will (and Southeast Texas will cause its subsidiaries, including Community Bank & Trust, to):

            (i)  carry on its business in accordance with prudent banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

           (ii)  maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditures outside of the ordinary course of business and not make or commit to make any capital expenditures (whether or not in the ordinary course of business) in excess of an aggregate of $250,000;

          (iii)  maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (iv)  perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

           (v)  use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

          (vi)  use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

         (vii)  maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as "GAAP"), and in particular to (a) fully accrue all expenses as required by GAAP, and (b) expense such items as are required to be expensed and not capitalized in accordance with GAAP;

        (viii)  not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

          (ix)  not pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

           (x)  not hire any new management personnel, or change the duties or job classifications of any management personnel at (or comparable to) the level of Senior Vice President of Community Bank & Trust or above, or change the amount or rate of compensation of any personnel at (or comparable to) the level of Senior Vice President of Community Bank & Trust or above, without the prior written consent of Texas Regional, except that (i) Community Bank & Trust may continue efforts to recruit trust and loan officers for the Tyler branch of Community Bank & Trust, (ii) Community Bank & Trust may also make increases in compensation to its employees in accordance with its current policy, and (iii) Community Bank & Trust may make increases in compensation for officers if approved in advance by Texas Regional, and may make payments under the existing Board of Directors approved incentive compensation plan to the persons and in the amounts previously disclosed in writing to Texas Regional;

          (xi)  not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares, except for (a) intercompany dividends paid by Community Bank & Trust to Texas Community Delaware, (b) intercompany dividends paid by Texas Community Delaware to Southeast Texas and (c) regular quarterly cash dividends in the amount of $0.25 per Southeast Texas common share on or about the quarterly dividend declaration and payment dates consistent with Southeast Texas' historic practice;

         (xii)  not issue commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding; and

        (xiii)  fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness.

          4.5.2    Without limiting the foregoing, between the date hereof and the date of Closing, Southeast Texas specifically covenants and agrees that Southeast Texas will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business, or significant expenses outside of the ordinary course of business, unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, neither Southeast Texas nor any subsidiary of Southeast Texas will increase expenses in any material way (either individually or in the aggregate), nor will Southeast Texas nor any subsidiary of Southeast Texas make any changes in its capital structure unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction, except that Community Bank & Trust may continue its plans to open a new branch location in Lufkin, Texas, as previously disclosed to Texas Regional.

          4.5.3    Provided that seeking such approvals is in accordance with applicable banking law and regulations, Southeast Texas covenants that neither it nor any of its subsidiaries will make

            a.     a fully collateralized loan, nor commit to make a fully collateralized loan, to any one borrower or group of related borrowers as a result of which the total loans to that group would exceed $3,000,000 (whether in one transaction or a series of transactions) without the prior approval of Texas Regional, and

            b.     any other loan, nor commit to make any other loan, to any one borrower or group of related borrowers as a result of which the total loans to that group would exceed $1,000,000 (whether in one transaction or a series of transactions) without the prior consent of Texas Regional.

          4.5.4    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Southeast Texas covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property (other than other real estate owned by Community Bank & Trust which is sold in the ordinary course of business of Community Bank & Trust) without the prior written consent of Texas Regional other than as permitted pursuant to section 4.5.1 hereof.

          4.5.5    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, except for purchases of equipment disclosed in Section 4.5.5 of the Disclosure Letter, Southeast Texas agrees that, other than reasonable, necessary and appropriate expenses incident to this transaction (all of which shall be fully paid or accrued prior to closing), no expenses outside of the ordinary course of business shall be charged to Southeast Texas or Community Bank & Trust, and no material contracts, and no other obligations outside of the ordinary course of business, shall be entered into or incurred by Southeast Texas or any subsidiary thereof, including Community Bank & Trust, prior to closing without Texas Regional's prior written consent.

          4.5.6    Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Southeast Texas specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with fixed rates or with weighted-average maturities of greater than five years from the date of investment unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, Southeast Texas covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction.

          4.5.7    From and after the date of this Agreement until the Closing Date, Southeast Texas will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational document of Southeast Texas or any subsidiary thereof, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

          4.5.8    Southeast Texas and Community Bank & Trust shall terminate all existing data processing contracts, if any (including item processing service contracts, if any) and automated teller machine system contracts, in each case effective as of May 8, 2004 or on such date as is determined by Texas Regional following consultation with Southeast Texas. All costs and expenses related to such terminations, if any, shall be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to Closing.

          4.5.9    Prior to Closing, Southeast Texas shall obtain extended reporting period coverage (sometimes referred to as "tail coverage") for the Southeast Texas directors' and officers' insurance policy that is in effect as of the date of this Agreement (which policy provides limits of liability in the amount of $13,000,000, with a retention of $75,000, or the other continuation of such coverage, for a period of two (2) years following Closing. The full amount of the premium and other cost thereof shall be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to Closing.

        4.6    Employee Benefits.    Each former Southeast Texas (or Community Bank & Trust) employee who becomes an employee of Texas Regional or Texas State Bank at the time of Closing (each a "Continuing Employee") will be given credit for any period of service with Community Bank & Trust for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continuing Employee's behalf will only include compensation paid by Texas State Bank following the date of Closing. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continuing Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries. Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional's obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits. Each Continuing Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service, including vacation, medical coverage, and dental coverage (if any).

        4.7    Regulatory Approvals and Registration Statement.    Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. Texas Regional shall keep Southeast Texas reasonably informed as to the status of such applications and make available to Southeast Texas, upon reasonable request by Southeast Texas from time to time, copies of such applications and any supplementary filed materials. Texas Regional shall file with the SEC a registration statement (the "Registration Statement") relating to the shares of Texas Regional Common Stock to be issued to the shareholders of Southeast Texas pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. Southeast Texas and its shareholders shall cooperate fully with Texas Regional in connection with the registration of the shares and shall be provided an opportunity to review and provide comments, prior to their filing, on any registration statement prepared in connection with the registration of the shares to be distributed to Southeast Texas shareholders by Texas Regional in connection with the merger. Without limiting the foregoing, Southeast Texas specifically agrees to provide any information Texas Regional or its advisors may require in connection with registration of the shares and Southeast Texas agrees to use the proxy statement included within the registration statement for purposes of solicitation of proxies in connection with the special meeting of the Southeast Texas shareholders called to consider the merger transaction. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of Southeast Texas, at the time of the shareholders' meeting of Southeast Texas and at the Effective Time, the proxy statement/prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Texas Regional shall timely file all documents required to obtain all necessary blue sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Texas Regional shall promptly and properly prepare and file at Texas Regional's expense (i) any application or notification required by Nasdaq to notify Nasdaq of the issuance of shares of Texas Regional Common Stock pursuant to this Agreement, and (ii) any filings required under the 1934 Act relating to the transactions contemplated herein.

        4.8    Consummation of Agreement.    Texas Regional shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

        4.9    Termination of Employment Contracts and Employee Benefit Plans.    Prior to Closing, and except as specifically agreed in writing by Texas Regional, Southeast Texas will terminate (without liability or penalty to Southeast Texas, any subsidiary of Southeast Texas, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by Southeast Texas) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees (collectively, the "Employment Contracts"), and any vacation benefit or other employee benefit plan, except for those specifically approved for continuation in writing by Texas Regional. Without limiting the generality of the foregoing, at or prior to Closing Community Bank & Trust and Southeast Texas shall terminate and discharge by payment or otherwise any accrued and unused vacation pay or benefit to which any employee of Community Bank & Trust or Southeast Texas may be entitled, so that there shall be no accrued vacation liability as of the date of Closing. All costs and expenses related to any of the foregoing shall be fully paid or accrued by Community Bank & Trust or Southeast Texas prior to Closing.

        4.10    Termination of SAR's.    All of the SAR's shall have been fully discharged by payment and there shall be no continuing liability of Southeast Texas, Texas Regional or Texas State Bank, or any other party, with respect thereto. The cost of payment or termination of all SAR obligations shall be fully paid for, expensed and accrued prior to Closing, including any taxes or other obligations with respect thereto. Southeast Texas shall provide evidence of the termination of the SAR's in form and content reasonably satisfactory to Texas Regional.

        4.11    Conversion of Preferred.    As of the date hereof, Southeast Texas represents to Texas Regional that the only outstanding series of preferred shares of Southeast Texas is the Series D 6% Preferred Stock of Southeast Texas (the "Series D Preferred Shares"). Southeast Texas shall take such action as may be required to cause all of the issued and outstanding shares of Series D Preferred Shares to be converted to Common Stock not less than thirty (30) days prior to the date of Closing. Southeast Texas shall provide evidence to Texas Regional that all shareholders holding shares of Series D Preferred Shares shall have elected to convert their Series D Preferred Shares to Southeast Texas Common Shares, under the terms of the Statement of Determination of Rights and Preferences of Series D 6% Preferred Stock of Southeast Texas Bancshares, Inc., in form and content reasonably satisfactory to Texas Regional.

        4.12    Confidentiality.    In order to assist each of Texas Regional and Southeast Texas in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and Southeast Texas (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information"). The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and Southeast Texas agree as follow:

          (a)    No Disclosure.    Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

          (b)    Compelled Disclosure.    In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.12. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.12, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished. In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

          (c)    Return of Confidential Information.    In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party's request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

          (d)    Disclosure of Tax Treatment or Tax Structure.    Notwithstanding anything set forth hereinto the contrary (including the provisions set forth in this Section 4.12 or 4.13) or in any other agreement to which a party hereto is bound, the parties hereto (and any employee, representative or other agent of any of the parties are hereby expressly authorized to disclose the "tax treatment" and "tax structure" (as those terms are defined in Treas. Reg. §§ 1.6011-4(c)(8) and (9), respectively) of the Merger and other transaction contemplated by this Agreement and as and to the extent otherwise required or permitted by law.

        4.13    Public Announcement.    The press release issued to announce the execution hereof, and any subsequent press release shall be prepared and issued by Texas Regional. Southeast Texas shall not issue any press release or otherwise make any public statement about the transaction herein described without the express prior written consent of Texas Regional. Any press release concerning this transaction issued by Texas Regional prior to closing will be subject to the prior review of Southeast Texas, to the extent reasonably practicable under the circumstances. If it is not practicable to permit prior review by Southeast Texas of any such press release, Texas Regional shall nonetheless use its best efforts to provide prompt notification of the issuance of such press release to Southeast Texas. Texas Regional shall use reasonable efforts to provide Southeast Texas an opportunity to review and approve any proposed press release concerning the transactions herein described. Notwithstanding the foregoing, Texas Regional shall not be required to delay issuance of a press release in providing such opportunity to review and approve, and may, upon the advice of its securities counsel that such disclosure is necessary or advisable under federal securities laws, or otherwise in its discretion for reasonable business purposes, issue any press release it may deem advisable even in the absence of having provided Southeast Texas an opportunity to review and approve. If any press release is not made mutually by Texas Regional and Southeast Texas, Southeast Texas may issue a separate press release in form acceptable to Texas Regional.

        4.14    Disclosure Letter.    Within fifteen (15) days following the execution hereof, Southeast Texas shall deliver to Texas Regional its Disclosure Letter which will be marked for identification by each of Texas Regional and Southeast Texas (the "Disclosure Letter"). Texas Regional shall be entitled to review the information contained in the Disclosure Letter and Southeast Texas shall provide to Texas Regional any supplemental information reasonably requested by Texas Regional related to disclosures contained therein. At any time within ten (10) days following the delivery of both the Disclosure Letter and any requested supplemental information, Texas Regional shall be entitled to terminate this Agreement and neither party shall have any further rights or obligations hereunder. Prior to Closing, Southeast Texas shall deliver to Texas Regional an updated Disclosure Letter reflecting any material changes from the information as presented in the original Disclosure Letter that may have occurred since the date of execution hereof.

        4.15    Non-Survival of Representations and Warranties.    Texas Regional and Southeast Texas acknowledge and agree that each of the representations and warranties of each of them as herein set forth, and any covenants and agreements that do not expressly by their terms apply to time periods following the Closing, shall not survive the Closing and consummation of the transactions herein described.

        4.16    Due Diligence Review; No Material Adverse Change.    Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Southeast Texas and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

        In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

        5.1    Compliance with Representations and Covenants.    The representations and warranties made by Southeast Texas in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Southeast Texas shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of Southeast Texas in his capacity as such and dated the Closing Date, a certificate, signed by the President of Texas Community Delaware, and a certificate, signed by the President of Southeast Texas in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

        5.2    Shareholder Approval.    By vote of the requisite percentage of the shareholders of Southeast Texas, the shareholders shall have approved the transaction at a duly called meeting of the shareholders. Southeast Texas shall have delivered to Texas Regional a certificate signed by the President and Secretary of Southeast Texas in his or her capacity as such, confirming the approval by the requisite vote of the shareholders of Southeast Texas of the Merger and other transactions herein described.

        5.3    Dissenters.    Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of Southeast Texas shall have exercised dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

        5.4    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and the merger of Community Bank & Trust with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

        5.5    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Southeast Texas or any of its subsidiaries which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or any of its subsidiaries. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of Southeast Texas and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any set of circumstances or events which, individually or in the aggregate, would or could constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, prospects, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

        5.6    Opinion of Counsel.    Prior to closing, Southeast Texas shall deliver to Texas Regional the opinion of Southeast Texas' counsel, in form and content satisfactory to Texas Regional, to the effect that

            (i)  Southeast Texas is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

           (ii)  the authorized capital stock of Southeast Texas consists of (i) 10,000,000 shares of common stock, par value of $10.00 per share, of which a total of 2,264,692 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable, and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued or outstanding. To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Southeast Texas to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, and there are no stock appreciation rights or similar rights outstanding, and no authorization for any of the foregoing has been given;

          (iii)  Texas Community Delaware is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

          (iv)  the authorized capital stock of Texas Community Delaware consists of 3,000 shares of capital stock, par value of $0.01 per share, of which 1,000 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Southeast Texas, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Texas Community Delaware to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

           (v)  Community Bank & Trust is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas;

          (vi)  the authorized capital stock of Community Bank & Trust consists of 200,000 shares of capital stock, par value of $100.00 per share, of which 10,401 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Community Bank & Trust to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

         (vii)  Port Arthur Abstract is duly organized, validly existing and in good standing under the laws of the State of Texas and the authorized capital stock of Port Arthur Abstract consists of 100,000 shares of capital stock, par value $1.00 per share, of which 50,000 shares are validly issued, fully paid, nonassesable, and owned beneficially and of record by Texas Community Delaware, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Community Bank & Trust to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

        (viii)  Southeast Texas Insurance Services Holdings, L.L.C. is duly organized, validly existing and in good standing as a limited liability company under the laws of the state of Texas, is licensed as a general insurance agent in Texas, and the sole member of Southeast Texas Insurance Services Holdings, L.L.C. is Texas Community Delaware;

          (ix)  Southeast Texas Insurance Services, L.P. is duly organized and validly existing as a limited partnership under the laws of the state of Texas, and is licensed as a general insurance agent in Texas, and the sole general partner of Southeast Texas Insurance Services, L.P. is Southeast Texas Insurance Services Holdings, L.L.C. and the sole limited partner of Southeast Texas Insurance Services, L.P. is Texas Community Delaware;

           (x)  this Agreement has been duly authorized by all necessary corporate action on the part of Southeast Texas, its directors and shareholders, and by Texas Community Delaware, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of Southeast Texas enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

          (xi)  this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Southeast Texas, the Certificate of Incorporation or Bylaws of Texas Community Delaware, the Articles of Association or Bylaws of Community Bank & Trust, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Southeast Texas, Texas Community Delaware or Community Bank & Trust is a party or is bound, or any law, regulation, judgment or order binding on any of them;

         (xii)  the merger of Community Bank & Trust with and into Texas State Bank has been duly authorized by all necessary corporate action on the part of Community Bank & Trust, its directors and shareholders, and the consummation of the merger of Community Bank & Trust with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws Community Bank & Trust, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Southeast Texas, Texas Community Delaware or Community Bank & Trust is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

        (xiii)  the SAR's and the Employment Contracts have been terminated, except to the extent otherwise agreed in writing by Texas Regional.

        5.7    No Material Adverse Change.    No change shall have occurred in the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries which could or would constitute a Material Adverse Effect on such condition, financial position or business prospects.

        5.8    Consents, Approvals and Estoppel Certificates.    Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Southeast Texas or any of its subsidiaries, or by which Southeast Texas or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Southeast Texas or any subsidiary of Southeast Texas and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Southeast Texas or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

        5.9    Net Worth; Dividends.

          5.9.1    The net worth of Southeast Texas, calculated in accordance with applicable regulatory requirements, shall be not less than $107,000,000, after accounting for the costs and expenses incurred by Southeast Texas and its subsidiaries contemplated hereby or incurred in anticipation of the consummation of the transactions herein described. The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and Southeast Texas), prepared in accordance with generally accepted accounting principles consistently applied (after marking the entire investment portfolio to market and after adjustment of the Loan Loss Reserve as permitted in this Agreement), of Southeast Texas, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of Southeast Texas constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to Closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the Per Share Stock Consideration and the Per Share Cash Consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth. The reduction in the purchase price shall be divided between cash and stock based on the proportion that each bears to the total purchase price with the number of shares based on the same average price as used to determine the total shares to be issued in the merger transaction.

          5.9.2    Southeast Texas Bancshares shall not have paid any dividends or have made any distributions in respect of its capital stock prior to closing other than the regular quarterly dividend on common stock of $0.25 per share and required dividends on outstanding preferred stock of Southeast Texas Bancshares.

          5.9.3    For purposes of this Agreement, the term "net worth" as of any measurement date shall mean the sum of common stock, surplus, accumulated other comprehensive income or loss and retained earnings, less the cost of any treasury stock, of Southeast Texas Bancshares and Community Bank & Trust (after marking the entire investment portfolio to market and after adjustment of the Loan Loss Reserve as permitted in this Agreement), as determined in accordance with generally accepted accounting principles on a consolidated basis.

        5.10    Expenses and Termination of Certain Agreements.

          5.10.1    All costs and expenses of Southeast Texas and its subsidiaries related to the consummation of the transactions herein described shall be fully paid or accrued by Southeast Texas prior to closing.

          5.10.2    Without limiting the generality of the foregoing, all of Southeast Texas' or Community Bank & Trust's data processing contracts (including item processing service contracts, if any), automated teller machine system contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts shall be terminated by Southeast Texas or Community Bank & Trust prior to closing on a date to be coordinated with Texas Regional, except (i) for those contracts that have been approved for continuation in writing by Texas Regional prior to Closing; and (ii) the data processing contracts (including item processing service contracts, if any) and automated teller machine system contracts shall be terminated effective as of May 8, 2004, or such other date determined by mutual decision of Texas Regional and Southeast Texas. All costs and expenses related to such terminations shall also be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to closing. The conversion of Community Bank & Trust to Texas Regional's data processing system will take place on a target conversion date of May 8, 2004, or other date determined by mutual decision of Texas Regional and Southeast Texas, and Southeast Texas shall give all notices required under the relevant contracts and shall otherwise coordinate with Texas Regional as and to the extent required prior to Closing, to permit implementation of the conversion on such date. The cost of termination and conversion of the existing data processing services agreement shall be paid or accrued by Southeast Texas prior to Closing.

        5.11    Declaration of Effectiveness of Registration Statement and Other Approvals.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Southeast Texas, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional. Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

        5.12    Closing Price of Texas Regional Stock.    The average closing sale price of the Texas Regional Class A Voting Common Stock as reported on the Nasdaq Stock Market, Inc.'s National Market

System, during either the Determination Period or the ten consecutive trading days ending one business day prior to the closing, shall not have been less than an average of $28.00 per share.

        5.13    Opinion of Financial Advisor.    Texas Regional shall have received the opinion of First Southwest Company, dated prior to the date of the proxy statement, to the effect that, as of such date, the transaction, including the consideration to be paid as herein described, is fair to Texas Regional from a financial point of view, and such opinion shall not have been withdrawn or materially and adversely modified.

        5.14    Fiduciary Responsibility.    In addition to any other right to terminate herein provided, Texas Regional shall have the right to terminate its obligations under this Agreement to consummate the transaction described herein if the Texas Regional Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SOUTHEAST TEXAS

        The obligations of Southeast Texas under this Agreement are subject, in the discretion of Southeast Texas, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

        6.1    Compliance with Representations and Covenants.    The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Southeast Texas shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

        6.2    Shareholder Approval.    The shareholders of Southeast Texas shall have approved the Merger at a duly called meeting of the shareholders.

        6.3    Regulatory Approvals.    Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and the merger of Community Bank & Trust with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

        6.4    Litigation.    On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions, and Southeast Texas shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

        6.5    Declaration of Effectiveness of Registration Statement.    The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Southeast Texas and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

        6.6    Due Diligence Review; No Material Adverse Change.    Southeast Texas and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Texas Regional and its subsidiaries during the period from the date hereof to the time of Closing. Southeast Texas shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Southeast Texas in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries. As a condition to Southeast Texas electing to terminate its obligations under this Section or otherwise because there has occurred a fact, event of condition which could have a Material Adverse Effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries, Southeast Texas shall pay to Texas Regional a fee in the amount of $500,000 (the "Termination Fee") in part to reimburse Texas Regional for the costs incurred by Texas Regional in connection with preparation for consummation of the transaction.

        6.7    Closing Price of Texas Regional Stock.    he average closing sale price of Texas Regional Class A Voting Common Stock as reported on the Nasdaq Stock Market, Inc.'s National Market System, during either the Determination Period or the ten consecutive trading days ending one business day prior to the closing, shall not have been less than an average of $28.00 per share. In the limited context of a termination as a result of the failure of the condition described in this Section 6.7 that the average closing price has not met the threshold described in this Section 6.7, Southeast Texas Bancshares shall not be required pay the Termination Fee to Texas Regional.

        6.8    Opinion of Financial Advisor.    Southeast Texas shall have received the opinion of Alex Sheshunoff & Company, Investment Banking dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be received, is fair to the Southeast Texas shareholders from a financial point of view, and such opinion shall not have been withdrawn or materially and adversely modified.

        6.9    Fiduciary Responsibility.    n addition to any other right to terminate herein provided, Southeast Texas shall have the right to terminate its obligations under this Agreement to consummate the transaction described herein if the Southeast Texas Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction. As a condition to Southeast Texas Bancshares electing to terminate its obligations pursuant to the foregoing, Southeast Texas Bancshares shall pay the Termination Fee to Texas Regional.

        6.10    Opinion of Counsel.    Prior to closing, Texas Regional shall deliver to Southeast Texas the opinion of Texas Regional's counsel, in form and content satisfactory to Southeast Texas, to the effect that

            (i)  Texas Regional is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

           (ii)  this Agreement has been duly authorized by all necessary corporate action on the part of Texas Regional, and this Agreement constitutes the valid and binding obligation of Texas Regional enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally; and

          (iii)  this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Texas Regional, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Texas Regional is a party or is bound, or any law, regulation, judgment or order binding on Texas Regional.

ARTICLE 7

CLOSING OBLIGATIONS

        7.1    Texas Regional Obligations.    At the Closing, Texas Regional shall deliver the following:

          7.1.1    Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the forms required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware;

          7.1.2    Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and Texas Regional Delaware of resolutions authorizing and approving the merger transaction;

          7.1.3    Certificates of Existence of each of Texas Regional (issued by the Secretary of State of Texas), Texas Regional Delaware (issued by the Secretary of State of Delaware) and Texas State Bank (issued by the Texas Department of Banking) in each case dated as of a date not more than five days prior to the Closing;

          7.1.4    Certificate of Good Standing of each of Texas Regional (issued by the Texas Comptroller of Public Accounts), Texas Regional Delaware (issued by the Secretary of State of Delaware) and Texas State Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

          7.1.5    Authorization to the Texas Regional Exchange Agent to issue and deliver the Per Share Stock Consideration and the Per Share Cash Consideration, after all adjustments have been made as herein described, to the former Southeast Texas shareholders; and

          7.1.6    Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Southeast Texas to consummate the transaction herein described.

        7.2    Southeast Texas Obligations.    At the Closing, Southeast Texas shall deliver the following to Texas Regional:

          7.2.1    Each of: (a) Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Southeast Texas with and into Texas Regional Delaware; (b) Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of Delaware law, providing for the merger of Texas Community Delaware with and into Texas Regional Delaware; and (c) Articles of Merger, in the form required to be delivered for filing with the Texas Banking Department, and any notification required to be delivered to the Texas Savings and Loan Department, in each case pursuant to applicable provisions of Texas law providing for the merger of Community Bank & Trust with and into Texas State Bank.

          7.2.2    Officer's Certificates of Southeast Texas, Texas Community Delaware and Community Bank & Trust, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Southeast Texas, the approval by the Board of Directors of each of Southeast Texas, Texas Community Delaware and Community Bank & Trust, and by the shareholders of Southeast Texas, by Southeast Texas as the sole shareholder of Texas Community Delaware, and by Texas Community Delaware as the sole shareholder of Community Bank & Trust, in each case authorizing and approving the transaction.

          7.2.3    Certificates of Existence of each of Southeast Texas (issued by the Secretary of State of Texas), Texas Community Delaware (issued by the Secretary of State of Delaware) and Community Bank & Trust (issued by the Texas Savings and Loan Department) in each case dated as of a date not more than five days prior to the Closing;

          7.2.4    Certificate of Good Standing of each of Southeast Texas (issued by the Texas Comptroller of Public Accounts), Texas Community Delaware (issued by the Secretary of State of Delaware) and Community Bank & Trust (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

          7.2.5    Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and to effect the merger of Community Bank & Trust with and into Texas State Bank;

          7.2.6    An opinion of Southeast Texas' counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

          7.2.7    Such other documents, certificates, and other items as may be required to be delivered by Southeast Texas pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

        7.3    Transmittal Materials.    Provided that Southeast Texas has provided shareholder and other information in the required form at or prior to the time requested by Texas Regional, letters of transmittal and accompanying instructions will be mailed by Texas Regional or Texas Regional's transfer agent to shareholders of record of Southeast Texas within five (5) business days following the closing.

ARTICLE 8

MISCELLANEOUS

        8.1    Brokers.    Texas Regional and Southeast Texas agree that no broker or finder has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder's fee with respect to this Agreement, the merger of Community Bank & Trust with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party. Texas Regional and Texas State Bank will not be responsible for any brokerage or finders fees and will be indemnified by the Southeast Texas shareholders from any liability for brokerage or finders fees in connection with the transactions.

        8.2    Expenses.

          8.2.1    The shareholders of Southeast Texas shall bear and be responsible for personal expenses which they may incur in connection with the transaction contemplated hereby, and no part of such personal expenses shall be borne by Southeast Texas, Community Bank & Trust or Texas Regional. Southeast Texas shall bear and be responsible for its own attorney's fees and other expenses, including the cost of soliciting proxies and conducting the shareholders' meeting called to consider the merger transactions (all of which must be reasonable in amount and all of which shall be fully paid or accrued prior to closing). Without limiting the generality of the foregoing, Southeast Texas shall be responsible for investment banking advisory fees charged to Southeast Texas by Alex Sheshunoff & Company, Investment Banking, pursuant to separate agreement with Southeast Texas.

          8.2.2    Texas Regional shall bear and be responsible for its own attorney's fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein. Without limiting the generality of the foregoing, Texas Regional shall be responsible for investment banking advisory fees charged to Texas Regional by First Southwest Company pursuant to separate agreement with Texas Regional.

        8.3    Notices.    Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

        If to Texas Regional or to Texas State Bank, then to:

    Texas Regional Bancshares, Inc.
    3900 North 10th Street, 11th Floor
    McAllen, Texas 78501
    Attention: Mr. Glen E. Roney
                            Chairman of the Board

        with a copy to:

    William A. Rogers, Jr.
    Rogers & Whitley, L.L.P.
    2210 San Gabriel
    Austin, Texas 78705

        If to Southeast Texas, Texas Community Delaware or Community Bank & Trust, then to:

    Southeast Texas Bancshares, Inc.
    535 Calder
    Beaumont, Texas 77704
    Attention: Mr. William G. McNinch,
                            President

        with a copy to:

    Walter Umphrey
    Provost Umphrey
    490 Park
    Beaumont, Texas 77701

        and a copy to:

    Donald E. Wood
    Locke Liddell & Sapp LLP
    3400 JPMorgan Chase Tower
    600 Travis
    Houston, Texas 77002

        8.4    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 8.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

        8.5    Article and Other Headings.    Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.6    Entire Agreement.    This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Southeast Texas.

        8.7    Waivers.    Texas Regional or Southeast Texas may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

        8.8    Governing Law.    This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

        8.9    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

        8.10    Principal Shareholders of Southeast Texas.    Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional a Shareholders Agreement and Irrevocable Proxy in the form attached hereto as Annex B. The execution by each of the Principal Shareholders of Southeast Texas of the Shareholders Agreement and Irrevocable Proxy is a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement and but for the execution of the Shareholders Agreement and Irrevocable Proxy by each of the Principal Shareholders Texas Regional would not execute this Agreement. Pursuant to the Shareholders Agreement and Irrevocable Proxy, each Principal Shareholder that is a director or executive officer of Southeast Texas further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and each agrees not to transfer any Texas Regional stock received by such shareholder in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder, including Rule 145 and applicable provisions of Rule 144. The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

[Remainder of page left blank intentionally;
signature lines follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TEXAS REGIONAL BANCSHARES, INC.
ATTEST:	By:	/s/ G.E. RONEY Glen E. Roney, Chairman of the Board and President
/s/ CAROLYN JOYNER Carolyn Joyner, First Vice President & Secretary/Treasurer
TEXAS REGIONAL DELAWARE, INC.
ATTEST:	By:	/s/ G.E. RONEY Glen E. Roney, President
/s/ R.T. PIGOTT, JR. R. T. Pigott, Jr., Secretary
SOUTHEAST TEXAS BANCSHARES, INC.
ATTEST:	By:	/s/ WILLIAM G. MCNINCH, PRES. William G. McNinch, President
/s/ GEORGE SIMONTON Secretary

APPENDIX B

AGREEMENT AND IRREVOCABLE PROXY

        This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of the            day of November, 2003, by and between Southeast Texas Bancshares, Inc. ("Southeast Texas Bancshares"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of Southeast Texas Bancshares (the "Shareholder").

        Southeast Texas Bancshares and Texas Regional have entered into, or propose to enter into, an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of Southeast Texas Bancshares with and into Texas Regional Delaware, Inc. in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization. As a result of the Merger all of the outstanding shares of Southeast Texas Bancshares common stock will be converted into the right to receive cash and/or shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization.

        As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Southeast Texas Bancshares.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of Southeast Texas Bancshares, the Shareholder hereby covenants and agrees as follows:

        1.     The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of Southeast Texas Bancshares (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of Southeast Texas Bancshares owned, beneficially and of record, by the Shareholder.

        2.     Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and Southeast Texas Bancshares. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of Southeast Texas Bancshares.

        3.     Shareholder hereby irrevocably constitutes and appoints Walter Umphrey and William G. McNinch, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the Southeast Texas Bancshares shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the Southeast Texas Bancshares Shares on any other matters incidental to the consummation of the Merger or incidental to the meeting. SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

        4.     The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

B-1

        5.     The Shareholder hereby specifically covenants and agrees to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the Merger and related transactions. Without limiting the generality of the foregoing, the Shareholder specifically agrees to cooperate fully with Texas Regional in connection with the registration with the Securities and Exchange Commission of the Texas Regional shares to be issued in connection with the Merger.

        6.     The undersigned shareholder acknowledges that if he or she is deemed to be an underwriter under Rule 145 promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), he or she acknowledges that any future disposition by such shareholder of Texas Regional common stock acquired in the Merger must comply with Rule 145 and applicable provisions of Rule 144 promulgated by the SEC pursuant to the Act.

        7.     Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; provided, however, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall result in the nonapplicability of the provisions hereof to any of the Shares.

        8.     This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, or (iii) April 30, 2004.

        THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN THE STATE OF TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

        EXECUTED to be effective as of the date first written above.

Number of shares of Southeast Texas Bancshares, Inc. common stock owned beneficially or of record:	(Shareholder's signature)
(Typed or printed name of Shareholder)

Accepted and acknowledged:

TEXAS REGIONAL BANCSHARES, INC.
By:	Glen E. Roney, Chairman of the Board
SOUTHEAST TEXAS BANCSHARES, INC.
By:	William G. McNinch, President

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APPENDIX C

Form Of Stock Appreciation Rights Redemption And Release Agreement

STOCK APPRECIATION RIGHTS
PAYMENT AND RELEASE AGREEMENT

        This Stock Appreciation Rights Payment and Release Agreement (this "Agreement") is entered into effective this             day of                        , 2004, by and between the undersigned ("Participant"), and Southeast Texas Bancshares, Inc. (the "Company").

        WHEREAS, the Participant is a participant in those Stock Appreciation Rights Plans more particularly described on Exhibit A, attached hereto (the "SAR Plans"), in which the Company has granted the Participant a certain number of stock appreciation rights (the "Rights") pursuant to those certain Stock Appreciation Rights Agreements between the Company and the Participant (the "SAR Agreements");

        WHEREAS, pursuant to the SAR Plans, the Company is required to redeem the Rights held by the Participant upon the sale of all of the stock of the Company;

        WHEREAS, the Company has entered into an Agreement and Plan of Reorganization dated as of November    , 2003 (the "Merger Agreement") with Texas Regional Bancshares, Inc. ("Texas Regional) and Texas Regional Delaware, Inc. ("Texas Regional Delaware"), pursuant to which each share of outstanding stock of the Company will be cancelled and the holder of such share will receive either cash or shares of Texas Regional common stock in exchange for their shares of Company stock (the "Merger");

        WHEREAS, pursuant to the SAR Plans, the Merger causes the unvested Rights of the Participant to be fully vested and requires the Company to redeem all of the Participant's Rights; and

        WHEREAS, the execution of this Agreement by the Company is a condition to the obligation of Texas Regional and Texas Regional Delaware to close the transactions contemplated by the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Participant and the Company hereby agree as follows:

        Consideration; Redemption of Participant's Rights.    Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 4 hereof, and pursuant to and in accordance with the SAR Plans, the Company hereby agrees to pay to the Participant the consideration set forth in Exhibit B, attached hereto, on the    day of                         , 2004 (the "Redemption Date") in exchange for the redemption of all of the Participant's Rights.

        Redemption and Cancellation of Rights.    The Company and Participant hereby agree that the Participant's Rights shall be redeemed and cancelled effective as of the Redemption Date and that no party (or their successors and assigns) to the SAR Agreements shall thereafter have any liability, rights, duties or obligations to any other party (or their successors and assigns) under or in connection with the SAR Agreements. The parties acknowledge and agree that the SAR Agreements shall be null and void and of no further force and effect as of the Redemption Date.

        Release and Settlement of Claims.    The Company and Participant shall be fully and unconditionally RELEASED AND FOREVER DISCHARGED by the other party from their respective obligations arising from or in connection with the SAR Agreements as of the Redemption Date. This Agreement,

as of the Redemption Date, shall fully and finally settle all demands, debts, charges, claims, accounts or causes of action of any nature arising out of or in connection with the SAR Agreements. This Agreement shall constitute a full and complete mutual release with respect to all claims arising out of or in connection with the SAR Agreements as of the Redemption Date.

        Tax Withholding.    The Company may withhold or cause to be withheld from any amounts payable under this Agreement all federal, state, city or other taxes that are required to be withheld by any law or governmental regulation or ruling.

        Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        Benefit.    This Agreement (a) shall be binding upon and shall operate for the benefit of the Company and Participant and each of their respective executors, administrators, representatives, heirs, successors and assigns, (b) embodies the understanding among the parties with respect to the terms and conditions of the redemption of the Participant's Rights (c) supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.

        Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

        Section Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the redemption of the Participant's Rights and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them relating thereto.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

                      SOUTHEAST TEXAS BANCSHARES, INC.

                      By:
                      Name:
                      Title:

                       PARTICIPANT

                      [Name of Participant]

APPENDIX D

TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS
TEXAS BUSINESS CORPORATION ACT

ARTICLES 5.11, 5.12, AND 5.13

Art. 5.11.    Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

        A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1)   Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2)   Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3)   Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1)   the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

            (a)   listed on a national securities exchange;

            (b)   listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

            (c)   held of record by not less than 2,000 holders;

          (2)   the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3)   the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

            (a)   shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

                (i)  listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

               (ii)  approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

              (iii)  held of record by not less than 2,000 holders;

            (b)   cash in lieu of fractional shares otherwise entitled to be received; or

            (c)   any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.    Procedure for Dissent by Shareholders as to Said Corporate Actions

        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)    (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

            (b)    With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2)    Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3)    If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.    Provisions Affecting Remedies of Dissenting Shareholders

        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

APPENDIX E

ALEX SHESHUNOFF & CO.
INVESTMENT BANKING

November 14, 2003

Board of Directors
Southeast Texas Bancshares, Inc.
3535 Calder
Beaumont, Texas 77706

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Southeast Texas Bancshares, Inc. ("SEBT") of the Merger Consideration, as defined below, in the proposed merger between SEBT and Texas Regional Bancshares, Inc., McAllen, Texas (the "Company"). Pursuant to an Agreement and Plan of Merger dated November 14, 2003 (the "Merger Agreement"), the Company has agreed to exchange cash and shares of its common stock equal to $100 per share for each outstanding share of SEBT common stock (the "Merger Consideration"), subject to possible adjustment as determined in the Merger Agreement. Pursuant to the Merger Agreement, SEBT will be merged with and into the Company (the "Merger").

        Alex Sheshunoff & Co. Investment Banking, LP ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Sheshunoff did not advise SEBT in connection with the proposed merger. The type and amount of consideration and the terms and conditions of the Merger were negotiated directly by and between SEBT and the Company.

        In connection with our opinion, we, among other things:

  1.
  Reviewed the Merger Agreement;

  2.
  Evaluated SEBT's consolidated results based upon a review of its annual financial statements for the two-year period ending December 31, 2002 and of the year-to-date ended September 30, 2003;

  3.
  Reviewed Call Report information for the four-year period ending December 31, 2002;

  4.
  Conducted conversations with executive management regarding recent and projected financial performance of SEBT;

  5.
  Compared SEBT's recent operating results with those of certain other banks in the United States that have recently been acquired;

  6.
  Compared SEBT's recent operating results with those of certain other banks located in Texas and selected surrounding states that have recently been acquired;

  7.
  Compared the pricing multiples for SEBT in the Merger to those of certain other banks in the United States that have recently been acquired;

  8.
  Compared the pricing multiples for SEBT in the Merger to those of certain other banks located in Texas and selected surrounding states that have recently been acquired;

  9.
  Analyzed the present value of the after-tax cash flows SEBT could produce through the year 2008, based on assumptions provided by management;

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  10.
  Performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the Merger;

  11.
  Reviewed the historical stock price data and trading volume of the Company's common stock and the lack of any active market for the common stock of SEBT; and

  12.
  Performed such other analyses as it deemed appropriate.

        We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by SEBT for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

        We did not make an independent evaluation of the assets or liabilities of SEBT or the Company, nor were we furnished with any such appraisals. We are not experts in the evaluation of the loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

        We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Company's operations following the Merger.

        Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

        Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of SEBT common stock. Moreover, this letter the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of SEBT and may not be used for any other purpose without our prior written consent.

        Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the SEBT stockholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,
/s/ R. A. Place
ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers of Texas Regional, Inc.

        Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. Exhibits and Financial Statements Schedules.

        (a)    EXHIBIT LIST

Exhibit	Description
2.1	Agreement and Plan of Reorganization by and between Texas Regional Bancshares, Inc. and Southeast Texas Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to Texas Regional Bancshares' Current Report on Form 8-K filed on November 21, 2003).
5.1**	Opinion of Rogers & Whitley, L.L.P. regarding legality of the securities being registered.
8.1*	Opinion of KPMG LLP regarding certain tax aspects of the merger.
23.1	Consent of Rogers & Whitley, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of KPMG LLP
24.1	Power of Attorney of Directors and Officers of Texas Regional Bancshares. Included on the signature page of this Form S-4 and incorporated herein by reference.
99.1*	Form of Proxy Card for Southeast Texas Bancshares, Inc.
99.2*	Form of Election and Transmittal Form (Common Shares)
99.3*	Form of Election and Transmittal Form (Preferred Shares)
99.4*	Consent of Alex Sheshunoff & Co. Investment Banking, L.P.
99.5*	Consent of First Southwest Company

*
Filed herewith.

**
Previously filed.

ITEM 22. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Texas Regional pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of Texas Regional's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6)
  To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Texas Regional of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on February 10, 2004.

TEXAS REGIONAL BANCSHARES, INC.
By:	/s/ G. E. RONEY Glen E. Roney Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen E. Roney as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. E. RONEY Glen E. Roney	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2004
/s/ R. T. PIGOTT, JR. R. T. Pigott, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 10, 2004
/s/ JANIE S. MORAN Janie S. Moran	Controller and Assistant Secretary (Principal Accounting Officer)	February 10, 2004
/s/ MORRIS ATLAS Morris Atlas	Director	February 10, 2004
/s/ FRANK N. BOGGUS Frank N. Boggus	Director	February 10, 2004
/s/ ROBERT G. FARRIS Robert G. Farris	Director	February 10, 2004

/s/ C. KENNETH LANDRUM, M.D. C. Kenneth Landrum, M.D.	Director	February 10, 2004
/s/ DAVID L. LANE David L. Lane	Director	February 10, 2004
/s/ JACK H. MAYFIELD, JR. Jack H. Mayfield, Jr.	Director	February 10, 2004
/s/ JULIE G. UHLHORN Julie G. Uhlhorn	Director	February 10, 2004
/s/ M. M. YZAGUIRRE Mario Max Yzaguirre	Director	February 10, 2004